                                MASTER AGREEMENT
                          THE MULTICARE COMPANIES, INC.

         THIS MASTER AGREEMENT -- THE MULTICARE COMPANIES, INC. is made as of the 27th day of November, 2000, by and among THE MULTICARE COMPANIES, INC., a Delaware corporation ("Multicare"), BERKS NURSING HOMES, INC., a Pennsylvania corporation ("Berks"), LEHIGH NURSING HOMES, INC., a Pennsylvania corporation ("Lehigh"), DELM NURSING, INC., a Pennsylvania corporation ("Sanatoga") (Berks, Lehigh and Sanatoga are each a "Transferor" and are collectively "Transferors") and GENESIS ELDERCARE CORP., a Delaware corporation ("Guarantor"), and ELDERTRUST, a Maryland real estate investment trust ("ET"), and ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("ETOP"; ETOP and ET are collectively referred to herein as the "ET Entities").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Multicare Entities (as hereinafter defined) filed for protection under Chapter 11 of the bankruptcy laws of the United States under the Bankruptcy Proceeding (as hereinafter defined); and

         WHEREAS, Berks is the owner in fee simple of that certain assisted living facility more commonly known as Berkshire Commons a/k/a Park Lane Commons at Berkshire, located in Exeter Township, Berks County, Pennsylvania ("Berkshire ALF"), which is adjacent to a skilled nursing facility also owned by Berks ("Berkshire SNF"); and

         WHEREAS, Lehigh is the owner in fee simple of that certain assisted living facility more commonly known as Lehigh Commons a/k/a Park Lane Commons at Lehigh, located in Lower Macungie Township, Lehigh County, Pennsylvania ("Lehigh ALF"), which is adjacent to a skilled nursing facility also owned by Lehigh ("Lehigh SNF"); and

         WHEREAS, Sanatoga is the owner in fee simple of that certain assisted living facility more commonly known as Sanatoga Commons a/k/a Park Lane Commons at Sanatoga located in Lower Pottsgrove Township, Montgomery County, Pennsylvania ("Sanatoga ALF"), which is adjacent to a skilled nursing facility also owned by Sanatoga ("Sanatoga SNF");and

         WHEREAS, the real property on which each of the Berkshire ALF, the Lehigh ALF and the Sanatoga ALF is located is referred to herein, respectively, as the "Berkshire ALF Property", the "Lehigh ALF Property", and the "Sanatoga ALF Property"; and

         WHEREAS, the real property on which each of the Berkshire SNF, the Lehigh SNF and the Sanatoga SNF is located is referred to herein, respectively, as the "Berkshire SNF Property", the "Lehigh SNF Property", and the "Sanatoga SNF Property"; and


                                     - 1 -
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         WHEREAS, the Berkshire ALF, the Lehigh ALF and the Sanatoga ALF are
sometimes hereinafter referred to individually as an "ALF Facility" and collectively as the "ALF Facilities"; and

         WHEREAS, the Berkshire SNF, the Lehigh SNF and the Sanatoga SNF are sometimes hereinafter referred to individually as an "SNF Facility" and collectively as the "SNF Facilities"; and

         WHEREAS, the Berkshire ALF Property, the Lehigh ALF Property and the Sanatoga ALF Property are sometimes hereinafter referred to individually as an "ALF Property" and collectively as the "ALF Properties"; and

         WHEREAS, the Berkshire SNF Property, the Lehigh SNF Property and the Sanatoga SNF Property are sometimes hereinafter referred to individually as an "SNF Property" and collectively as the "SNF Properties"; and

         WHEREAS, Berks is indebted to ETOP pursuant to the terms and provisions of the Berks Loan Documents (as hereinafter defined); and

         WHEREAS, Lehigh is indebted to ETOP pursuant to the terms and provisions of the Lehigh Loan Documents (as hereinafter defined); and

         WHEREAS, Sanatoga is indebted to ETOP pursuant to the terms and provisions of the Sanatoga Loan Documents (as hereinafter defined); and

         WHEREAS, Guarantor is a guarantor to ETOP pursuant to the terms and provisions of the Guaranties (as hereinafter defined); and

         WHEREAS, Transferors desire to convey the ALF Facilities to the ET Entities, which desire to acquire the ALF Facilities from Transferors, in consideration for which, among other things, the ET Entities shall: (a) forgive the Loans (as hereinafter defined) in full, including without limitation, terminating or assigning the Notes (as hereinafter defined) to Transferors (or their requested assigns) and releasing the Mortgages (as hereinafter defined) of record, terminating the Guaranties and the Loan Documents (as hereinafter defined) and (b) lease the Berks ALF to Assisted Living Associates of Berks, Inc. ("ALA Berks"), a wholly-owned affiliate of Multicare (the "Berks Lease"); lease the Lehigh ALF to Assisted Living Associates of Lehigh, Inc.("ALA Lehigh"), a wholly-owned affiliate of Multicare (the "Lehigh Lease"); and lease the Sanatoga ALF to Assisted Living Associates of Sanatoga, Inc. ("ALA Sanatoga"), a wholly-owned affiliate of Multicare (the "Sanatoga Lease") (the Berks Lease, the Lehigh Lease and the Sanatoga Lease being sometimes hereinafter referred to collectively as the "ALF Facility Leases").

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         NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions of Certain Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "Agreement" means this document entitled "Master Agreement -- The Multicare Companies, Inc.", all exhibits and schedules attached hereto or made a part hereof (which are deemed to be a part hereof) and all amendments to this Agreement which are agreed to in writing and signed by the parties hereto.

         "Asset Transfer Agreements" means, collectively, those certain Asset Transfer Agreements, each dated January 30, 1998, by and between ETOP and Berks, Lehigh and Sanatoga, respectively.

         "Bankruptcy Court" means United States Bankruptcy Court for the District of Delaware.

         "Bankruptcy Proceeding" means the bankruptcy case in connection with that certain petition filed by the Multicare Entities on June 22, 2000, with the Bankruptcy Court under Case No. 00-2494 (PJW) seeking protection under Chapter 11 of the bankruptcy laws of the United States.

         "Berks Guaranty" means that certain guaranty executed by Guarantor for the benefit of ETOP dated as of January 30, 1998, as additional security for the Berks Loan.

         "Berks Loan Documents" means a certain Term Loan Agreement dated as of January 30, 1998, the Berks Note, the Berks Mortgage, the Berks Guaranty, and all loan documents executed in connection therewith, as amended or modified through the date hereof, and relating to a loan from ETOP to Berks (the "Berks Loan").

         "Berks Mortgage" means the open-end mortgage and security agreement executed by Berks as one of the Berks Loan Documents, encumbering the real property described therein (the "Berks Mortgaged Real Property").

         "Berks Note" means a certain secured term note dated as of January 30, 1998, in the original principal amount of $6,269,000.000.

         "Business Day" means a day on which national banking associations are open for the transaction of business in Philadelphia, Pennsylvania.

         "Closing" or "Closing Date" means the date on which the transactions described in the Conveyance and Transfer Agreements (as defined in Section 2) are settled, such date in no event being later than January 31, 2001.


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         "Contract Rights" shall mean all agreements relating to the development, construction and operation of the ALF Properties, such as rights under architect and construction contracts (including rights in plans and specifications), agreements relating to the service and operation of the ALF Properties, such as service, property management, supply and maintenance agreements, and agreements as to off-site improvements or access that are likely to affect the ALF Properties, including agreements relating to pedestrian access, storm water management, road access and improvements, stream preservation, forest remediation, environmental remediation and monitoring, wetlands remediation and the like. Excluded from Contract Rights are any contracts relating to the employment of persons in the performance of assisted living services. Included in Contract Rights are any warranties, guaranties or other assurances relating to the development, construction and operation of the ALF Properties.

         "DIP Lenders" means those certain lenders who are parties to that certain Revolving Credit and Guaranty Agreement dated as of June 22, 2000, involving Multicare and other related parties.

         "Execution Date" means the date on which this Agreement has been fully executed by both parties hereto, which date is November 27, 2000.

         "Financial Reports" shall mean all financial statements of the Transferors and those related to the operation of the ALF Facilities, including any reports provided to regulators and other overseers of operations, dating from the commencement of operation for each of the ALF Facilities.

         "Guaranties" means, collectively, the Berks Guaranty, the Lehigh Guaranty and the Sanatoga Guaranty.

         "HSR" means the Hart-Scott-Rodino Antitrust Act of 1976, as amended from time to time, and as may hereafter be amended.

         "Law" or "Laws" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, permit, licensing or other requirement.

         "Lehigh Guaranty" means that certain guaranty executed by Guarantor for the benefit of ETOP dated as of January 30, 1998 as additional security for the Lehigh Loan.

         "Lehigh Loan Documents" means a certain Term Loan Agreement dated as of January 30, 1998, the Lehigh Note, the Lehigh Mortgage, the Lehigh Guaranty, and all loan documents executed in connection therewith, as amended or modified through the date hereof, and relating to the loan from ETOP to Lehigh (the "Lehigh Loan").

         "Lehigh Mortgage" means the open-end mortgage and security agreement executed by Lehigh as one of the Lehigh Loan Documents, encumbering the real property described therein (the "Lehigh Mortgaged Real Property").

         "Lehigh Note" means a certain secured term note dated as of January 30, 1998, in the original principal amount of $6,665,000.00.

         "Liability" or "Liabilities" shall mean any direct or indirect liability, claim, lien, order, loss, obligation or responsibility, accrued or unaccrued, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement or the notes thereto due or allegedly due to, or mandated by, any and all third parties, including without limitation any government, governmental body or agency, however arising.

         "Licenses and Permits" shall mean all licenses, franchises, privileges, permits, approvals, authorizations, consents, certificates of need and similar documents in connection with the right to use the ALF Facilities, construct and develop the ALF Facilities and operate the ALF Facilities, including a personal care license, all building permits and certificates of occupancy, all variances, special exceptions and other zoning permits and licenses, and all other permits, licenses and other authorizations used in connection with the ALF Properties.

         "Loan Documents" means, collectively, the Berks Loan Documents, the Lehigh Loan Documents and the Sanatoga Loan Documents.

         "Loans" means, collectively, the Berks Loan, the Lehigh Loan and the Sanatoga Loan.

         "Mortgaged Properties" means, collectively, the Berks Mortgaged Property, the Lehigh Mortgaged Property and the Sanatoga Mortgaged Property.

         "Mortgages" means, collectively, the Berkshire Mortgage, the Lehigh Mortgage, the Sanatoga Mortgage.

         "Multicare Entities" means Multicare, Berks, Lehigh, Sanatoga, ALA Berks, ALA Lehigh and ALA Sanatoga.

         "Notes" means, collectively, the Berkshire Note, the Lehigh Note and the Sanatoga Note.

         "Operating Statements" shall mean such quarterly or monthly reports of operations of each of the ALF Facilities which have been prepared and have not previously been provided to the ET Entities within the last twelve (12) months.

         "Order Date" means the date on which the Bankruptcy Court issues its Order approving the transactions described herein, and the expiration of any applicable appeal period without the institution of an appeal.

         "Petition Date" means June 22, 2000.

         "RLAs" shall mean all residential living agreements relating to each of the ALF Properties.

         "Sanatoga Guaranty" means that certain guaranty executed by Guarantor for the benefit of ETOP dated as of January 30, 1998 as additional security for the Sanatoga Loan.

         "Sanatoga Loan Documents" means a certain Term Loan Agreement dated as of January 30, 1998, the Sanatoga Note, the Sanatoga Mortgage, the Sanatoga Guaranty, and all loan documents executed in connection therewith, as amended or modified through the date hereof, and relating to the loan from ETOP to Sanatoga (the "Sanatoga Loan").

         "Sanatoga Mortgage" means the open-end mortgage and security agreement executed by Sanatoga as one of the Sanatoga Loan Documents, encumbering the real property described therein (the "Sanatoga Mortgaged Real Property").

         "Sanatoga Note" means a certain secured term note dated as of January 30, 1998, in the original principal amount of $6,511,000.00.

         2.  Delivery of Property Information for ALF Facilities.

             2.1 Deliverables. Within three (3) days following the Execution Date, the Transferors shall deliver to the ET Entities copies of the following documents and other items, if and to the extent they are in the possession of the Transferors (collectively, the "Deliverables"):

             (a) All material executed and contemplated agreements pertaining to any portions of the ALF Properties, that constitute (or will upon execution and delivery become) Contract Rights.

             (b) The subdivision plat for each of the ALF Properties and any other documentation related to the establishment of each of the ALF Properties as separately subdivided parcels in accordance with all applicable Laws.

             (c) Written notices of actual or potential violations of any laws, ordinances, rules or regulations relating to zoning or environmental matters and/or other violations, disputes or issues with respect to any of the ALF Properties.

             (d) All Licenses and Permits for each of the ALF Properties.

             (e) A list of all lawsuits, arbitrations or other proceedings, other than the Bankruptcy Proceeding, which are pending or which the Multicare Entities have any knowledge of which are threatened, as well as any unsatisfied judgments or attachments, relating to or otherwise directly affecting the Transferors or any of the ALF Properties.

             (f) All RLAs for each of the ALF Facilities.

             (g) All Operating Statements and Financial Reports for each of the Transferors and ALF Facilities. The ET Entities hereby acknowledge receipt of all current Operating Statements and Financial Reports for each of the Transferors and the ALF Facilities.

             (h) A list of the personal property inventory for each of the ALF Properties.

             2.2 Manner of Delivery for Deliverables. The Deliverables shall be provided by the Transferors to the ET Entities in an orderly and organized manner pursuant to one written certification executed by all of the Transferors, dated as of the date of delivery of the Deliverables, stating that Transferors have delivered therewith all Deliverables required to be provided by Transferors with respect to the ALF Properties as set forth in Section 2.1 above (the "Certification").

             2.3 Additional Deliveries. The Transferors shall use best efforts( including the payment of a fee if necessary) to obtain and deliver to the ET Entities as soon as possible following the Execution Date, but in any event by no later than the Closing, copies of all plans and specifications relating to each of the ALF Facilities. In addition, Transferors hereby agree to provide the ET Entities with new, updated certificates of insurance evidencing all fire, liability and other insurance policies presently in effect with respect to each of the ALF Properties at Closing.

         3. Period to Identify Objections. The ET Entities shall have a period of ten (10) Business Days following receipt of the Certification and the Deliverables from the Transferors within which to raise any objections or concerns related to the Deliverables and any and all other objections or concerns relating to any one or more of the ALF Properties, including but not limited to title, survey, environmental, zoning and any other matters relating to the ownership or operation of the ALF Properties (the "Objection Period"). Any objections or concerns raised by the ET Entities shall be provided to the Transferors in writing on or before expiration of the Objection Period ("ET's Objection Notice"). Transferors shall have a period of three (3) Business Days following receipt of ET's Objection Notice within which to advise the ET Entities in one writing regarding whether Transferors will cure and/or otherwise address the items identified in ET's Objection Notice on or before Closing ("Transferors' Notice"). Transferor's notice shall specifically set forth in writing how Transferors will cure and/or address the items identified in ET's Objection Notice. The failure of Transferors to respond within three (3) Business Days to ET's Objection Notice shall be deemed to be an election by Transferors not to cure and/or address the items identified in ET'S Objection Notice. Upon receipt of Transferors' Notice, the ET Entities shall have three
(3) Business Days to advise Transferors in writing whether the ET Entities shall
(i) terminate this Agreement, in which case this Agreement shall be of no further force or effect, and it shall be as if the parties had never entered into this Agreement or (ii) proceed with execution of the Transfer and Conveyance Agreements in accordance with the provisions of this Agreement, subject to Transferors' Agreement to cure and/or address those items that the Transferors have agreed to cure and/or address as set forth in Transferors' Notice ("ET's Election Notice").

         4. Transfer of the ALF Facilities. Provided that the ET Entities have not elected to terminate this Agreement pursuant to Section 3 hereof, upon the later of three (3) days following (i) the date of ET's Election Notice or (ii) the Order Date, the parties hereto will execute for each ALF Property, a separate Conveyance and Transfer Agreement substantially in the form attached hereto and made a part hereof as Exhibit "A". The three documents are referred to collectively as the "Conveyance and Transfer Agreements."

         5. Release and Termination of the Loans. Upon and subject to the occurrence of the Closing on the conveyances required by each of the Conveyance and Transfer Agreements:

             (a) the ET Entities will release each of the Mortgaged Properties from the lien of the Mortgages and the Loans of record (including, without limitation, the Sanatoga Mortgage which encumbers both the Sanatoga ALF and the Sanatoga SNF, the Berks Mortgage which encumbers the Berks SNF and the Lehigh Mortgage which encumbers the Lehigh SNF), terminate the Guaranties and the Asset Transfer Agreements, return to Multicare the Notes, and take such further steps as are customary to achieve the objectives of the parties hereto.

             (b) the Multicare Entities shall pay to the ET Entities at Closing, an amount equal to the Minimum Rent (as such term is defined in the ALF Facility Lease for each ALF Facility) that would have been payable under each such ALF Facility Lease for the period from the Petition Date until the Closing Date had each such ALF Facility Lease been in effect during such time period. Notwithstanding the foregoing, the Transferors shall still be obligated to pay all real estate taxes and insurance premiums with respect to each of the ALF Properties through the Closing Date as required by the existing Loan Documents.

         6. ALF Facility Leases. Upon and subject to the occurrence of the Closing on the conveyances required by each of the Conveyance and Transfer Agreements, the ET Entities and the Multicare Entities will enter into ALF Facility Leases substantially in the form of Exhibit "B", but modified as set forth on Exhibit "C" as to each of the ALF Facility Leases. Each of the ALF Facility Leases will be guarantied by Guarantor under the terms of a Lease Guaranty Agreement substantially in the form of Exhibit "D" attached hereto.

         7. Representations and Warranties of the Multicare Entities. The Multicare Entities executing this Agreement, on behalf of themselves and such of the Multicare Entities as are not signatories to this Agreement, as of the Execution Date and as of the Closing Date, represent and warrant to the ET Entities that the following is true and complete:

             7.1 Authority. Each of the Multicare Entities signing this Agreement has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby subject to approval by the Bankruptcy Court and the DIP Lenders. Each of the Multicare Entities not signing this Agreement has the full power and authority to enter into the documents required by the applicable provisions of this Agreement, subject only to the approval of the Bankruptcy Court and the DIP Lenders, and the Multicare Entities signing this Agreement have the power and authority to bind the Multicare Entities that are not signatories to this Agreement, subject as aforesaid.

             7.2 Organization, Existence and Authorization of the Multicare Entities. All of the Multicare Entities are entities, duly organized, validly existing and in good standing under the Laws of the particular states of formation and are in good standing to transact business in the states in which such entities are operating. The execution, delivery and performance by the Multicare Entities of this Agreement, have been duly authorized by all necessary actions and do not contravene or constitute a default or require the further consent of any person under any Law (except for the consent of the Bankruptcy Court and the DIP Lenders and various creditor groups), or of the organization documents of the Multicare Entities, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Multicare Entities or to which any of their properties are subject. The execution, delivery and performance by the Multicare Entities of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official, and no third-party consents are required to consummate this transaction, except that the same require the consent and approval of the Bankruptcy Court and the DIP Lenders.

             7.3 Additional Consents and Approvals. Except for approval of the Bankruptcy Court and the DIP Lenders, and agencies regulating the operation of the ALF Facilities, if necessary, the Multicare Entities are not aware of any other necessary consents that would be the subject of Section 10.2(f) hereof.

          8. Representations and Warranties of the Guarantor. The Guarantor, as of the Execution Date and as of the Closing Date, represents and warrants to the ET Entities that the following is true and complete:

             8.1 Authority. Guarantor has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby subject to approval by the Bankruptcy Court and the DIP Lenders.

             8.2 Organization, Existence and Authorization of the Guarantor. Guarantor is duly organized, validly existing and in good standing under the Laws of the particular state of formation and is in good standing to transact business in the Commonwealth of Pennsylvania. The execution, delivery and performance by the Guarantor of this Agreement, have been duly authorized by all necessary actions and do not contravene or constitute a default or require the further consent of any person under Law (except for the consent of the Bankruptcy Court and the DIP Lenders), or of the organization documents of the Guarantor, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or to which any of their properties are subject. The execution, delivery and performance by the Guarantor of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official, and no third-party consents are required to consummate this transaction, except that the same require the consent and approval of the Bankruptcy Court and the DIP Lenders.

             8.3 Additional Consents and Approvals. Except for approval of the Bankruptcy Court and the DIP Lenders, the Guarantor is not aware of any other necessary consents that would be the subject of Section 10.2(f) hereof.

         9. Representations and Warranties of the ET Entities. Each of the ET Entities represents and warrants to the Multicare Entities and the Guarantor, as of the Execution Date and the Closing Date as follows:

             9.1 Organization and Existence. The ET Entities are entities, duly organized, validly existing and in good standing under the Laws of the particular state of formation and are in good standing to transact business in the states in which such entities are operating.

             9.2 Authorization. The execution, delivery and performance of this Agreement are within the power of the ET Entities, have been duly authorized by all necessary corporate action and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or of their articles of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or to which its assets are subject.

             9.3 No Further Action. The execution, delivery and performance by the ET Entities of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.

             9.4 Due Execution. This Agreement has been duly executed by, and constitutes a valid and binding agreement of, the ET Entities, enforceable in accordance with its terms.

             9.5 Financial Statements; Solvency. The Financial Statements of the ET Entities are attached hereto as Exhibit "E" (the "ET Financial Statements"). Based on the ET Financial Statements, the ET Entities are solvent and there has been no material adverse change since the issuance of the ET Financial Statements which adversely affects the solvency of the ET Entities. At Closing, the ET Entities shall deliver a certificate certifying that (i) there has been no material adverse change in the Financial Statements through the Closing Date and that the ET Entities are solvent, and (ii) the ET Entities have not entered into the transactions contemplated hereby in anticipation of getting relief under the Bankruptcy Code.

             9.6 No Litigation. There are no actions, suits or proceedings pending, affecting, or, unless previously disclosed in writing to the Multicare Entities, threatened against the ET Entities, or any of them, before any Court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the ET Entities , or any of them, would have a material adverse effect on (i) the financial condition, properties or operation of the ET Entities or any of them, or (ii) the legality, validity or enforceability of this Agreement, the transactions contemplated herein, or any of the other documents and instruments to be executed pursuant hereto.

         10. Conditions.

             10.1 Conditions to Obligations of the ET Entities. The obligation of the ET Entities to complete the transactions contemplated hereunder is subject to the timely satisfaction of the following conditions any one or more of which may be waived in whole or in part by the ET Entities:

                  (a) Representations and Warranties. The representations and warranties of the Multicare Entities and the Guarantor set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  (b) Performance of Obligations of the Multicare Entities and the Guarantor. The Multicare Entities and the Guarantor shall have performed all agreements required to be performed by them under this Agreement prior to or on the Closing Date.

                  (c) No Violations. The completion of the transaction contemplated hereunder shall not violate any order or decree of any court or governmental body having competent jurisdiction.

                  (d) Bankruptcy Court Approval. This Agreement is conditioned on and shall not be effective unless and until the Bankruptcy Court issues the Order approving this Agreement and authorizing the transactions contemplated hereby. Upon the Execution Date, the Multicare Entities will use commercially reasonable efforts promptly to obtain the Order, and the ET Entities shall cooperate with the Multicare Entities and the Guarantor in obtaining the Order and shall execute such documents and perform such other acts as may be reasonably requested by the Multicare Entities and the Guarantor in connection therewith. If, after application by the Multicare Entities and the Guarantor, the Bankruptcy Court decides not to issue the Order, then this Agreement, along with the Genesis Master Agreement, shall terminate and be of no force and effect, neither party shall have any liability to the other under this Agreement or Genesis Master Agreement, and it shall be as if this Agreement was never entered into by the parties.

                  (e) Genesis/ElderTrust Closing. Approval for this transaction as well as that certain transaction between the ET Entities and affiliates of Genesis Health Ventures, Inc., as described in that certain Master Agreement dated as of the date of this Agreement, among the ET Entities and the Genesis Entities, as those terms are defined therein (the "Genesis Transactions"), shall have been obtained from the Bankruptcy Court as well as from the ET Lenders. The

ET Entities shall have the right, at their sole and absolute discretion, not to complete Closing hereunder, if any of the Genesis Entities are not prepared or able to complete closing with respect to the Genesis Transactions or any of the Multicare Entities are not prepared to complete closing of the transactions contemplated in this Master Agreement.

                  (f) Other Necessary Consents. The ET Entities shall have received all governmental or other third party consents or other actions necessary to the consummation of the transactions contemplated by this Agreement (including, without limitation, the ET Lenders).

                  (g) Simultaneous Transaction. Unless waived by the ET Entities, no transfer of an ALF Facility shall occur unless all three of the transfers occur simultaneously.

             10.2 Conditions to Obligation of the Multicare Entities and the Guarantor. The obligation of the Multicare Entities and the Guarantor to complete the transactions contemplated herein is subject to the satisfaction of the following conditions any one or more of which may be waived in whole or in part by all the Multicare Entities and the Guarantor:

                  (a) Representations and Warranties. The representations and warranties of the ET Entities set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  (b) Performance of Obligations of the ET Entities. The ET Entities shall have performed all agreements required to be performed by them under this Agreement prior to or on the Closing Date.

                  (c) No Violations. The completion of the transactions contemplated herein shall not violate any order or decree of any court or governmental body having competent jurisdiction.

                  (d) Bankruptcy Court Approval. This Agreement is conditioned on and shall not be effective unless and until the Bankruptcy Court issues the Order approving this Agreement and authorizing the transactions contemplated hereby. Upon full execution of this Agreement, the Multicare Entities and the Guarantor will use commercially reasonable efforts promptly to obtain the Order, and the ET Entities shall cooperate with the Multicare Entities and the Guarantor in obtaining the Order and shall execute such documents and perform such other acts as may be reasonably requested by the Multicare Entities and the Guarantor in connection therewith. If, after application by the Multicare Entities and the Guarantor, the Bankruptcy Court decides to issue the Order, then this Agreement, along with the Genesis Master Agreement, shall terminate and be of no force or effect, neither party shall have any liability under this Agreement or the Genesis Master Agreement, and it shall be as if the parties had never entered into this Agreement.

                  (e) Genesis/ElderTrust Closing. Approval for this transaction as well as the Genesis Transactions shall have been obtained from the Bankruptcy Court as well as the DIP Lenders. The Multicare Entities shall have the right, at their sole and absolute discretion, not to complete Closing hereunder, if any of the ET Entities are not prepared or able to complete closing with respect to the Genesis Transactions or any of the transactions contemplated in this Master Agreement.

                  (f) Other Necessary Consents. The Multicare Entities shall have received all governmental or other third party consents or other actions necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, the DIP Lenders.

                  (g) Simultaneous Transaction. Unless waived by the Multicare Entities, no transfer of an ALF Facility shall occur unless all three of the transfers occur simultaneously.

             10.3 Hart-Scott-Rodino. Promptly after the Execution Date, the parties hereto will cooperate to file, if determined to be necessary, the notification and report form required by the HSR. To the extent that the parties determine that compliance with the HSR is required, then Closing will not occur prior to expiration of the appropriate waiting periods as required by the HSR. The ET Entities and the Multicare Entities agree to split the filing fee required in connection with the submision of the application required under the HSR.

         11. Release.

             11.1. Release by The Multicare Entities and the Guarantor. Effective on the Closing Date, for good and valuable consideration, and intending to be legally bound hereby, the Multicare Entities and Guarantor, for themselves and on behalf of their respective partners, shareholders, affiliates, directors, officers, employees and agents, hereby unconditionally release, waive, acquit and forever discharge the ET Entities, and their partners, shareholders, affiliates, directors, officers, employees, agents, attorneys, subsidiaries and affiliated companies and its and their successors and assigns from any and all liabilities, whether known or unknown, on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred, directly or indirectly, at any time prior to the Closing Date in connection with the Loans, including without limitation, the administration of the Loans by the ET Entities, or the ET Entities' course of dealing with the Multicare Entities or the Guarantor, EXCEPTING the obligations of the ET Entities to keep, observe and perform the terms of this Agreement and the documents delivered pursuant to this Agreement which survive or are to be performed from and after the Closing Date.

             11.2. Release by the ET Entities. Effective on the Closing Date, for good and valuable consideration, and intending to be legally bound hereby, the ET Entities, for themselves and on behalf of their respective partners, shareholders, affiliates, directors, officers, employees and agents, hereby unconditionally release, waive, acquit and forever discharge the Multicare Entities and the Guarantor, and their respective partners, shareholders, affiliates, directors, officers, employees, agents, attorneys, subsidiaries and affiliated companies and its and their respective successors and assigns, from any and all liabilities, whether known or unknown, on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred, directly or indirectly, at any time prior to the Closing Date in connection with the Loans, including, without limitation, any and all past and existing obligations, liabilities, contingent claims and claims for damages (including, but not limited to, rejection damages), demands, rights, actions or causes of action, counterclaims, third-party claims, liabilities, losses judgments, suits, accountings, rights and interests, direct or derivative, known or unknown, fixed or contingent, choate or inchoate, arising from, arising under or relating or pertaining to the Loans pre-petition or post-petition, arising from the termination of the Loans and/or the conveyance of the properties and for indemnification, contribution or otherwise, EXCEPTING the obligations of the Multicare Entities and the Guarantor to keep, observe and perform the terms of this Agreement and the documents delivered pursuant to this Agreement which survive or are to be performed from and after the Closing Date.

             11.3 Survival. The provisions of this Section 11 shall survive Closing hereunder.

         12. Indemnification.

             12.1. Indemnification by The Multicare Entities. Effective on the Closing Date, the Multicare Entities and Guarantor shall jointly and severally indemnify, defend, save and hold the ET Entities and their partners, shareholders, members, officers, directors, employees, agents and affiliates and their respective successors and assigns, as the case may be (collectively, "Purchaser Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for: (a) a material breach of any representation or warranty made by the Multicare Entities and the Guarantor in this Agreement, in any certificate or document furnished pursuant hereto by a Multicare Entity or the Guarantor or any ancillary agreement to which a Multicare Entity or the Guarantor is or is to become a party; or (b) a material breach or nonfulfillment of any covenant or agreement made by a Multicare Entity or the Guarantor in or pursuant to this Agreement and in any ancillary agreement to which such Multicare Entity or the Guarantor is or is to become a party.

             12.2. Indemnification by the ET Entities. Effective on the Closing Date, the ET Entities shall jointly and severally indemnify, defend, save and hold the Multicare Entities and the Guarantor and their partners, shareholders, members, officers, directors, employees, agents and affiliates, and their respective successors and assigns, as the case may be (collectively, "Transferor

Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious, asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Transferor Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for: (a) a material breach of any representation or warranty made by the ET Entities in this Agreement, in any certificate or document furnished pursuant hereto by the ET Entities or any ancillary agreement to which any of the ET Entities is a party; or (b) a material breach or nonfulfillment of any covenant or agreement made by the ET Entities in or pursuant to this Agreement and in any ancillary agreement to which any of the ET Entities is a party.

             12.3. Survival. The indemnifications set forth in this Section 12 shall survive Closing hereunder for a period of one (1) year from the Closing Date.

         13. Miscellaneous.

             13.1 No Third Party Rights. Nothing in this Agreement shall be construed to give any person or entity other than the Multicare Entities and the ET Entities any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit or the Multicare Entities, the ET Entities, their successors and permitted assigns hereunder.

             13.2 Expenses. Each party acknowledges and agrees that it will equally share in the costs associated with (i) recording any instruments of conveyance or releases of Loan Documents contemplated hereunder and (ii) obtaining a survey and title insurance for the ALF Properties (including owners and leasehold policies) in connection with the transactions contemplated by this Agreement. Each Party shall pay its own legal fees and any broker's or finder's fee. In addition, each party shall indemnify, defend and hold harmless the other with respect to the payment of any broker's or finder's fee arising from such party's actions, which indemnity shall survive Closing hereunder.

             13.3 Press Release. Multicare, on behalf of itself and the other Multicare Entities, and ET, on behalf of itself and the other ET Entities, shall consult with one another in advance concerning the form and substance of any press release relating to this Agreement or the transactions contemplated hereby; provided, however, that this obligation shall not be deemed to prohibit any party hereto from making any disclosure which is required to comply with such party's disclosure obligations imposed by Law. Without limiting the generality of the foregoing, Multicare, on behalf of itself and the other Multicare Entities, acknowledges that (a) ET intends to file a copy of this Agreement as an exhibit to a Form 8-K to be filed by ET with the Securities and Exchange Commission (the "SEC") and (b) this Agreement will be referred to and described in such Form 8-K, as well as in ET proxy statements and other periodic reports of ET and any registration statements filed by ET with the SEC.

             13.4 Description Headings. The headings of the Paragraphs and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

             13.5 Cooperation. Each party hereto shall take such further action, and execute such additional documents as may be reasonably required by any other party hereto in order to consummate the transactions contemplated by this Agreement.

             13.6 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties, and their successors and permitted assigns. This Agreement shall not be assigned by the ET Entities without the consent of the Multicare Entities or by the Multicare Entities without the consent of the ET Entities. Notwithstanding the foregoing, the ET Entities shall be permitted to assign any or all of its rights under this agreement to an affiliate or subsidiary of the ET Entities.

             13.7 Notice. All notices, demands, requests or communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective upon delivery by a nationally recognized overnight delivery service, or upon the date of receipt of hand delivery which is received any Business Day on or before 5:00 P.M. in the location of receipt or on the next Business Day after receipt if received by facsimile after 5:00 P.M. on any Business Day, or upon the date of receipt of a facsimile which is received any Business Day on or before 5:00 P.M. in the location of receipt or on the next Business Day after receipt if received by facsimile after 5:00 P.M. on any Business Day, provided that a hard copy is sent in accordance with one of the foregoing methods. Any such notice, demand, request or communication if given shall be addressed as follows:

if to the ET Entities:              c/o ElderTrust Operating Partnership
                                    101 East State Street
                                    Suite 100
                                    Kennett Square, PA 19348
                                    Attention: D. Lee McCreary, President
                                    Telephone: (610) 925-4200
                                    Facsimile: (610) 925-4351

    with a copy to:                 Wilmer, Cutler & Pickering
                                    100 Light Street
                                    Baltimore, Maryland 21202
                                    Attention: Mark Pollak, Esquire
                                    Telephone: (410) 986-2860
                                    Facsimile: (410) 986-2828
if to the Multicare Entities:       c/o Multicare Companies, Inc.
                                    101 East State Street
                                    Kennett Square, PA 19348
                                    Attention: Law Department
                                    Telephone: (610) 444-6350
                                    Facsimile: (610) 925-4242

    with a copy to:                 Blank Rome Comisky & McCauley LLP
                                    One Logan Square
                                    Philadelphia, PA 19103-6998
                                    Attention: Matthew J. Comisky, Esquire
                                    Telephone:  (215) 569-5678
                                    Facsimile: (215) 569-5692

    with a copy to:                 Wilkie Farr & Gallagher
                                    The Equitable Center
                                    787 Seventh Avenue
                                    New York, NY 10019-6099
                                    Attention: Marc Abrams, Esquire
                                    Telephone: (212) 728-8764
                                    Facsimile: (212) 728-8111

if to Guarantor:                    c/o Genesis Health Ventures, Inc.
                                    101 East State Street
                                    Kennett Square, PA 19348
                                    Attention: Law Department
                                    Telephone: (610) 444-6350
                                    Facsimile: (610) 925-4242

    with a copy to:                 Blank Rome Comisky & McCauley LLP
                                    One Logan Square
                                    Philadelphia, PA 19103-6998
                                    Attention: Matthew J. Comisky, Esquire
                                    Telephone:  (215) 569-5678
                                    Facsimile: (215) 569-5692

    with a copy to:                 Wilkie Farr & Gallagher
                                    The Equitable Center
                                    787 Seventh Avenue
                                    New York, NY 10019-6099
                                    Attention: Marc Abrams, Esquire
                                    Telephone: (212) 728-8764
                                    Facsimile: (212) 728-8111

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include
(i) a facsimile number to which notices may be sent in the ordinary course on any Business Day and (ii) a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.

             13.8 Integration; Amendment and Modification. This Agreement and other documents delivered pursuant hereto contain the entire understanding among the parties, all prior negotiations between the parties are merged into this Agreement and those agreements executed pursuant to this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement, or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

             13.9 Conflicts. In the event of a conflict between this Agreement and any Exhibits, the provisions of the particular Exhibit shall control and prevail.

             13.10 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

             13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

             13.12 Invalidity. If any provision or part of any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

             13.13 Time of the Essence. Time is of the essence of this Agreement. If any time period or date ends on a day or time which is a weekend, legal holiday or bank holiday, such period shall be extended to the same time on the next Business Day.

             13.14 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.

             13.15. Further Assurances. The Multicare Entities and the ET Entities executing this Agreement agree for themselves (and further agree to cause any non-signatory Multicare Entities and ET Entities, respectively) to execute and deliver such further documents as are necessary or desirable to implement and accomplish the agreements and terms of this Agreement.

             13.16 Negation of Partnership. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the ET Entities and the Multicare Entities, between the ET Entities and the Guarantor, or between the ET Entities and any other person or party, or cause any of the parties to be liable or responsible in any way for the actions, liabilities, debts or obligations of the other parties, or of any other person or party.

             13.17 Advice of Counsel. Each party to this Agreement represents and warrants to the other that it has consulted with counsel of its own choosing in negotiating, executing and delivering this Agreement and all other documents and instruments executed in connection herewith, that each has read this Agreement, and all of such other documents, inclusive of each of the provisions contained therein, and that they and all of them are aware of the context and legal effect of the same, and that they have voluntarily, and without coercion or duress of any kind, entered into this Agreement and all such other documents.

         14. Default. If either party shall default hereunder by failing or refusing to perform as required pursuant to the terms hereof, including, without limitation, execution and delivery of any of the documents required herein, then the other party shall have the sole option of either (i) terminating this Agreement, or (ii) suing the other party for specific performance.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                   THE MULTICARE ENTITIES:

                         THE MULTICARE COMPANIES, INC.,
                         a Delaware corporation,
                         on behalf of itself and all of its
                         affiliates and subsidiaries set forth in this Agreement


                         By: /s/ George V. Hager, Jr.
                             ------------------------------------
                             Name:  George V. Hager, Jr.
                             Title: Executive Vice President
                                    and Chief Financial Officer

                           BERKS NURSING HOMES, INC.,
                           a Pennsylvania corporation


                           By: /s/ George V. Hager, Jr.
                               ----------------------------------------
                               Name:  George V. Hager, Jr.
                               Title: Executive V.P. & C.F.O.

                           LEHIGH NURSING HOMES, INC.,
                           a Pennsylvania corporation


                           By: /s/ George V. Hager, Jr.
                               ----------------------------------------
                               Name:  George V. Hager, Jr.
                               Title: Executive V.P. & C.F.O.

                           DELM NURSING, INC.,
                           a Pennsylvania corporation


                           By: /s/ George V. Hager, Jr.
                               ----------------------------------------
                               Name:  George V. Hager, Jr.
                               Title: Executive V.P. & C.F.O.

                     GUARANTOR:

                               GENESIS ELDERCARE CORP.,
                               a Delaware corporation


                               By: /s/ George V. Hager, Jr.
                                   ------------------------------------
                                   Name:  George V. Hager, Jr.
                                   Title: Executive V.P. & C.F.O.

                     THE ET ENTITIES/ELDERTRUST:

                         ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership, on behalf of itself and all of its affiliates and subsidiaries set forth in this Agreement



                         By: /s/ D. Lee McCreary
                             ----------------------------------------------
                             Name:  D. Lee McCreary
                             Title: President & Chief Executor Officer

                                INDEX OF EXHIBITS
                                -----------------

Exhibit "A"   -   Form Conveyance and Transfer Agreement
Exhibit "B"   -   Form of Facility Lease
Exhibit "C"   -   Modifications to Form of Facility Lease for each ALF Facility
Exhibit "D"   -   Lease Guaranty Agreement
Exhibit "E"   -   ET Financial Statements

                                   EXHIBIT "A"


                     FORM CONVEYANCE AND TRANSFER AGREEMENT

                        CONVEYANCE AND TRANSFER AGREEMENT
                                   (Berkshire)


         THIS CONVEYANCE AND TRANSFER AGREEMENT (this "Agreement") is made this ______ day of __________, 2000, between BERKS NURSING HOMES, INC., a Pennsylvania corporation ("Multicare"), and ET SUB-BERKSHIRE LIMITED PARTNERSHIP, L.P., a Delaware limited partnership ("ET").

                                   WITNESSETH

         WHEREAS, Multicare is the owner in fee simple of that certain assisted living facility more commonly known as Berkshire Commons, located in Exeter Township, Berks County, Pennsylvania ("Berkshire ALF"), which is adjacent to a skilled nursing facility also owned by Multicare ("Berkshire SNF"); and

         WHEREAS, Multicare and its affiliates, filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") and has since continued in the operation of its business and management of its property pursuant to Section 1107 and 1108 of the Bankruptcy Code; and

         WHEREAS, Multicare has caused the property of Multicare to be subdivided in accordance with applicable Legal Requirements (as defined below) and benefited with all appropriate easements in order to create a legally subdivided lot for the Berkshire ALF (the "Land"); and

         WHEREAS, Multicare is indebted to ElderTrust with respect to a loan (the Berks Loan") made by ET to Multicare, which is evidenced by that certain promissory note dated January 30, 1998, in the original principal amount of $6,269,000.00 (the "Berks Note"); and

         WHEREAS, the Berks Note is secured by, among other things, an open-end mortgage and security agreement executed by Multicare (the "Berks Mortgage") encumbering the Berkshire SNF, and such other related documents; and

         WHEREAS, Genesis Eldercare Corp. executed for the benefit of ET a certain guaranty dated as of January 30, 1998, as additional security for the Berks Loan (the "Berks Guaranty"; the Berks Note, the Berks Mortgage, the Berks Guaranty, and all other documents, instruments and certificates executed and delivered in connection with the Berks Loan are collectively referred to as the "Berks Loan Documents"); and

         WHEREAS, the conveyance and transfer of the Berkshire ALF and the Land is part of a series of transactions required to occur in accordance with the Master Agreement (as defined below); and

         WHEREAS, the Master Agreement provides that following the conveyance and transfer of the Berkshire ALF and the Land to ET, that ET shall lease the Berkshire ALF and the Land to Assisted Living Associates of Berks, Inc., a wholly owned affiliate of Multicare (the "Tenant"); and

         WHEREAS, Multicare desires to convey the Berkshire ALF to ET, which desires to acquire the Berkshire ALF from Multicare, in consideration for which, among other things, ET shall: (a) forgive the Berks Loan in full, including without limitation, terminating or assigning the Berks Note to Multicare (or its requested assigns) and releasing the Berks Mortgage of record, terminating the Berks Guaranty and the Loan Documents (as hereinafter defined) and (b) lease the Land to Tenant pursuant to the Lease Agreement (hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. The following terms, not otherwise defined in the body of this Agreement, shall have the meanings set forth below for purposes of this
Agreement:

             "Accounts" shall mean all accounts, as defined in the UCC, including notes, notes receivable, amounts payable to Multicare under the RLAs, and proceeds thereof.

             "Assisted Living Services" shall mean those services provided as a matter of right or option to Residents under their RLAs, primarily in the nature of health care, food service and similar facilities uniquely made available to occupants of assisted living residential facilities.

             "Bankruptcy Court" means United States Bankruptcy Court for the District of Delaware.

             "Bankruptcy Proceeding" means the bankruptcy case in connection with that certain petition filed by the Multicare Entities on June 22, 2000, with the Bankruptcy Court under Case No. 00-2494(PJW) seeking protection under Chapter 11 of the bankruptcy laws of the United States.

             "Closing" and "Closing Date" shall be the settlement of and date for the occurrence of particular described events associated with the conveyance and transfer described in this Agreement, which Closing Date, shall be that date which is designated by written notice from ET to Multicare at least five (5) business days prior to such settlement, but in no event later than January 31, 2001.

             "Contract Rights" shall mean all agreements relating to the development, construction and operation of the Berkshire ALF, such as rights under architect and construction contracts (including rights in plans and specifications), agreements relating to the service and operation of the Berkshire ALF and the Land, such as service, property management, supply and maintenance agreements, and agreements as to off-site improvements or access that are likely to affect the Property, including agreements relating to pedestrian access, storm water management, road access and improvements, stream preservation, forest remediation, environmental remediation and monitoring, wetlands remediation and the like. Excluded from Contract Rights are any contracts relating to the employment of persons in the performance of Assisted Living Services. Included in Contract Rights are any warranties, guaranties or other assurances relating to the development, construction and operation of the Berkshire ALF.

             "County" shall mean Berks County, Pennsylvania.

             "Effective Date" shall be the date of this Agreement, which date shall be the same date as the date of the final signature to this Agreement.

             "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, common law, orders, demands, approvals, authorizations and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health, or the environment, as in effect on the date hereof or as later amended, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or release of Hazardous Materials, including: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Resource ------ Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Federal ------ ------ Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the ------ ------ Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Emergency Planning and Community Right-to-Know Act ------ (42 U.S.C. 11001 et seq.), and the regulations implementing these statutes, (y) analogous state and local ------- provisions, and (z) common law principles of tort liability.


             "Financial Reports" shall mean all financial statements of Multicare and the operation of the Berkshire ALF, including any reports provided to regulators and other overseers of operations, dating from the commencement of operation of the Berkshire ALF.

             "General Intangibles shall mean general intangibles, as defined in the UCC, including contractual rights, goodwill, literary rights, rights to performance, copyrights, trademarks, servicemarks and patents.

             "Genesis Master Agreement" shall mean that certain Master Agreement dated November ___, 2000 between the Genesis Entities and the ET Entities, as those terms are defined in the Genesis Master Agreement.

             "Guarantor" shall mean Genesis Eldercare Corp.

             "Guaranty" shall mean that certain Guaranty and Suretyship Agreement to be executed and delivered at Closing by the Guarantor securing the performance of the obligations of the tenant under the Lease Agreement, the form of which Guaranty is attached as Exhibit F to the Master Agreement.

             "Hazardous Materials" shall means any chemicals, substances, pollutants, contaminants, materials, or wastes, whether solid, liquid or gaseous in nature (including, without limitation, any medical waste):

             (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy, administrative request or civil complaint under any of the foregoing or under common law;

            (ii) which is defined as a "hazardous waste," "pollutant or contaminant," or otherwise "hazardous substance" under any Environmental Laws;

           (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Commencement Date, or as thereafter amended, is regulated by any governmental authority, agency, department, commission, board, or instrumentality of the United States, or any state or any political subdivision thereof having or asserting jurisdiction over the Property;

            (iv) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to other properties or poses a hazard to the health or safety of persons on or about the Property;

             (v) which, except as contained in building materials, contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or friable asbestos or friable asbestos-containing materials or urea formaldehyde foam insulation;

            (vi)  radon gas; and

           (vii)   petroleum and petroleum products.

             "Insurance Requirements" shall mean all terms of any insurance policies covering or applicable to the Property, all requirements of any issuer of such policy and all order, rules, regulations and other requirements of any insurance, regulatory or governing body applicable to the Property.

             "Intangible Property" shall mean Accounts and General Intangibles.

             "Inventory" shall mean all of Multicare's inventory, as defined in the UCC, used in the operation of the Berkshire ALF.

             "Land" shall mean all of that real property described on Exhibit A attached hereto.

             "Lease Agreement" shall mean that certain Lease Agreement between ET and Assisted Living Associates of Berkshire, Inc., the form of which Lease Agreement is attached as Exhibit B to the Master Agreement.

             "Legal Requirements" shall mean all federal, state, county, municipal and other governmental statutes, laws (including any zoning or subdivision ordinance, the Americans with Disabilities Act, the Fair Housing Act, as applicable, and any applicable Environmental Law), rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Property; (ii) in any way adversely affect the use and enjoyment thereof, and all Permits and Licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Multicare, at any time in force affecting the Property; (iii) require the cleanup or other treatment of any Hazardous Materials; or (iv) impose parking requirements, building setback lines or other building or operating requirements.

             "Licenses and Permits" shall mean all licenses, franchises, privileges, permits, approvals, authorizations, consents, certificates of need and similar documents in connection with the right to use the Land, construct and develop the Berkshire ALF and operate the Berkshire ALF, including a personal care license, all building permits and certificates of occupancy, all variances, special exceptions and any other zoning permits and licenses required for the ownership, use, or operation of the Property, and all other permits, licenses and other authorizations issued in any connection with the Property.

             "Master Agreement" shall mean that certain Master Agreement--The Multicare Companies, Inc. dated as of November__, 2000, among the Multicare Entities and ET Entities, as those terms are defined in the Master Agreement.

             "Off-Site Easements" shall mean those easements to be granted by Multicare on or before, and as a condition to, Closing on, over or under the Berkshire SNF Property for the benefit of the Property, including but not limited to those easements which are necessary for the ownership, operation, or maintenance of the Property in the manner which it has been operated and maintained prior to the date of this Agreement including, but not limited to (i) any easements that are necessary for the delivery of utility services to the Property; (ii) easements for stormwater and sanitary sewers, (iii) easements for landscaping and maintenance, (v) easements for signage, parking and access, and
(vi) easements for stormwater management ponds and drainage, the location and final details of which shall be established prior to Closing and which shall address those needs, issues and concerns of ET as outlined in that certain Memorandum (as defined in Section 4.10) and any additional needs, issues and/or concerns identified by ET in ET's Objection Notice and that Multicare shall have agreed to address pursuant to and as provided for in the Transferors' Notice (as defined in the Master Agreement).

             "Operating Statements" shall mean the reports of operations of the Berkshire ALF from the initial year of operation to the last full year, plus such quarterly or monthly reports as have been prepared thereafter.

             "Order" shall mean the order entered by the Bankruptcy Court approving the transactions described in the Master Agreement.

             "Person" shall mean an individual, fiduciary, estate, trust, partnership, firm, association, corporation, limited liability company, or other organization, or a government or governmental authority.

             "Personal Property" shall mean all personal property, building materials, fixtures, equipment, tools and tangible personal property of every kind and nature whatsoever located on the Land or used in connection with the operation of the Berkshire ALF as identified on Exhibit C, and shall specifically exclude those items listed on Exhibit C.

             "Permitted Exceptions" shall mean those exceptions set forth on Exhibit B.

             "Property" shall mean all of Multicare's right, title and interest in and to (A) the Land and any buildings, structures, work in progress, and other improvements, if any, erected on the Land or attached thereto, including the Berkshire ALF, and all facilities, fixtures, equipment, machinery, furnishings and other property attached to, located in or used in connection with any such building, structure, or other improvement; (B) all work product of engineers, architects, similar professionals, and others pertaining to the Land or to existing or proposed improvements thereon; (C) any topsoil located on the Land as of the date hereof; (D) all interest in any land lying in the bed of any street, alley, road or avenue, open or proposed, in front of or adjoining the Land; (E) all awards or recoveries or rights thereto, arising out of eminent domain or condemnation proceedings or as a result of damage to the Land by reason of any change of grade of any street or highway; (F) all trees, vegetation, and other living things on the Land; (G) all rights of way or use, riparian rights, water rights, profits, easements, corporeal and incorporeal hereditaments, benefits, privileges, appurtenances, and advantages to the Land belonging or in anywise appertaining; (H) all Personal Property, Inventory, Licenses and Permits, RLAs and Contract Rights, (I) all Accounts, General Intangibles and other rights growing out of or in connection with the operation of the Berkshire ALF and the RLAs, including without limitation, all cash or securities deposited thereunder to secure performance by the Residents, and (J) all leases, rents, royalties, issues, revenues, profits and benefits therefrom. Included as part of the Property shall be the Off-Site Easements. Excluded from the definition of Property shall be those items on or within the Berkshire ALF which are owned by Residents.

             "Residents" shall mean all individuals and families living at the Berkshire ALF pursuant to RLAs.

             "RLAs" shall mean all residential living agreements.

             "State" shall mean the Commonwealth of Pennsylvania.

             "Subdivision Plat" shall mean the final subdivision plat approved by the County and the Township as meeting all applicable Legal Requirements necessary in order to cause the Land to be legally subdivided and transferred as a separate subdivided lot, which Subdivision Plat shall be subject to the review and reasonable approval of ET.

             "Survey" shall mean the ALTA/ASCM Land Title Survey for the Property obtained by ET pursuant to Section 4.2 hereof.

             "Surveyor" shall mean a firm acceptable to ET experienced in the preparation of ALTA/ASCM land title surveys.

             "Title Company" shall mean Commonwealth Land Title Insurance
Company.

             "Title Commitment" shall mean the title insurance commitment committing the Title Company to insure ET's interest as owner of the Land at Closing issued by the Title Company to ET pursuant to Section 4.1 hereof.

             "Township" means Exeter Township within the County.

             "UCC" shall mean the Uniform Commercial Code of the State.

         1.2 Definition of Certain Other Capitalized Terms. All capitalized terms used in this Agreement that are not defined in Section 1.1 hereof or elsewhere in the body of this Agreement shall have the meanings assigned to such terms as set forth in the Master Agreement.

                                   ARTICLE II
                             CONVEYANCE AND TRANSFER

         2.1 Conveyance and Transfer.

         Multicare agrees to convey and transfer the Property to ET and ET agrees to acquire and accept the Property from Multicare in accordance with the terms hereof.

         2.2 Consideration.

         The consideration for the Property is set forth in the Master Agreement. At the Closing, ET will perform such portion of the Master Agreement as relates to ET.

         2.3 Duty to Cure And/Or Address Items in Transferors' Notice.

         Multicare hereby agrees that it shall, on or before Closing, cure and/or address all items with respect to the Property that it has agreed to cure and/or address pursuant to and as provided by the Transferors' Notice, and the disposition of all such items shall be a condition to ET's obligation to consummate Closing hereunder.



                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of Multicare. Multicare hereby warrants and represents as of the Effective Date and as of the Closing Date as follows:

              (a) Authorization/Validity. Multicare is duly organized in the state of its formation, is in good standing in the State, and has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by Multicare pursuant to the provisions of this Agreement; and this Agreement is valid and binding upon Multicare and enforceable against Multicare in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a default under any other agreement, License and Permit, Order or Legal Requirement. The Master Agreement and this Agreement were duly executed and delivered by Multicare and each constitutes a legal and binding obligation of Multicare, and is exercisable against Multicare in accordance with its terms.

              (b) Title; Consents. Multicare has good and valid title to the Personal Property, except as set forth on Exhibit C-1. Multicare has, or will have at the time of Closing, good, merchantable and marketable fee simple title to the Property, subject only to the Permitted Exceptions. Any mortgages, deeds of trusts, judgments or other security documents affecting the Property shall be released as of the Closing Date. Except for the approval of the Bankruptcy Court (which will require the Consent of the various creditor and lenders groups), no other consents are necessary to convey title to the Property to ET in accordance with the terms hereof.

              (c) FIRPTA. Multicare is not a "foreign person" as such term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

              (d) Liens. To Multicare's knowledge, there are no recorded or unrecorded liens affecting the Property, other than as shown on the Title Commitment. The Berkshire ALF is located entirely within the boundary lines of the Property, and there is no encroachment of the Berkshire ALF onto any land adjoining the Property, and there are no encroachments of improvements from any adjoining land onto the Property.

              (e) Litigation. Except for the Bankruptcy Proceeding, there is no pending, nor to Multicare's knowledge, threatened litigation or government investigation which materially affects, or could materially affect Multicare's ability to perform its obligations hereunder, or which materially affects, or could materially affect, the operation of the Berkshire ALF, or the ownership of the Property.

              (f) Financial Reports. The Financial Reports for the Property attached hereto as Schedule I have been prepared in accordance with GAAP, applied on a consistent basis throughout the period specified. The Balance Sheet in the Financial Reports fairly presents the financial condition of the Property as of the date shown, and the Income Statements in the Financial Reports fairly present the results of operations for the period indicated.

              (g) RLA's: Except as set forth on Schedule II hereto, Multicare has not entered into any RLA's, tenancies, or other rights of occupancy in effect on the date hereof with respect to the Property, or made commitments to deliver such rights in the future. Each of the RLA's referenced in Schedule II has been delivered to or made available to ET and is presently unamended, or with respect to each RLA that has been amended, all amendments thereto have been delivered or made available to ET, and, to Multicare's knowledge are in full force and effect without material default. To Multicare's knowledge, except as set forth on Schedule II, no Resident is in default of any of its material obligations under any RLA, and Multicare is not in default of any of its material obligations under any RLA. Schedule II shall set forth for each RLA:
(i) the date of the RLA, (ii) the name of the Resident, (iii) the amount of the monthly rent payable, (iv) the expiration date of the RLA and (v) any amendments thereto.

              (h) Contract Rights. Schedule III hereto sets forth all the Contract Rights and any other understandings, written or oral, to which Multicare is a party or by which Multicare is bound that relate to the Property. For purposes of Schedule III, Contract Rights shall not be construed to include any RLA's. Except as set forth on Schedule III, each of the Contract Rights relates only to the Berkshire ALF and not to any property other than the

Property, is valid and binding on Multicare and is in full force and effect in all material respects. Except as set forth in Schedule III, neither Multicare, nor to Multicare's knowledge, any other party thereto has breached or defaulted under the terms of any Contract Rights.

              (i) Licenses and Permits. To Multicare's knowledge, Schedule IV hereto sets forth and describes all Licenses and Permits as are necessary to own, use, operate and license the Property as it is currently being used, and, to Multicare's knowledge, Multicare is not in violation of any Licenses and Permits relating to the Property, and all Licenses and Permits relating to the Property are valid and in full force and effect.

              (j) Compliance with Laws. Multicare has no knowledge of, nor has it received, any written notice of any violation of any applicable zoning regulation or ordinance, or of any employment, environmental, or other regulatory law, order, regulation or requirements, including applicable subdivision laws, or any other legal requirements relating to the Property or the business or operations thereon which remains uncured.

              (k) Taxes. All taxes imposed upon Multicare have been paid or will be paid prior to the delinquency thereof and all tax or information returns required to be filed will be filed before Closing in accordance with all applicable laws. All real and personal property taxes for the Property have been paid and there are no current municipal improvement or like assessments against the Property, and to the best of Multicare's knowledge, no such assessments are in process or planned by any municipal or other government. Multicare has no written notice of any proposed increase in the assessed valuation or rate of taxation. The Township has orally informed Multicare that the Deed of Conveyance to be delivered as herein provided will serve as a Deed of Subdivision for the purpose of allowing the Township to create a new tax parcel identification number for the Property.

              (l) Utilities. Usable public sanitary and storm sewers, public water, and gas and electrical utilities (collectively, "Public Utilities"), of adequate capacity for the operation of the Property, are installed in, and are duly connected to, the Property and can be used without any charge except the normal and usual metered charges imposed for such Public Utilities for the operation of an assisted living facility of similar size and design. No amounts due and owing with respect to the Property in connection with utilities, insurance, assessments or other charges customarily prorated in real estate transactions have been outstanding more than thirty (30) days.

              (m) Pending Assessments and Eminent Domain. Multicare has no knowledge and has received no written notice of any pending proceeding for the imposition of any special assessment, or the formation of a special assessment district, or for a condemnation proceeding which would affect in any manner any portion of the Property.

              (n) Compliance with Legal Requirements; Approvals. Multicare, to its knowledge, has operated and continues to operate the Property in compliance with all applicable Legal Requirements, including, without limitation, all laws, regulations, orders and requirements promulgated by any governmental authority or relating to consumer protection, equal opportunity, health, health care industry regulation, third-party reimbursement (including, if applicable, Medicare, Medicaid, fraud and abuse and workers compensation), environmental protection, fire, zoning and building and occupational safety matters.

              (o) Governmental Proceedings. Multicare has neither received written notice of nor has any knowledge of any governmental action or governmental proceeding (zoning or otherwise) or governmental investigation pending or threatened against or relating to the Property or the transactions contemplated by this Agreement. Multicare has no knowledge, and has received no written notice, of any threatened or pending condemnation proceeding affecting all or any part of the Property.

              (p) No Agreements. Other than the RLAs, and the Berks Loan Documents, the Property is not subject to any outstanding agreement of sale or lease, option to purchase or other right of any third party to acquire any interest therein.

              (q) Zoning. The Property is located, in its entirety, in a SR-1 Suburban Residential District, as that term is defined by the Zoning Ordinance of the County, and the operation of the ALF is a permitted use in such zoning district. The Property is in full compliance with all parking requirements, setback requirements and any and all other zoning requirements applicable to the Property.

              (r) Subdivision. The Property has been subdivided, in accordance with all Legal Requirements, from the Berkshire SNF such that the Land constitutes a legally subdivided lot for the Berkshire ALF, provided, however, that a separate tax parcel identifier has not yet been assigned as provided by
Section 3.1(k) herein.

              (s) True Copies of Documents and Deliverables. The documents and Deliverables provided pursuant to this Agreement and Section 2 of the Master Agreement are true, correct and complete copies of each.

              (t) No Other Contracts. To Multicare's knowledge, except for the RLAs and the agreements underlying the Contract Rights, there are no other agreements or contracts affecting the Property or binding on Multicare, other than any agreements required by the terms of the Master Agreement.

              (u) Books and Records. The books and records relating to the operation of Berkshire ALF made available to ET by Multicare for inspection in accordance with Section 2.3 hereof were maintained by Multicare in the ordinary course of business, are true and correct, and accurately reflect the matters contained therein.

              (v) Insurance. Schedule V sets forth a list of all insurance coverages currently in force with respect to the Property and the limits of each policy. Each such policy under which the coverage is provided, is in full force and effect and all premiums due thereunder have been paid. No notice has been received from any insurance company which issued any such policy, or from any agent thereof, stating that any such policy will not be renewed.

              (w) ERISA. Multicare and any affiliate of Multicare providing services at the Berkshire ALF have, to the extent applicable, complied in all material respects with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and have no actual or potential liability with respect to any plan maintained under Title IV of ERISA.

              (x) Material Disclosure. Multicare has advised ET of all material matters or concerns relating to the use, operation, management and legal compliance of the Berkshire ALF, and to Multicare's knowledge, neither this Agreement (including the Exhibits) nor any document furnished or to be furnished pursuant to or in connection with the transactions contemplated by this Agreement, contains or will contain any misstatement of a material fact, or omits or will omit to state a material fact necessary in order to make the representations and warranties contained herein or therein not misleading in the circumstances in which it is made.

              (y) Personal Property. To Multicare's knowledge, the Personal Property set forth on Exhibit C constitutes all of the Personal Property that is required and/or necessary to operate the Property, and except as set forth on Exhibit C-1, Multicare is the title owner of all the Personal Property set forth on Exhibit C.

         3.2 Representations and Warranties of ET. ET hereby represents and warrants, as of the Effective Date and the Closing Date as follows:

              (a) ET is duly organized, validly existing and in good standing in the state of its formation and in the State.

              (b) ET has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by ET pursuant to the provisions of this Agreement.

              (c) This Agreement is valid and binding upon ET and enforceable against ET in accordance with its terms.

         3.3 Brokerage Fees and Commissions. ET and Multicare represent and warrant that they have not dealt with any broker or with any other entity or individual that would be entitled to any commission, finder's fee or any similar compensation in connection with ET's acquisition of the Property. Multicare and ET shall each indemnify and hold harmless the other from all liability arising from any claim for which the indemnifying party is responsible with respect to any finder's or brokerage fees or agent's commissions in connection with this transaction. The provisions of this paragraph shall survive any termination of this Agreement.

         3.4 General. All of the foregoing representations and warranties shall be true at the time of this Agreement, as of the Closing, and shall survive for a period of twenty-four (24) months following the Closing.


                                   ARTICLE IV
                  COVENANTS AND AGREEMENTS OF MULTICARE AND ET

         Covenants of Multicare. Multicare hereby covenants and agrees with ET that prior to the date of the Closing:

         4.1 Actions Affecting Property. With the exception of equipment leases and the granting of security interests in equipment, executed in the ordinary course of business, Multicare shall not sell, assign, pledge, transfer or encumber the Property or any portion thereof, or enter into any other consent, commitment, understanding or other agreement, or incur any material obligation or liability (contingent or absolute) with respect to the Property without ET's prior written consent.

         4.2 Licenses and Permits. Multicare shall maintain all Permits in full force and effect, and will file timely all reports, statements, renewal applications and other filings, and will pay timely all fees and charges in connection therewith that are required to keep the Licenses and Permits in full force and effect.

         4.3 Contract Rights. Multicare will not enter into any new Contract Rights with respect to the Property except in the ordinary course of the business of the operation of the Property, and to the extent that any Contract Rights relate to any property other than the Property, Multicare shall, on or before Closing, cause such Contract Rights to be modified so that such Contract Rights shall be applicable solely to the Property.

         4.4 Insurance. Multicare shall maintain in full force and effect substantially the same public liability and casualty insurance coverage now in effect with respect to the Property, and shall name ET as an additional insured thereunder as its interest may appear.

         4.5 Taxes and Assessments. Multicare shall pay or discharge before delinquent all tax liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary use and other taxes.

         4.6 Binding Commitments. Multicare shall not make any commitments or representations to any applicable government authorities, any adjoining or surrounding property owners, any civic association, any utility or any other similar person or entity that would in any manner be binding upon Multicare or the Property without ET's prior consent.

         4.7 Compliance with Legal Requirements. The operations of Multicare and the Property will be conducted in compliance with all applicable Legal Requirements, including, without limitation, all such laws regulations, orders and requirements promulgated by any governmental authority or relating to consumer protection, equal opportunity, health, health care industry regulation, third party reimbursement (including, if applicable, Medicare, Medicaid, fraud and abuse, and workers compensation), environmental protection, fire, zoning and building and occupational safety matters.

         4.8 Operation of Property. Multicare shall continue, in the ordinary course of business, to operate and maintain the Property in the same manner as Multicare has heretofore operated the Property, and such operation and maintenance shall be consistent with other assisted living facilities operated or managed by Multicare or affiliates thereof.

         4.9 Notices and Payments. Multicare shall promptly deliver to ET copies of all governmental notices relating to the Property received by Multicare and any other notices that are related to representations and warranties contained in Section 3.1.

         4.10 Off-Site Easements. Promptly following the Effective Date, Multicare and ET shall promptly commence and diligently pursue the negotiation of the Off-Site Easements for the Berkshire ALF. Such Off-Site Easements shall be negotiated in order to satisfy the needs, issues and concerns of ET as set forth in a copy of that certain Memorandum from Kevin C. Smith of ET dated October 16, 2000, a copy of which Memorandum has been delivered to and received by Multicare (the "Memorandum") and any other needs, issues and/or concerns relating to the Property raised by ET in ET's Objection Notice and which Multicare has agreed to address as set forth in the Transferors' Notice.

         4.11 Reciprocal Easements and Restrictive Covenants. Promptly following the Effective Date, Multicare and ET shall promptly commence and diligently pursue the negotiation of any reciprocal easements and covenants ("Reciprocal Easements"), binding upon the Berkshire ALF and the Berkshire SNF that may be necessary for parking, stormwater management or any other matter that Multicare and ET deem appropriate for the continued use and operation of the Berkshire ALF and the Berkshire SNF. The Reciprocal Easements shall be subject to the reasonable review and approval of both Multicare and ET, and shall be in form suitable for execution no later than the Closing Date. Such Reciprocal Easements shall be negotiated in order to satisfy the needs, issues and concerns of ET as set forth in the Memorandum, and any other needs, issues and/or concerns relating to the Property raised by ET in ET's Objection Notice and which Multicare has agreed to address as set forth in the Transferors' Notice.

         4.12 Utilities. To the extent that the Berkshire ALF is not separately metered for consumption of Public Utilities, Multicare shall, prior to Closing, cause such Public Utilities to become separately metered at the sole cost of Multicare.

                                    ARTICLE V

                             [Intentionally Deleted]



                                   ARTICLE VI
                 CONDITIONS TO CONSUMMATION OF TRANSACTION BY ET

         The obligation of ET to consummate Closing shall be subject to fulfillment (or waiver at or prior to the date of the Closing) of the following conditions:

         6.1 Representations, Warranties and Covenants. The representations and warranties made by Multicare in this Agreement or in any document delivered by Multicare pursuant to this Agreement shall be true and correct in all material respects when made and on and as of the date of the Closing as though such representations and warranties were made on and as of such date. Multicare shall not have defaulted in the performance of any covenant required to be performed hereunder.

         6.2 No Material Adverse Change. There shall have been no material adverse change in the value or condition of the Property since the date hereof

         6.3 Title Insurance. The Title Company shall have issued to ET an ALTA owner's title insurance policy effective as of the date of the Closing or an unconditional commitment therefor insuring fee simple title to the Property to be vested in ET in an amount equal to the fair market value of the Property, subject to no exceptions other than Permitted Exceptions with such endorsements and otherwise in form acceptable to ET in its sole and absolute discretion.

         6.4 No Order or Injunction. Closing shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction nor shall there be any pending or threatened condemnation proceeding with respect to the Property or any portion thereof.

         6.5 Instruments of Conveyance. Multicare shall have delivered the instruments referred to in Section 8.1.

         6.6. Consents. All consents necessary for the consummation of Closing by ET shall have been obtained.

         6.7 Bankruptcy Court Approval for Master Agreement and Genesis Master Agreement. Bankruptcy Court approval shall have been obtained for the transactions described in the Master Agreement, including this transaction, as well as for the transactions described in the Genesis Master Agreement.

         6.8 Simultaneous Closing. Unless waived by ET, no transfer of the Property shall occur unless (i) all three (3) transfers contemplated in the Master Agreement occur simultaneously, and (ii) all three (3) transfers occur simultaneously with the closings contemplated under the Genesis Master Agreement.

         6.9 Utilities. To the extent that the Berkshire ALF is not separately metered for consumption of Public Utilities, Multicare shall have caused, in accordance with Section 4.12, such Public Utilities to become separately metered.

         6.10 Contracts. To the extent that any Contract Rights relate to property other than the Property, such Contract Rights shall have been modified, in accordance with Section 4.3, so that such Contract Rights relate solely to the Property.

         6.11 Cure of Items Identified in ET's Objection Notice. All of the items identified in ET's Objection Notice that Multicare agreed to cure and/or address pursuant to and as provided for in the Transferors' Notice shall have been cured and/or addressed to ET's satisfaction.

                                   ARTICLE VII
             CONDITIONS TO CONSUMMATION OF TRANSACTION BY MULTICARE


         The obligation of Multicare to consummate Closing shall be subject to fulfillment (or waiver) at or prior to the date of the Closing of the following conditions:

         7.1 Representations, Warranties and Covenants. The representations, warranties and covenants made by Multicare in this Agreement or in any document delivered by Multicare pursuant to this Agreement shall be true and correct in all material respects when made and on and as of the date of the Closing as though such representations, warranties and covenants were made on and as of such date.

         7.2. Consents. All consents necessary for the consummation of the Closing by Multicare shall have been obtained.

         7.3 Bankruptcy Court Approval for Master Agreement and Genesis Master Agreement. Bankruptcy Court approval shall have been obtained for the transactions described in the Master Agreement, including this transaction, as well as the transactions described in the Genesis Master Agreement.

         7.4 Simultaneous Closing. Unless waived by Multicare, no transfer of the Property shall occur unless (i) all three (3) transfers contemplated in the Master Agreement occur simultaneously, and (ii) all three (3) transfers occur simultaneously with the Closings contemplated under the Genesis Master Agreement.

                                  ARTICLE VIII
                                   THE CLOSING


         Subject to the terms and conditions of this Agreement, the Closing shall take place promptly after satisfaction or waiver of the conditions set forth in Articles VI and VII hereof.

         8.1 Closing Deliveries by Multicare: At Closing, Multicare shall deliver or cause to be delivered the following:

             (a) a special warranty deed conveying good and marketable fee simple title to the Property and the Off-Site Easements (subject only to the Permitted Exceptions);

             (b) the Reciprocal Easements referenced in Section 4.11 hereof;

             (c) a bill of sale pursuant to which Multicare shall convey to ET good title to all the Personal Property, free and clear of all liens and encumbrances;

             (d) a certification duly executed by Multicare under penalty of perjury, setting forth Multicare's address and Federal tax identification number and certifying that Multicare is not a "foreign person" under section 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

             (e) such assignment agreements as may be deemed necessary and appropriate by ET and Multicare, including but not limited to, an assignment by Multicare to Tenant of the Permits and Licenses, the Contract Rights and the RLAs.

             (f) a certificate from a duly authorized agent of Multicare certifying that the representations and warranties of Multicare set forth herein are true and correct in all material respects as of the Closing Date;

             (g) the Lease Agreement duly executed by Tenant;

             (h) the Guaranty duly executed by Genesis Eldercare Corp.; and

             (i) delivery to ET by Multicare of the payment to be made to ET pursuant to Section 5(b) of the Master Agreement.

             (j) such other documents and instruments as ET and Multicare agree are necessary or appropriate.

         8.2 Closing Deliveries by ET. At Closing ET shall deliver or cause to be delivered the following:

             (a) all releases and/or other documentation necessary to reflect forgiveness of the Berks Loan of record, including a release of the Berks Mortgaged Real Property from the lien of the Berks Mortgage, termination of the Berks Guaranty, the return of the Berks Note and such other steps as are customary to achieve the objectives of Multicare and ET as set forth in Section 5 of the Master Agreement.

             (b) a certificate from a duly authorized officer of ET certifying that the representations and warranties of ET set forth herein are true and correct in all material respects as of the Closing Date;

             (c) the Reciprocal Easement Agreement referenced in Section 8.1 (b) above;

             (d) the assignment agreements referenced in Section 8.1 (e);

             (e) the Lease Agreement, duly executed by ET; and

             (f) such other documents and instruments as Multicare and ET agree are necessary or appropriate.

         8.3 Closing Costs. ET and Multicare shall each pay one-half (1/2) of:
(i) documentary and transfer fees imposed on, or in connection with, the transfer of the Property; (ii) survey costs; (iii) costs, including the payment of the title insurance premium, of obtaining a title insurance policy for the benefit of ET and (iv) all recording fees and charges. Each party shall pay its own legal fees.

         8.4 Prorations. Multicare and ET agree that charges, credits and adjustments shall be made as of the Closing Date, and a statement setting forth such adjustments shall be initialed by the parties. The subject areas of such adjustments shall include:

             (a) Real estate, personal property and similar taxes and assessments (general and special, ordinary and extraordinary) that have become or may become a lien on the Property;

             (b) Charges for public utilities servicing the Property, payments under the Contracts, charges under easements and similar agreements affecting the Property;

             (c) Insurance premiums, if any, to the extent policies are assumed by ET;

             (d) All other charges and fees customarily prorated and adjusted in similar transactions.

         The parties shall prorate on the best available information; all adjustments that cannot be determined precisely as of the Closing Date shall be readjusted as soon as practicable. Multicare shall use its best efforts to have all utility meters read as of the Closing Date. To the extent practicable, as Multicare and ET agree as appropriate, such prorations may occur outside the Closing by arrangement with the vendor or supplier of services (e.g., utilities). Any prorations which are the obligation of ET will be assumed and paid by the Tenant as provided under Section 5.3 of the Lease Agreement.

         8.5 Possession. At Closing, Multicare shall deliver possession of the Property to ET (subject to the rights of tenants under the RLAs), the Property to be in the same condition and repair as on the date hereof, reasonable wear and tear excepted, and ET shall immediately deliver possession of the Property to the Tenant under the Lease.

         8.6 Further Assurances. In addition to the obligations required to be performed hereunder by Multicare at the Closing, Multicare agrees to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Closing such other instruments, documents, and other materials, as ET may reasonably request in order to vest title to the Property in ET.

         8.7 Deadline for Closing. In the event the Closing has not occurred by January 31, 2001, and neither party is in breach hereunder, this Agreement shall be terminated, unless otherwise extended by mutual agreement of the parties in writing. Except as to matters which by the terms hereof are to survive any termination, neither party shall have any further obligations hereunder in conjunction with a termination pursuant to this provision.

                                   ARTICLE IX
                            CONDEMNATION; DESTRUCTION

         9.1 Condemnation of the Property. If after the date hereof and prior to the Closing all or a material part of the Property is taken by eminent domain or condemnation (or sale in lieu thereof) such that the operation of the Property as an assisted living facility in the present form or the Property's compliance with zoning laws is disturbed or otherwise compromised, ET may, by written notice to Multicare delivered within thirty (30) days of receipt of a copy of the notice of condemnation from Multicare, elect to cancel this Agreement, in which event both parties shall be relieved and released of and from any further liability hereunder, and this Agreement shall be considered canceled. If no such election is made, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment except that the condemnation award shall be assigned to ET.

         9.2 Destruction of Property, Risk of Loss. The Property is to be held at the risk of Multicare until Closing. In the event of any substantial destruction or damage to the Property, ET may terminate this Agreement within thirty (30) days of the event, and upon such termination, neither party shall have any liability to the other. If no such election is made, the purchase contemplated herein shall be effected with no adjustment except that the insurance award shall be assigned to ET.


                                    ARTICLE X
                               REMEDIES ON DEFAULT

         10.1 Multicare's Remedies. Except for any breaches waived in writing by Multicare, if any of the representations and warranties are untrue in any material respect as provided in Section 7.1 hereof, or if ET has breached any of its covenants or obligations under this Agreement or has failed, refused or is unable to consummate the Closing by the date of the Closing when and as required to do so hereunder, then Multicare shall have the sole and exclusive right either: (a) to bring an action seeking the specific performance of the obligations of ET hereunder, or (b) to terminate this Agreement. Notwithstanding the foregoing, if the event or condition giving rise to the breach of any representation and warranty is not susceptible of being cured, as reasonably determined by Multicare, and is a result of fraud on the part of and/or willful misrepresentation made by ET, then Multicare shall be entitled to avail itself of any and all remedies available at law or in equity as a result of such breach. Multicare hereby agrees, in the absence of fraud and/or willful misrepresentation, that its sole remedy in the event that any of the representations and warranties contained under Section 3.2 hereof shall prove to be untrue as of the Closing or at any time during the survival period for such representations and warranties, that Multicare's sole remedy shall be to compel ET to cure whatever event or condition has given rise to the breach of any such representations or warranties.

         10.2 ET's Remedies. Except for any breaches waived in writing by ET, if any of the representations and warranties are untrue in any material respect as provided in Section 6.1 hereof, or if Multicare has breached any of its covenants or obligations under this Agreement or has failed, refused or is unable to consummate the Closing by the date of the Closing when and as required to do so hereunder, then ET shall have the sole and exclusive right either: (a) to bring an action seeking the specific performance of the obligations of Multicare hereunder, or (b) to terminate this Agreement. Notwithstanding the foregoing, if the event or condition giving rise to the breach of any representation or warranty is not susceptible of being cured, as reasonably determined by ET, and is a result of fraud on the part of and/or willful misrepresentation made by Multicare, then ET shall be entitled to avail itself of any and all remedies available at law or in equity as a result of such breach. ET hereby agrees, in the absence of fraud and/or willful misrepresentation, that its sole remedy in the event that any of the representations and warranties contained under Section 3.1 hereof shall prove to be untrue as of the Closing or at anytime during the survival period for such representations and warranties, that ET's sole remedy shall be to compel Multicare to cure whatever event or condition has given rise to the breach of any such representations or warranties.

                                   ARTICLE XI
                                 INDEMNIFICATION

         11.1 Indemnification by Multicare and Guarantor. Multicare and Guarantor hereby, jointly and severally, indemnify and agree to defend and hold harmless ET, and its officers, directors, employees, agents and successors and assigns, and its general partners and any officers, trustees, directors, employees, agents and successors and assigns of such general partners ("ET Indemnitees"), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys' fees and other charges) which may at any time be asserted against or suffered by any ET Indemnitee, the Property, or any part thereof whether before or after the date of the Closing, as a result of, on account of or arising from (a) the failure of Multicare to perform any of its obligations hereunder or the breach by Multicare of any of its representations and warranties made herein, (b) events, contractual obligations, acts or omissions of Multicare that occurred in connection with the ownership or operation of the Property prior to the Closing, (c) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the operation of the Property at any time or times prior to the Closing, or (d) any obligation, claim, suit, liability, contract, agreement, debt or encumbrance (other than Permitted Exceptions) created, arising or accruing prior to the date of the Closing, regardless of when asserted, relating to the Property or its operation, including, without limitation, and all liabilities for federal or state income taxes or other taxes, which shall not have been set forth or specifically described in this Agreement or the Schedules and the Exhibits hereto. The obligations of Multicare under this Section 11.1 shall survive the Closing for a period of twelve (12) months.

         11.2 Indemnification by ET. Subject to the qualifications set forth in this Section 11.2, ET hereby indemnifies and agrees to defend and hold harmless Multicare and its officers, directors, employees, agents and successors and assigns ("Multicare Indemnitees"), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys' fees and other charges) which may at any time be asserted against or suffered by any Multicare Indemnitee, whether before or after the date of the Closing, as a result of, on account of or arising from (a) the failure of ET to perform any of its obligations hereunder or the breach by ET of any of its representations and warranties made herein, (b) events, contractual obligations, acts or omissions of ET that occurred in connection with the ownership of the Property subsequent to the Closing which were or are the sole fault of ET and not the lessee of the Property, or (c) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the operation of the Property at any time or times subsequent to the Closing which were or are the sole fault of ET and not the lessee of the Property. Notwithstanding the foregoing, in no event shall ET be required to indemnify any Multicare Indemnitee as provided for in this
Section 11.2 if such indemnification relates to (i) any condition or pre-existing problem that existed with respect to the Property prior to the Closing, even if such condition was not apparent to ET and/or Multicare as of the Closing, or (ii) any matter than was not properly disclosed to ET pursuant to this Agreement. The obligations of ET under this Section 11.2 shall survive the Closing for a period of twelve (12) months.

                                   ARTICLE XII
                                     GENERAL

        12.1  Notices.

             (a) All notices, demands and requests required under this Agreement shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if hand delivered or if sent by, facsimile, nationally recognized overnight delivery service, or United States registered or certified mail, return receipt requested, postage prepaid, at the following addresses:

If to ET:                       c/o ElderTrust Operating Partnership
                                101 East State Street
                                Suite 100
                                Kennett Square, PA 19348
                                Attention: President and Chief Financial Officer
                                Telephone: (610) 925-4200
                                Facsimile: (610) 925-4351

    with a copy to:             Wilmer, Cutler & Pickering
                                100 Light Street
                                Baltimore, Maryland 21202
                                Attention: Mark Pollak, Esquire
                                Telephone: (410) 986-2860
                                Facsimile: (410) 986-2828

If to Multicare:                c/o Genesis Health Ventures, Inc.
                                101 East State Street
                                Kennett Square, PA 19348
                                Attention: Chief Executive Officer
                                Telephone: (610) 925-6350
                                Facsimile: (610) 925-4242
                                Attention: Law Department
                                Telephone: (610) 444-6350
                                Facsimile: (610) 925-4242
     with a copy to:            Blank Rome Comisky & McCauley LLP
                                One Logan Square
                                Philadelphia, PA 19103-6998
                                Attention: Matthew J. Comisky, Esquire
                                Telephone:  (215) 569-5678
                                Facsimile: (215) 569-5692

     with a copy to:            Willkie Farr & Gallagher
                                The Equitable Center
                                787 Seventh Avenue
                                New York, NY 10019-6099
                                Attention: Marc Abrams, Esquire
                                Telephone: (212) 728-8764
                                Facsimile: (212) 728-8111

             (b) The parties may change the address to which such communications are to be directed by giving written notice to the others in the manner provided in this section.

             (c) Notices, demands and requests shall be deemed sufficiently served or given for all purposes hereunder (i) if hand delivered or sent by facsimile, on the date of receipt; (ii) if sent by facsimile, upon confirmation and voice confirmed, (iii) if sent by overnight delivery service, one (1) day following the deposit with such delivery service; or (iv) if sent by registered or certified mail, three (3) days following the deposit in any Post Office or Branch Post Office regularly maintained by the United States Government.

         12.2 No Waiver. No failure by a party to exercise and no delay in exercising any right, power, privilege or discretion under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, privilege or discretion hereunder preclude any other or further exercise thereof or the exercise of any right, power, privilege or discretion provided for herein; nor shall any waiver thereof be effective unless in writing and signed by the party waiving the same.

         12.3 Benefit and Assignment. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect, provided that ET may (i) assign this Agreement and its rights hereunder, to a corporation partnership, limited liability company or other entity of which the entire ownership interest is owned directly or indirectly by ET or its affiliates without the consent of Multicare, or (ii) contribute the Property, or any portion thereof, to a corporation, partnership, limited liability company or other entity in exchange for 100% of the ownership interests in such entity; no such assignment or contribution shall relieve Multicare of its obligations hereunder.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         12.4 Governing Law. This Agreement, the rights and obligations of the parties hereto and any claims and disputes relating thereto shall be governed by and construed under the laws of the State (but not including the choice of law rules thereof).

         12.5 Entire Agreement Amendment. This Agreement and the exhibits and schedules hereto and the agreements referred to herein set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

         12.6 Counterparts/Facsimile Signature Pages. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one Agreement. For purposes of binding the parties, signatures may be exchanged by the use of facsimile and confirmed by live signatures circulated immediately thereafter.

         12.7 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         12.8 Miscellaneous.

             (a) Both parties participated in the drafting of this Agreement and no presumptions shall arise by virtue of the identity of the draftsmen.

             (b) Delivery of the conveyancing instruments, the documents and/or the consideration required hereunder of either party shall constitute good and sufficient tender of performance of the terms hereof by the complying party.

             (c) Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement as of the day and year first written above.


WITNESS:                            MULTICARE

                                    BERKSHIRE NURSING HOMES, INC.


_________________________           By:  ______________________________(SEAL)
                                    Name: _____________________________
                                    Title:_____________________________


                                    Date:__________________



                                    ET

                                    ET SUB-BERKSHIRE LIMITED PARTNERSHIP, L.P.


                                    BY: ET BERKSHIRE, LLC

                                    BY: ElderTrust Operating Limited Partnership

_________________________           By:  ______________________________(SEAL)
                                    Name:______________________________
                                    Title:_____________________________

                                    Date:__________________

                              JOINDER BY GUARANTOR
                              --------------------

        Genesis Eldercare Corp. hereby joins in this Agreement for the sole purpose of acknowledging and accepting its responsibilities pursuant to Section
11.1 of this Agreement, and by executing this Agreement hereby evidences its agreement to be bound by the provisions of Section 11.1 hereof.





        IN WITNESS WHEREOF, Genesis Eldercare Corp. has executed this Agreement as of the day and year first written above.

                                      GENESIS ELDERCARE CORP.

                                      By:  _______________________(SEAL)
                                      Name: ______________________
                                      Title:______________________

                                      Date: ______________________

                                    Exhibit A
                                    ---------

                                    The Land
                                    --------

                                    Exhibit B
                                    ---------

                              Permitted Exceptions
                              --------------------

                                    Exhibit C
                                    ---------

                                Personal Property
                                -----------------

                                   Exhibit C-1
                                   -----------

                    Personal Property Not Owned By Multicare
                    ----------------------------------------

                                   Schedule I
                                   ----------

                                Financial Reports
                                -----------------

                                   Schedule II
                                   -----------

                          Residential Living Agreements
                          -----------------------------

                                  Schedule III
                                  ------------

                                 Contract Rights
                                 ---------------

                                   Schedule IV
                                   -----------

                              Licenses and Permits
                              --------------------

                                   Schedule V
                                   ----------

                                    Insurance
                                    ---------

                                  EXHIBIT "B"

                             FORM OF FACILITY LEASE

================================================================================


                                 LEASE AGREEMENT

                   ET SUB-BERKSHIRE LIMITED PARTNERSHIP, L.P.

                                       As

                                    Landlord


                                       And


                  Assisted Living Associates of Berkshire, Inc.

                                       As

                                     Tenant


                      Dated as of __________________, 2000

================================================================================

             Berkshire Commons, a/k/a Park Lane Commons at Berkshire
                              Reading, Pennsylvania

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
PREAMBLE.................................................................................................1
RECITALS.................................................................................................1
   ARTICLE I INTERPRETATION AND DEFINITIONS..............................................................1
   ARTICLE II PROPERTY AND TERM.........................................................................13
      2.1.     Property.................................................................................13
      2.2.     Initial Term.............................................................................14
      2.3.     Extended Terms...........................................................................15
   ARTICLE III RENT.....................................................................................15
      3.1.     Rent.....................................................................................15
      3.2.     Minimum Rent.............................................................................16
         3.2.1.      Catch-Up on Incremental Minimum Rent...............................................16
         3.2.2.      Record-keeping.....................................................................16
         3.2.3.      Audits.............................................................................16
      3.3.     [INTENTIONALLY DELETED]..................................................................17
      3.4.     Additional Rent..........................................................................17
      3.5.     Late Payment of Rent.....................................................................17
      3.6.     Net Lease................................................................................18
      3.7.     Income and Expense Prorations............................................................18
   ARTICLE IV IMPOSITIONS...............................................................................18
      4.1.     Payment of Impositions...................................................................18
      4.2.     Information and Reporting................................................................18
      4.3.     Assessment Challenges....................................................................19
      4.4.     Prorations; Payment in Installments......................................................19
      4.5.     Refunds..................................................................................19
      4.6.     Utility Charges..........................................................................20
      4.7.     Assessment Districts.....................................................................20
   ARTICLE V TENANT WAIVERS.............................................................................20
      5.1.     No Termination or Abatement..............................................................20
      5.2.     Condition of Leased Property.............................................................21
      5.3.     Limitation on Landlord's Liability; Tenant Responsible for Certain Items Under
                 Transfer Agreement ....................................................................22
   ARTICLE VI OWNERSHIP OF PROPERTY.....................................................................23
      6.1.     Leased Property..........................................................................23
      6.2.     Tenant's Personal Property...............................................................23
      6.3.     Purchase of Tenant's Personal Property...................................................23
      6.4.     Removal of Personal Property.............................................................24
      6.5.     Landlord's Personal Property.............................................................25

   ARTICLE VII USE OF PROPERTY..........................................................................25
      7.1.     Permitted Use............................................................................25
         7.1.1.      Primary Intended Use...............................................................25
         7.1.2.      Necessary Approvals................................................................26
         7.1.3.      Continuous Operation...............................................................26
         7.1.4.      Lawful Use.........................................................................27
      7.2.     Compliance with Medicaid and Medicare Requirements.......................................27
      7.3.     Environmental Matters....................................................................28
      7.4.     Landlord to Grant Easements..............................................................29
      7.5.     Management Agreements....................................................................29
      7.6.     Compliance with Building Service and Property Maintenance Agreements and
                 Recorded Instruments. .................................................................30
   ARTICLE VIII SECURITY FOR LEASE OBLIGATIONS..........................................................30
      8.1.     Security Deposit.........................................................................30
      8.2.     Guarantee................................................................................31
   ARTICLE IX HAZARDOUS MATERIALS.......................................................................31
      9.1.     Remediation..............................................................................31
      9.2.     Tenant's Indemnification of Landlord.....................................................32
      9.3.     Survival of Indemnification Obligations..................................................33
      9.4.     Environmental Violations at Expiration or Termination of Lease...........................33
   ARTICLE X MAINTENANCE AND REPAIR.....................................................................34
      10.1.       Tenant's Maintenance and Repair Obligation............................................34
      10.2.       Waiver of Statutory Obligations.......................................................34
      10.3.       Mechanic's Liens......................................................................34
      10.4.       Surrender of Property.................................................................35
      10.5.       Required Capital Expenditures.........................................................35
         10.5.1.     Required Years; Required Amounts; Permitted Expenditures...........................35
         10.5.2.     Payment Provisions.................................................................35
         10.5.3.     No Liability of Landlord...........................................................36
   ARTICLE XI TENANT IMPROVEMENTS.......................................................................36
      11.1.       Tenant's Right to Construct...........................................................36
      11.2.       Construction..........................................................................38
      11.3.       Scope of Tenant's Right...............................................................39
      11.4.       Cooperation of Landlord...............................................................39
      11.5.       Rights in Tenant Improvements.........................................................40
   ARTICLE XII LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS.............................................40
      12.1.       Liens.................................................................................40
      12.2.       Encroachments and Other Title Matters.................................................41
   ARTICLE XIII PERMITTED CONTESTS......................................................................42
   ARTICLE XIV INSURANCE................................................................................43
      14.1.       General Insurance Requirements........................................................43
         14.1.1.     All Risk...........................................................................43
         14.1.2.     Liability..........................................................................44
         14.1.3.     Flood..............................................................................44
         14.1.4.     Worker's Compensation..............................................................44
         14.1.5.     Business Interruption..............................................................44
         14.1.6.     Builder's Risk.....................................................................44
         14.1.7.     Boiler and Machinery...............................................................45
         14.1.8.     Earthquake.........................................................................45
         14.1.9.     Environmental Impairment...........................................................45
         14.1.10.       Subsidence......................................................................45
         14.1.11.       Other Insurance.................................................................45
      14.2.       Replacement Cost......................................................................46

      14.3.       Waiver of Subrogation.................................................................46
      14.4.       Insurance Company Satisfactory........................................................46
      14.5.       Change in Limits......................................................................46
      14.6.       Blanket Policy........................................................................46
   ARTICLE XV APPLICATION OF INSURANCE PROCEEDS.........................................................46
      15.1.       Insurance Proceeds....................................................................46
         15.1.1.     Disbursement of Proceeds...........................................................46
         15.1.2.     Excess Proceeds....................................................................46
      15.2.       Reconstruction Covered by Insurance...................................................46
         15.2.1.     Destruction Rendering Facility Unsuitable for its Primary Intended Use.............46
         15.2.2.     Destruction Not Rendering Facility Unsuitable for its Primary Intended Use.........46
         15.2.3.     Costs of Repair....................................................................46
      15.3.       No Abatement of Rent..................................................................46
      15.4.       Waiver................................................................................46
      15.5.       Damage Near End of Term...............................................................46
      15.6.       Proceeds Paid to Facility Mortgagee...................................................46
   ARTICLE XVI CONDEMNATION.............................................................................46
      16.1.       Total Taking..........................................................................46
      16.2.       Partial Taking........................................................................46
      16.3.       Restoration...........................................................................46
      16.4.       Award Distribution....................................................................46
      16.5.       Temporary Taking......................................................................46
      16.6.       Awards Paid to Facility Mortgagee.....................................................46
   ARTICLE XVII EVENTS OF DEFAULT.......................................................................46
      17.1.       Events of Default.....................................................................46
      17.2.       Payment of Costs......................................................................46
      17.3.       Certain Remedies......................................................................46
      17.4.       Damages...............................................................................46
      17.5.       Additional Remedies...................................................................46
      17.6.       Appointment of Receiver...............................................................46
      17.7.       WAIVER................................................................................46
      17.8.       Application of Funds..................................................................46
      17.9.       Impounds..............................................................................46
   ARTICLE XVIII LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT..............................................46
   ARTICLE XIX LEGAL REQUIREMENTS.......................................................................46
   ARTICLE XX HOLDING OVER..............................................................................46
   ARTICLE XXI RISK OF LOSS.............................................................................46
      21.1.       Risk of Loss..........................................................................46
      21.2.       Unavoidable Events....................................................................46
   ARTICLE XXII INDEMNIFICATION.........................................................................46
      22.1.       Tenant's Indemnification of Landlord..................................................46
      22.2.       Landlord's Indemnification of Tenant..................................................46
      22.3.       Mechanics of Indemnification..........................................................46
      22.4.       Survival of Indemnification Obligations...............................................46

   ARTICLE XXIII SUBLETTING AND ASSIGNMENT..............................................................46
      23.1.       Prohibition Against Subletting and Assignment.........................................46
      23.2.       Changes of Control....................................................................46
      23.3.       Subleases.............................................................................46
         23.3.1.     Permitted Subleases................................................................46
         23.3.2.     Terms of Sublease..................................................................46
         23.3.3.     Copies.............................................................................46
         23.3.4.     Assignment of Rights in Subleases..................................................46
         23.3.5.     Licenses...........................................................................46
      23.4.       Assignment............................................................................46
         23.4.1.     Financial Condition of Assignee....................................................46
         23.4.2.     Assignment to Affiliate............................................................46
         23.4.3.     Assignment in Bankruptcy...........................................................46
         23.4.4.     Adequate Assurance of Future Performance...........................................46
         23.4.5.     Disaffirmance or Rejection.........................................................46
         23.4.6.     Costs..............................................................................46
         23.4.7.     No Release of Tenant's Obligation..................................................46
         23.4.8.     Assignment by Landlord; Subordination..............................................46
   ARTICLE XXIV ESTOPPEL CERTIFICATES AND OTHER STATEMENTS..............................................46
      24.1.       Estoppel Certificates.................................................................46
         24.1.1.     Estoppel Certificate of Tenant.....................................................46
         24.1.2.     Estoppel Certificate of Landlord...................................................46
      24.2.       Financial Statements of the Facility and Guarantor....................................46
         24.2.1.     Quarterly Financial Statements.....................................................46
         24.2.2.     Annual Financial Statements........................................................46
      24.3.       Environmental Statements..............................................................46
      24.4.       Charges...............................................................................46
      24.5.       Provision of Information..............................................................46
   ARTICLE XXV LANDLORD MORTGAGES.......................................................................46
      25.1.       Landlord May Grant Liens; Tenant's Non-Disturbance Rights.............................46
      25.2.       Attornment............................................................................46
      25.3.       Breach by Landlord....................................................................46
      25.4.       Facility Mortgage Protection..........................................................46
   ARTICLE XXVI INTENTIONALLY OMITTED...................................................................46

   ARTICLE XXVII MISCELLANEOUS..........................................................................46
      27.1.       Landlord's Right to Inspect...........................................................46
      27.2.       No Waiver.............................................................................46
      27.3.       Remedies Cumulative...................................................................46
      27.4.       Acceptance of Surrender...............................................................46
      27.5.       No Merger of Title....................................................................46
      27.6.       Conveyance by Landlord................................................................46
      27.7.       Quiet Enjoyment.......................................................................46
      27.8.       Notices...............................................................................46
      27.9.       Survival of Claims....................................................................46
      27.10.      Invalidity of Terms or Provisions.....................................................46
      27.11.      Prohibition Against Usury.............................................................46
      27.12.      Amendments to Lease...................................................................46
      27.13.      Successors and Assigns................................................................46
      27.14.      Titles................................................................................46
      27.15.      Governing Law.........................................................................46
      27.16.      Memorandum of Lease...................................................................46
      27.17.      Attorneys' Fees.......................................................................46
      27.18.      Non-Recourse as to Landlord...........................................................46
      27.19.      No Relationship.......................................................................46
      27.20.      Signs; Reletting......................................................................46
      27.21.      Further Assurances....................................................................46
      27.22.      Arbitration...........................................................................46
      27.23.      Licenses..............................................................................46
      27.24.      Counterparts..........................................................................46





               EXHIBIT A   Legal Description of Land
               EXHIBIT B   [INTENTIONALLY DELETED]
               EXHIBIT C   Appraisal Process
               EXHIBIT D   Form of Guarantee
               EXHIBIT E   [INTENTIONALLY DELETED]
               EXHIBIT F   Arbitration


               SCHEDULE 1  [INTENTIONALLY DELETED]

               SCHEDULE 2  [INTENTIONALLY DELETED]

               SCHEDULE 3  Simultaneous Leases

               SCHEDULE 4  Landlord's Personal Property

               SCHEDULE 5  Immediate Tenant Repairs

               SCHEDULE 6  Tenant's Personal Property

                                 LEASE AGREEMENT
                                 ---------------

                                    PREAMBLE
                                    --------


                  THIS LEASE AGREEMENT (the "Lease"), dated as of
______________, 2000, is made and entered into by and between ET SUB-BERKSHIRE LIMITED PARTNERSHIP, L.P., a Delaware limited partnership ("Landlord"), and Assisted Living Associates of Berkshire, Inc., a Pennsylvania Corporation ("Tenant").

                                    RECITALS
                                    --------

                  WHEREAS, Landlord owns the Leased Property (as defined below);

                  WHEREAS, Tenant wishes to lease from Landlord the Leased Property for the purpose of operating the Facility (as defined below) on the Leased Property;

                  NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

                                    ARTICLE I

                         INTERPRETATION AND DEFINITIONS

                  For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this
Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meaning assigned to them in accordance with generally accepted accounting principles consistently applied, (iii) all references in this Lease to designated "Articles,", "Sections" and other subdivisions are to the designated Articles, Sections and subdivisions of this Lease and (iv) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

                  Additional Rent:  As defined in Section 3.4.

                  Adjusted Minimum Rent: Means the greater of (i) the Minimum Rent for the eighth (8th) Lease Year plus the Incremental Minimum Rent, if any, determined with respect to the eighth (8th) Lease Year or (ii) the fair market rental value of the Leased Property at the end of the eighth (8th) Lease Year, as may reasonably be determined by Landlord and Tenant or, if Landlord and Tenant are unable to agree, as determined pursuant to the appraisal process set forth on Exhibit C.

                  Affiliate: As applied to any Person, means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

                  Award: Means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

                  Bankruptcy Code:  As defined in Section 23.4.3.

                  Bankruptcy Proceeding: Means the bankruptcy case in connection with that certain petition filed by the Tenant and certain other related entities of The Multicare Companies, Inc. on June 22, 2000 with the Bankruptcy Court under Case No. 00-2494 (PJW) seeking protection under Chapter 11 of the bankruptcy laws of the United States.

                  Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, are authorized, or obligated, by law or executive order, to close.

                  Capital Impound Payment:  As defined in Section 17.9(b).

                  Capital Impound Reserves:  As defined in Section 17.9(b).

                  Change of Control:  As defined in Section 23.2.

                  Code:  Means the Internal Revenue Code of 1986, as amended.

                  Commencement Date:  Means [CLOSING DATE].

                  Condemnation: Means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (b) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

                  Condemnor: Means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

                  Control: Means (including, with correlative meanings, the terms "Controlling" and "Controlled by"), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise, but shall not include any powers arising by virtue of a contract to manage the operations of the property owned by that Person.

                  CPI: Means, as of any date, the current United States Department of Labor, Bureau of Labor Statistics Consumer Price Index, United States Average, "All Items" (1982-84=100); provided, however, that if compilation of the CPI is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the CPI shall be used as reasonably chosen by Landlord. No delay by Landlord in providing notice of the CPI applicable at any time shall be deemed a waiver of Landlord's right to apply the CPI in respect of any Cumulative CPI Adjustment to be made under this Lease.

                  Cumulative CPI: Means, for any period, the CPI as of the last day of such period divided by the CPI as of the first day of such period.

                  Cumulative CPI Adjustment: Means, with respect to any amount at the end of any period, such amount multiplied by the Cumulative CPI for such period.

                  Date of Taking: Means the date the Condemnor has the right to possession of the property being condemned.

                  Environmental Law: Means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, common law, orders, demands, approvals, authorizations and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health, or the environment, as in effect on the date hereof or as later amended, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or release of Hazardous Materials, including: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Resource ------ Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Federal ------ ------ Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the ------ ------ Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Emergency Planning and Community Right-to-Know Act ------ (42 U.S.C. 11001 et seq.), and the regulations implementing these statutes, (y) analogous state and local ------- provisions and (z) common law principles of tort liability.

                  Event of Default:  As defined in Section 17.1.

                  Excess Amount:  As defined in Section 10.5.2.

                  Expended Amount:  As defined in Section 10.5.2.

                  Extended Term:  As defined in Section 2.3.

                  Extended Term Commencement Date:  As defined in Section 2.3.

                  Facility: The assisted living facility operated on the Leased Property, commonly known as Berkshire Commons, a/k/a Park Lane Commons at Berkshire.

                  Facilities: Means, collectively, the Facility, Lehigh and Sanatoga.

                  Facility Mortgage:  As defined in Section 14.1.

                  Facility Mortgagee: Means the holder or beneficiary of a Facility Mortgage, if any, and only to the extent Landlord gives Tenant notice of the identity and address of the Person.

                  Facility Revenues: Means, with respect to the Facility, all revenues (determined in accordance with generally accepted accounting principles applied on a consistent basis, except as provided below) whether or not directly or indirectly received or receivable from or by reason of the operation of the Facility, including, without limitation, all resident or client revenues received or receivable for the use of or otherwise by reason of all rooms, beds and other facilities provided, meals served, services performed or provided (including, without limitation, personal care and nursing when provided by an employee of Tenant), space or facilities subleased or goods sold at or from the Facility, or any other use of the Leased Property, including, without limitation, subleases, licenses or any other arrangements with third parties relating to the possession or use of any portion of the Facility; provided, however, that Facility Revenues shall not include:

                           (a) revenues from professional fees or charges by physicians and all providers of ancillary services, including without limitation, physical therapy services, whether or not such providers are employees of Tenant;

                           (b) non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business;

                           (c) federal, state or local excise taxes imposed upon, and any tax based upon or measured by, such revenues which is added to or made a part of the amount billed to the resident, client or other recipient of such services or goods, whether included in the billing or stated separately;

                           (d) contractual allowances (relating to any period during the Term) for billings not paid by or received from the appropriate governmental agencies or third party providers; and

                           (e) all proper resident billing credits and adjustments (including, without limitation, allowances for uncollectible accounts) according to generally accepted accounting principles relating to senior housing accounting.

                  Fiscal Quarter: The three-month periods (or applicable portions thereof) in any Fiscal Year from January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

                  Fiscal Year: Each twelve-month period from October 1 through September 30.

                  Fixtures: Means all permanently affixed equipment, machinery, fixtures, and other items of real or personal property, including all components thereof, now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, kitchen equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant's Personal Property.

                  Full Replacement Cost: Means the actual replacement cost of the Insured Property (as hereinafter defined) from time to time including increased cost of construction endorsement, less exclusions provided in the healthcare industry standard fire insurance policy.

                  GAAP:  Means generally accepted accounting principles.

                  Guarantee: Means the Guarantee of even date herewith executed by Guarantor in favor of Landlord, the form of which is attached hereto as Exhibit D.

                  Guarantor: Means Genesis Eldercare Corp., and its permitted successors and assigns.

                  Hazardous Materials: Means any chemicals, substances, pollutants, contaminants, materials, or wastes, whether solid, liquid or gaseous in nature (including, without limitation, any medical waste):

                  (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy, administrative request or civil complaint under any of the foregoing or under common law;

                  (ii) which is defined as a "hazardous waste," "pollutant or contaminant," or otherwise "hazardous substance" under any federal, state or local statute, regulation or ordinance or amendments thereto as in effect as of the Commencement Date, or as thereafter amended, including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.);

                  (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous as of, or at any time after, the Commencement Date, and, is regulated by any governmental authority, agency, department, commission, board, or instrumentality of the United States, or any state or any political subdivision thereof having or asserting jurisdiction over the Leased Property;

                  (iv) the presence of which on the Leased Property causes or threatens to cause a nuisance upon the Leased Property or to other properties or poses a hazard to the health or safety of persons on or about the Leased Property;

                  (v) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls
                           (PCBs) or friable asbestos or friable
                           asbestos-containing materials or urea formaldehyde foam insulation;

                  (vi)     radon gas; or

                  (vii)    petroleum and petroleum products.

                  Impartial Appraiser: As defined in Section 14.2.

                  Impositions: Means collectively:

                           (a) all taxes (including all real and personal property, ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes);

                           (b) assessments and levies (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term);

                           (c) excises;

                           (d) fees (including license, permit, inspection, authorization and similar fees); and

                           (e) all other governmental charges;


                  in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property, the business conducted thereon by Tenant or the Rent payable with respect thereto (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord's interest in the Leased Property; (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein; or (iii) any operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that Impositions shall not include:

                                    (aa) any tax based on net income (whether
                           denominated as an income, franchise, capital stock or other tax) imposed on Landlord or any other Person other than Tenant;

                                    (bb) any transfer, or net revenue tax of
                           Landlord or any other Person other than Tenant;

                                    (cc) any tax imposed solely with respect to
                           the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof; or

                                    (dd) any tax imposed with respect to any
                           principal or interest on any indebtedness on the Leased Property.

                  Impound Charges: As defined in Section 17.9.

                  Impound Payment: As defined in Section 17.9.

                  Incremental Minimum Capital Expenditure. Means, with respect to any Lease Year, the amount determined by multiplying one-half (1/2) of the percentage increase in CPI as determined by reference to the publication dates nearest to and prior to the first and last days of such Lease Year, times the Minimum Capital Expenditure payable with respect to such Lease Year. For example, if the Minimum Capital Expenditure for a given Lease Year is $300 and the CPI applicable to the first day of such Lease Year is 102.5 and the CPI applicable to the last day is 104.5, the Incremental Minimum Capital Expenditure is calculated as follows:

                  1/2 x (104.5 - 102.5) = 1% times $300.00, or $3.00.

                  Incremental Minimum Rent: Means, with respect to any Lease Year, the amount determined by multiplying one-half (1/2) of the percentage increase in CPI, as determined by reference to the publication dates nearest to and prior to the first and last days of such Lease Year, times the Minimum Rent payable with respect to such Lease Year. For example, if the Minimum Rent for a given Lease Year is $300,000 and the CPI applicable to the first day of such Lease Year is 102.5 and the CPI applicable to the last day is 104.5, the Incremental Minimum Rent is calculated as follows:

                  1/2 x (104.5 - 102.5)= 1.0% times $300,000.00, or $3,000.00.

                  Initial Term:  As defined in Section 2.2.

                  Inspection:  As defined in Section 27.1.

                  Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

                  Land:  As defined in Section 2.1.

                  Landlord:  As defined in the Preamble.

                  Landlord's Encumbrance:  As defined in Section 25.1.

                  Landlord's Personal Property:  As defined in Section 2.1.

                  Lease:  As defined in the Preamble.

                  Leased Improvements:  As defined in Section 2.1.

                  Leased Property:  As defined in Section 2.1.

                  Lease Year: Means each period of one (1) year that commences on the Commencement Date (or anniversary thereof) and ends on the day immediately prior to the next anniversary of the Commencement Date. However, in the event that the Commencement Date is not the first day of the month, the first Lease Year shall include the remainder of the month which includes the Commencement Date plus the period of one (1) year that commences on the first day of the calendar month following the Commencement Date. In such event, Rent shall be pro-rated for such fractional period of any partial month of such first Lease Year.

                  Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws (including, without limitation, the Americans with Disabilities Act, the Fair Housing Act, as applicable, and any applicable Environmental Laws), rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Leased Property; (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), at any time in force affecting the Leased Property; or (iii) require the cleanup or other treatment of any Hazardous Material.

                  Lehigh: Means Lehigh Commons a/k/a Park Lane Commons at Lehigh in Lehigh County, Pennsylvania.

                  MAI Appraiser:  As defined in Exhibit C.

                  Management Agreement: Any agreement, whether written or oral, between Tenant and any other Person pursuant to which Tenant provides any payment, fee or other consideration to any other Person to operate or manage the Facility.

                  Manager: Means any Person of who has at least five (5) years experience in the management of assisted living facilities of at least similar size and quality to the Facility, and who is engaged to manage the Facility in accordance with the terms hereof.

                  Memorandum of Lease:  As defined in Section 27.16.

                  Minimum Capital Expenditure. The Minimum Capital Expenditure required to be made for the first Lease Year shall be Three Hundred Fifty and 00/100 Dollars ($350.00), and for any Lease Year thereafter, the Minimum Capital Expenditure shall be an amount equal to the Minimum Capital Expenditure required to be made with respect to the immediately preceding Lease Year, plus the Incremental Minimum Capital Expenditure determined with respect to the immediately preceding Lease Year, if any. As an example, the Minimum Capital Expenditure required during the Second Lease Year shall be Three Hundred Fifty and 00/100 Dollars ($350.00), plus the Incremental Minimum Capital Expenditure , if any, determined with respect to the first Lease Year.

                  Minimum Rent: The Minimum Rent payable for the first (1st) Lease Year shall be Two Hundred Eighty-Two Thousand Three Hundred Ninety-One and 00/100 Dollars ($282,391.00). The Minimum Rent payable for the second (2nd) through the eighth (8th) Lease Years shall be in an amount equal to the Minimum Rent payable with respect to the immediately preceding Lease Year plus the Incremental Minimum Rent determined with respect to the immediately preceding Lease Year, if any. As an example, the Minimum Rent payable during the second
(2nd) Lease Year shall be Two Hundred Eighty-Two Thousand Three Hundred Ninety-One and 00/100 Dollars ($282,391.00) plus the Incremental Minimum Rent, if any, determined with respect to the first (1st) Lease Year. Commencing on the eighth (8th) anniversary of the Commencement Date, the Minimum Rent (for the ninth (9th) Lease Year) shall be equal to the Adjusted Minimum Rent, and the Minimum Rent for the tenth (10th) Lease Year shall be equal to the Adjusted Minimum Rent plus the Incremental Minimum Rent, if any, determined with respect to the ninth (9th) Lease Year, if any.

                  Officer's Certificate: A certificate of Tenant signed by an officer authorized to so sign by the board of directors or bylaws.

                  Operating Capacity: The number of beds with which the Facility will operate and maintain at any given time. As of the Commencement Date, Operating Capacity is 75 beds. Operating Capacity shall not mean that all beds must be occupied, but only that such beds must be in operation and available for occupancy.

                  Overdue Rate: On any date, a rate equal to the Prime Rate on such date plus two percent (2%), but in no event greater than the maximum rate then permitted under applicable law.

                  Permitted Expenditure:  As defined in Section 10.5.1.

                  Person: Means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

                  Primary Intended Use:  As defined in Section 7.1.1.

                  Prime Rate: On any date, a rate equal to the annual rate on such date announced by Citibank, N.A. to be its prime rate or base rate for ninety (90) day unsecured loans to its corporate borrowers of the highest credit standing.

                  Quarter: Means, during each Lease Year, the first three (3) calendar-month period commencing on the first (1st) day of such Lease Year and each subsequent three (3) calendar-month period within such Lease Year; provided, however, that the last Quarter during the Term may be a period of less than three (3) calendar months and shall end on the last day of the Term.

                  Registered Offering: As defined in Section 23.2.

                  Related Rights: As defined in Section 2.1.

                  Rent: Collectively, Minimum Rent and Additional Rent, each as defined in Article III.

                  Required Amount: Means, for any Lease Year, the product of the Minimum Capital Expenditure for such Lease Year multiplied by the then current Operating Capacity throughout the Required Period.

                  Required Lease Coverage:  Means 1.0.

                  Required Period: As defined in Section 10.5.2.

                  Required Year: As defined in Section 10.5.1.

                  Rules: As defined in Exhibit F.

                  Sanatoga: Means Sanatoga Commons a/k/a Park Lane Commons at Sanatoga located in Montgomery County, Pennsylvania.

                  Security Deposit.  As defined in Section 8.1.

                  Simultaneous Lease Coverage: Means (a) the aggregate net operating income for the Facilities for a given applicable period, determined in accordance with GAAP applied on a consistent basis, less the sum of (i) an imputed management fee equal to five percent (5%) of the total aggregate Facility Revenues for the Facilities for such applicable period and (ii) the product of the Minimum Capital Expenditure for the applicable Lease Year multiplied by the total aggregate Operating Capacity for the Facilities adjusted to the appropriate time period, divided by (b) the total aggregate amount of Minimum Rent payable under the Simultaneous Leases for such time period.

                  Simultaneous Leases: Means the Leases set forth on Schedule 3 hereto.

                  State:  The Commonwealth of Pennsylvania.

                  Tenant:  As defined in the Preamble.

                  Tenant Improvement:  As defined in Section 11.1.

                  Tenant's Personal Property: All machinery, equipment, furniture, furnishings, movable walls or partitions, phone system, computers or trade fixtures or other personal property, and consumable inventory and supplies, owned by Tenant and used or useful in Tenant's business on the Leased Property, including all items of furniture, furnishings, equipment, supplies and inventory, kitchen fixtures, flatware, lawn mowers and other gardening tools, and tractors and other motorized vehicles.

                  Term: Collectively, the Initial Term and the Extended Terms, as the context may require, unless earlier terminated pursuant to the provisions hereof.

                  Third MAI Appraiser: As defined in Exhibit C.

                  Unavoidable Delays: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto perform any obligations of such party under this Lease.

                  Unavoidable Event: As defined in Section 21.2.

                  Unsuitable For Its Primary Intended Use: A state or condition of the Facility such that in the good faith judgment of Tenant, reasonably exercised, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use.


                                   ARTICLE II


                                PROPERTY AND TERM

         2.1. Property

                  Subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant and Tenant leases from Landlord all of the following (collectively the "Leased Property"):

                  (a) that certain tract, piece and parcel of land, as more particularly described on Exhibit A hereto (the "Land");

                  (b) all buildings, structures, and other improvements of every kind now or hereafter located on the Land including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land including any Tenant Improvements (collectively, the "Leased Improvements");

                  (c) all Fixtures;

                  (d) all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the "Related Rights"); and

                  (e) all personal property owned by Landlord and located on the Leased Property ("Landlord's Personal Property").

Landlord and Tenant agree that all personal property located on the Leased Property, or used in the operation of the Facility, as of the Commencement Date, is owned by the Landlord and is listed on Schedule 4 (Landlord's Personal Property), with the exception of those certain items (i) owned by Residents on the Leased Property and (ii) owned by Tenant and identified on Schedule 6 (Tenant's Personal Property). It is hereby acknowledged that there is one (1) leased vehicle used in connection with the operation of the Leased Property, and Tenant shall assume such vehicle lease in accordance with Section 5.3 hereof, if such lease is not already in Tenant's name. In addition, Tenant hereby agrees that it shall provide appropriate and sufficient transportation services to Residents of the Leased Property at all times during the Term hereof. Within thirty (30) days after the end of each Lease Year, Tenant shall prepare a revised Schedule 4 ("Revised Schedule 4") which shall list all of Landlord's Personal Property as of the date thereof, including all personal property which Tenant acquired to replace lost, destroyed, or obsolete Landlord's Personal Property as required under Section 6.5 hereof.

Landlord and Tenant further agree that the fair market value of Landlord's Personal Property leased by Tenant pursuant to this Lease accounts for less than ten percent (10%) of the aggregate fair market value of the Leased Property.

         2.2. Initial Term.

                 The initial term of this Lease shall commence on the Commencement Date and, unless earlier terminated in accordance with the provisions of this Lease, shall expire on the day prior to the Tenth (10th) anniversary of such Commencement Date (the "Initial Term"). However in the event that the Commencement Date is not the first day of the month, the Initial Term shall include the remainder of the month which includes the Commencement Date plus the Ten (10) year period that commences on the first day of the calendar month following the Commencement Date

         2.3. Extended Terms.

                  Provided that (i) no Event of Default shall have occurred and be continuing, and (ii) the Lease shall be in full force and effect, Tenant shall have the right to extend the Term for up to two (2) consecutive extended terms of five (5) years each (each, an "Extended Term").

                  Each Extended Term shall commence on the day succeeding the expiration of the Initial Term or the preceding Extended Term, as the case may be (any such day, an "Extended Term Commencement Date"), and shall expire on the day prior to the fifth (5th) anniversary of such Extended Term Commencement Date. For any Extended Term, the Minimum Rent payable for each Lease Year during such Extended Term shall be equal to the Minimum Rent payable with respect to the immediately preceding Lease Year plus the Incremental Minimum Rent determined with respect to the immediately preceding Lease Year. All of the other terms, conditions, covenants and provisions of this Lease shall apply for such Extended Term. If Tenant shall elect to exercise any of the aforesaid extensions, Tenant shall do so by giving Landlord notice therefore not later than nine (9) months prior to the expiration of the then current Term, it being agreed that time is of the essence with respect to the giving of such notice. Tenant may not exercise this extension right with respect to more than one Extended Term at a time. If Tenant shall fail to give any such notice, this Lease shall automatically terminate at the end of the then current Term, and Tenant shall have no further right to extend the Term of this Lease. If Tenant shall give such notice, the extension of the Lease shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Tenant and Landlord shall execute such documents and agreements as either party shall reasonably require to evidence the same.


                                   ARTICLE III

                                      RENT

         3.1. Rent.

                  Tenant shall pay to Landlord, in lawful money of the United States of America, which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or reduction, Minimum Rent and Additional Rent during the Term as hereinafter provided. Payment of Rent during the Term shall be made at Landlord's address set forth in Section 27.8 or at such other place or to such other Person as Landlord from time to time may designate in writing. If any payment owing hereunder shall otherwise be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. All payments to Landlord shall be made by corporate check, certified check, wire transfer of immediately available funds or by such other method acceptable to Landlord in its sole discretion.


         3.2. Minimum Rent.

                  Except as permitted under Section 3.2.1 for the lag between the start of the Lease Year and the calculation of Incremental Minimum Rent, Minimum Rent shall be payable in twelve equal monthly installments on or before the first (1st) Business Day of each month.

                  3.2.1. Catch-Up on Incremental Minimum Rent.

                  Within sixty (60) days after the beginning of each new Lease Year, Landlord shall deliver to Tenant an Officer's Certificate setting forth for the Facility (i) the CPI published on or most closely and prior to the first and last days of the prior Lease Year and (ii) the Incremental Minimum Rent with respect to the Lease Year just commencing. If the Incremental Minimum Rent determined with respect to the Lease Year just commencing is greater than zero, Tenant shall pay to Landlord with the next payment of Minimum Rent or within ten
(10) days following receipt of such notice, whichever is later, the deficiency in Minimum Rent payable with respect to the current Lease Year up to and including the date of such Officer's Certificate after giving effect to the Incremental Minimum Rent with respect to the Lease Year just commencing as set forth in such Officer's Certificate.

                  3.2.2. Record-keeping.

                  Tenant shall utilize an accounting system for the Leased Property in accordance with its usual and customary practices and in accordance with GAAP (applied on a basis consistent with all of the properties subject to Simultaneous Leases) which will accurately record all Facility Revenues and net operating income. Tenant shall retain reasonably adequate records for each Lease Year conforming to such accounting system until at least five (5) years after the expiration of such Lease Year.

                  3.2.3. Audits.

                  Landlord, at its own expense except as provided herein, shall have the right, but not the obligation, from time to time directly, or through an accountant, which accountant shall be reasonably approved by Tenant, to audit any certificates or statements provided by Tenant pursuant to Section 24, and in connection with such audits to examine Tenant's books and records with respect thereto (including supporting data, sales tax returns and Tenant's work papers).

         3.3. [INTENTIONALLY DELETED].

         3.4. Additional Rent

                  In addition to Minimum Rent, (1) Tenant shall also pay and discharge when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease, and (2) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (1) above, or any Minimum Rent, Tenant shall also pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the "Additional Rent"). Except as otherwise provided in this Lease, or by applicable law, all Additional Rent shall be due and payable by Tenant along with the next payment of Minimum Rent or within ten (10) days after either Landlord or the applicable third party who may be billing Tenant therefore shall deliver an invoice to Tenant therefore, whichever is later. To the extent that Tenant pays any Additional Rent to Landlord pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Rent to the entity to which it would otherwise be due.

         3.5. Late Payment of Rent.

                  Tenant hereby acknowledges that late payment by Tenant to Landlord of Minimum Rent or Additional Rent will cause Landlord to incur costs not contemplated under the terms of this Lease, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Such costs may include processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Leased Property, and other expenses of a similar or dissimilar nature. Accordingly, if any installment of Minimum Rent or Additional Rent (but only as to those items of Additional Rent which are payable directly to Landlord) shall not be paid within five (5) Business Days after its due date, Tenant will pay Landlord on demand, as Additional Rent, a late charge equal to five percent (5%) of such installment. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. In addition, if any installment of Minimum Rent or Additional Rent (but only as to those items of Additional Rent which are payable directly to Landlord) shall not be paid within five (5) Business Days of its due date, the amount unpaid shall bear interest, from the due date of such installment to the date of payment thereof, computed at the Overdue Rate on the amount of such installment, and Tenant will pay such interest to Landlord within five (5) Business Days of demand, as Additional Rent. The payment of said late charge or such interest shall not alone constitute a waiver, nor excuse or cure, of any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

         3.6. Net Lease.

                  The Rent shall be paid absolutely net to Landlord, without notice or demand and without set-off, counterclaim, recumbent, abatement, suspension, determent, deduction or defense, so that this Lease shall yield to Landlord the full amount of the installments of Minimum Rent and Additional Rent throughout the Term, all as more fully set forth in Article V.

         3.7. Income and Expense Prorations.

                  Income and expense items received or paid with respect to the period in which the Term terminates shall be adjusted and prorated between Landlord and Tenant as of the date the Term terminates.

                                   ARTICLE IV

                                   IMPOSITIONS


         4.1. Payment of Impositions.

                  Subject to Section 17.9, Tenant will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible. All payments of Impositions shall be subject to Tenant's right of contest pursuant to the provisions of Article XIII. Tenant shall promptly furnish to Landlord copies of official receipts, if available, or other satisfactory proof evidencing such payments, such as canceled checks.

         4.2. Information and Reporting.

                  Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge, but Landlord's failure to give any such notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions; provided, however, any failure by Tenant to pay such Impositions within ten (10) days after the date on which Tenant had actual knowledge or notice of such Impositions shall constitute an Event of Default hereunder. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event any applicable governmental authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file and shall pay all associated personal property taxes. Each party, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property.

         4.3. Assessment Challenges.

                  In addition to Tenant's rights under Article XIII but subject to the requirements thereof, Tenant may, upon notice to Landlord, at Tenant's option and at Tenant's sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant's expense as aforesaid, shall fully cooperate with Tenant in such protest, appeal, or other action. Any and all such savings, to the extent they accrue during the Term shall inure to the benefit of Tenant during the Term.

         4.4. Prorations; Payment in Installments.

                  Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination, and Tenant's obligation to pay its prorated share thereof shall survive such termination. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may elect to pay in installments, in which event Tenant shall pay all installments (and any accrued interest on the unpaid balance of the Imposition) that are due during and allocable to any portion of the Term hereof before any fine, penalty, premium, further interest or cost may be added thereto.


         4.5. Refunds.

                  If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Landlord due to an Event of Default shall be applied as provided in Article XVII.


         4.6. Utility Charges.

                  Tenant shall pay or cause to be paid prior to delinquency charges for all utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in the Leased Property during the Term.


         4.7. Assessment Districts.

                  Neither party shall voluntarily consent to or agree in writing to (i) any special assessment or (ii) the inclusion of any material portion of the Leased Property into a special assessment district or other taxing jurisdiction unless the other party shall have consented thereto, which consent shall not be unreasonably withheld.

                                    ARTICLE V

                                 TENANT WAIVERS

         5.1. No Termination or Abatement

                  Except as otherwise specifically provided in this Lease, to the extent permitted by law, (i) Tenant shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Landlord to modify, surrender or terminate this Lease nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent by reason of, and (ii) the respective obligations of Landlord and Tenant shall not be otherwise affected by reason of:

                  (a) except as provided in Section 15.2 hereof, any damage to, or destruction of, the Leased Property or any portion thereof caused primarily by the actions, omissions, negligence or intentional misconduct of Tenant;

                  (b) the lawful or unlawful prohibition of, or restriction upon, Tenant's use or occupancy of the Leased Property, or any portion thereof, caused primarily by the actions, omissions, negligence or intentional misconduct of Tenant; or

                  (c) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord.


                  Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law
(i) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) to entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant under this Lease shall continue to be payable in all events unless such obligations shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.


         5.2. Condition of Leased Property.

                  Notwithstanding anything contained in this Lease to the contrary (including without limitation, the provisions of Section 10.4 hereof), Tenant acknowledges receipt and delivery of possession of the Leased Property and that Tenant has examined or otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease. Regardless, however, of any inspection made by Tenant of the Leased Property and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property "as is" in its present condition. Tenant acknowledges that Landlord has simultaneously with execution of this Lease, purchased the Leased Property from Berks Nursing Homes, Inc., an affiliate of Tenant ("Berks"), and Tenant hereby agrees that it shall, for all purposes of this Lease, be deemed to have the same knowledge regarding the Leased Property as Berks. Tenant waives and releases any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions latent or patent, matured or unmatured, known or unknown by Tenant or Landlord as of the date hereof. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (A) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (B) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (C) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (D) VALUE, (E) COMPLIANCE WITH SPECIFICATIONS, (F) LOCATION, (G) USE, (H) CONDITION, (I) MERCHANTABILITY, (J) QUALITY, (K) DESCRIPTION, (L) DURABILITY, (M) OPERATION, (N) THE EXISTENCE OF ANY HAZARDOUS MATERIAL OR (O) COMPLIANCE OF THE LEASED PROPERTY WITH ANY LAW (INCLUDING ANY ENVIRONMENTAL LAW) OR LEGAL REQUIREMENTS. TENANT ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT AND THAT TENANT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD'S AGENTS OR EMPLOYEES. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE LEASED PROPERTY OCCURRING PRIOR TO THE COMMENCEMENT DATE OF ANY NATURE, WHETHER LATENT OR PATENT, AS BETWEEN LANDLORD AND TENANT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT), IT BEING AGREED THAT ALL SUCH RISKS OCCURRING PRIOR TO THE COMMENCEMENT DATE ARE TO BE BORNE BY TENANT. THE PROVISIONS OF THIS SECTION 5.2 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE. To the extent permitted by law, however, Landlord hereby assigns to Tenant for the Term all of Landlord's rights to proceed against any predecessor in title for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord's or Tenant's name, all at Tenant's sole cost and expense. Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys' fees and expenses) incurred by Landlord in connection with such cooperation. Within one hundred eighty (180) days from the Commencement Date, Tenant shall complete, to the reasonable satisfaction of Landlord and at Tenant's sole cost and expense, the repairs listed on Schedule 5 hereof.

         5.3. Limitation on Landlord's Liability; Tenant Responsible for Certain Items Under Transfer Agreement.

                  It is hereby expressly acknowledged by Tenant, notwithstanding any provision of this Lease to the contrary, that Landlord shall have no responsibility or liability under this Lease for any problem, condition or matter relating to the Leased Property that arises out of, or relates in any way to (i) a breach of the representations and warranties made by Berks in Section 3 of that certain Conveyance and Transfer Agreement relating to the conveyance of the Leased Property from Berks to Landlord ("Transfer Agreement"); (ii) any matter that was not properly disclosed to Landlord by Berks as provided for by the Transfer Agreement (Landlord hereby acknowledges the proper disclosure of all matters identified in that certain EMG Property Condition Assessment dated March 1, 2000, as the same was updated by letter from EMG dated October 4,
2000); or (iii) any condition or pre-existing problem that existed with respect to the Leased Property prior to Landlord's acquisition thereof from Berks, even if such condition was not apparent to Landlord and/or Berks prior to closing of Landlord's acquisition of the Leased Property.

                  In addition to the foregoing, Tenant hereby (i) acknowledges and accepts responsibility for the payment of any and all prorations under
Section 8.4 of the Transfer Agreement that are Landlord's responsibility thereunder, and (ii) represents and warrants that Tenant has accepted an assignment from Berks of all of the rights and obligations of Berks under and pursuant to the RLAs (as defined in the Transfer Agreement), the Contract Rights (as defined in the Transfer Agreement), and the Licenses and Permits (as defined in the Transfer Agreement), and Tenant hereby agrees to be bound by the terms thereof. Tenant further acknowledges that it has had an opportunity to review the Transfer Agreement and Tenant fully understands, accepts and acknowledges the provisions set forth in this Section 5.3.

                                   ARTICLE VI


                              OWNERSHIP OF PROPERTY

         6.1. Leased Property.

                  Tenant acknowledges that the Leased Property is the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Leased Property during the Term of and upon the terms and conditions of this Lease.

         6.2. Tenant's Personal Property.

                  Tenant may (and shall, as provided below), at its expense, install, affix or assemble or place on the Land or in any of the Leased Improvements, any items of Tenant's Personal Property, and Tenant may, subject to the conditions set forth in this Lease, remove the same upon the expiration or any prior termination of the Term. Tenant shall provide and maintain during the entire Term all such Tenant's Personal Property as shall be necessary in order to operate the Facility in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use and in accordance with its past practices.

         6.3. Purchase of Tenant's Personal Property.

                  Upon the expiration or sooner termination of this Lease, Landlord shall have the right (but not the obligation) to purchase from Tenant all or any portion of tangible Tenant's Personal Property (which shall specifically exclude those items identified on Schedule 6 hereof):

                  (i) if owned by Tenant and not subject to any secured financing, at the fair market value thereof;

                  (ii) if owned by Tenant, but subject to a secured financing, at the greater of the amount of the debt owing under such financing and secured exclusively by such property, and the fair market value thereof; and

                  (iii) if leased by Tenant and the applicable lease provides for termination of the lease as to such property upon the payment of a given sum, at the greater of the amount of the payment so provided, and the fair market value thereof; provided, that at Landlord's option and if the lessor of such Tenant's Personal Property will permit Landlord to assume the obligations under the applicable lease with respect to such property (separate from the obligations under a master lease if in effect), Tenant shall, upon the request of Landlord, assign the applicable lease (or portion thereof) to Landlord.

                  Landlord may elect to purchase Tenant's Personal Property by giving notice to Tenant not later than, as the case may be, ninety (90) days prior to the expiration of this Lease or upon the termination of this Lease following any Event of Default. Tenant shall transfer title to such property by a bill of sale without warranty (except as to ownership) upon concurrent payment in cash by Landlord. To the extent that Landlord and Tenant are unable to reasonably agree on the fair market value of any of Tenant's Personal Property, the parties shall agree on a mutually acceptable third party appraiser to determine the fair market value of the items in question, and such value assigned by the appraiser shall be final and binding on both parties.


         6.4. Removal of Personal Property.


                  All items of Tenant's Personal Property not removed by Tenant within fourteen (14) days following the expiration or earlier termination of this Lease shall be considered abandoned by Tenant and may, at Landlord's discretion and without any obligation, be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof to Tenant and without any payment to Tenant and without any obligation to account therefore. Tenant shall, at its expense, promptly restore the Leased Property to the condition required by Article X, including repair of all damage to the Leased Property caused by the removal of Tenant's Personal Property, within thirty (30) days following expiration or earlier termination of the Lease, whether effected by Tenant or Landlord. Landlord shall not be responsible for any loss or damage to Tenant's Personal Property, or any other property of Tenant, by virtue of Landlord's removal thereof at any time subsequent to the fourteen (14) day period provided for herein.


         6.5. Landlord's Personal Property.


                  Tenant shall maintain Landlord's Personal Property in the same manner as Tenant is required to maintain Tenant's Personal Property pursuant to
Section 6.2 hereof. Upon the loss, destruction, or obsolescence of any of Landlord's Personal Property, Tenant shall replace such property and such replacement property shall become Landlord's Personal Property and as such shall be listed on Revised Schedule 4 in lieu of the replaced property.

                                   ARTICLE VII

                                 USE OF PROPERTY


         7.1. Permitted Use.

                  7.1.1. Primary Intended Use.

                  Tenant shall, at all times during the Term, and at any other time Tenant shall be in possession of the Leased Property, continuously use or cause to be used the Leased Property as an appropriately licensed assisted living facility operated at full Operating Capacity and for such other uses as may be necessary or incidental thereto (such use referred to herein as the Leased Property's "Primary Intended Use"). Notwithstanding whether there are sufficient Residents to occupy all beds at Operating Capacity, Tenant shall be required to operate and maintain the Leased Property at full Operating Capacity unless Landlord shall have provided Tenant with Landlord's express written consent (which consent may be withheld in Landlord's reasonable discretion) to operate at less than full Operating Capacity. Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord (which consent may be granted or withheld in Landlord's reasonable discretion). No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which (a) is reasonably likely to materially and adversely effect any licenses, permits, approvals or authorizations relating to the Leased Property and its Primary Intended Use or
(b) will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or otherwise provide to residents or clients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by fire underwriter's regulations. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Tenant's Personal Property, including, without limitation, the Insurance Requirements.

                  7.1.2. Necessary Approvals.

                  Tenant hereby represents that on or prior to the Commencement Date, Tenant shall have obtained all approvals necessary to use and operate the Leased Property and the Facility under applicable local, state and federal law, for the Primary Intended Use. From and after the Commencement Date, Tenant shall maintain all approvals necessary to use and operate the Leased Property and the Facility under applicable local, state and federal law, for the Primary Intended Use, and without limiting the foregoing, shall maintain, to the extent required by applicable law, appropriate certifications for reimbursement and licensure.

                  7.1.3. Continuous Operation.

                  Tenant shall continuously operate the Leased Property as a provider of assisted living services in accordance with its Primary Intended Use. Tenant will not take or omit to take any action, the taking or omission of which may materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use. Tenant shall at all times during the Term, and at any time Tenant shall be in possession of the Leased Property, continuously operate the facility at its Operating Capacity; provided, however, Tenant may operate the Facility below its Operating Capacity with the prior written consent of Landlord (which consent may be granted or withheld in Landlord's reasonable discretion). Notwithstanding the foregoing, Tenant may, with Landlord's approval, cease operation of the Facility for a period not to exceed six (6) months so long as during such period Tenant is constructing a Tenant Improvement (as hereinafter defined) involving an estimated cost in excess of Fifty Thousand Dollars ($50,000.00) (as estimated by a licensed architect selected by Tenant and approved by Landlord in its reasonable discretion) and subject to the provisions of Article 11 hereof. During any such period of cessation, Tenant shall continue to pay to Landlord all Minimum Rent and Additional Rent payable hereunder.


                  7.1.4. Lawful Use.

                  Tenant shall not use or suffer or permit the use of the Leased Property and Tenant's Personal Property for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Tenant cause or permit any nuisance thereon or therein. Tenant shall neither suffer nor permit the Leased Property or any portion thereof, including any Tenant Improvement, or Tenant's Personal Property, to be used in a such a manner as (i) would impair Landlord's (or Tenant's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

                  Tenant shall give notice to Landlord not later than ten (10) Business Days after receipt of any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any law, order, ordinance, rule or regulation with respect to the operation of the Facility, and Tenant shall immediately commence and diligently pursue the cure or correction of any such violation to Landlord's satisfaction.


         7.2. Compliance with Medicaid and Medicare Requirements.

                  Tenant shall, at its sole cost and expense, make whatever improvements (capital or ordinary) as are required to conform the Leased Property to such standards as may, from time to time, be required by Federal Medicare (Title 18) or Medicaid (Title 19), if applicable, or any other applicable programs or legislation, or any applicable programs or legislation or capital improvements required by any other governmental agency having jurisdiction over the Leased Property as a condition of the continued operation of the Leased Property for its Primary Intended Use.

         7.3. Environmental Matters.

                  Tenant shall not store, spill upon, release, dispose of or transfer to or from the Leased Property any Hazardous Materials, except that Tenant may store, transfer and dispose of such Hazardous in compliance with all applicable Environmental Laws. Tenant shall maintain the Leased Property at all times free of any Hazardous Materials (except as necessary to Tenant's Primary Use, and then only in compliance with Environmental Laws, as aforesaid). Tenant shall, as to the Leased Property, promptly: (a) notify Landlord in writing of any material change in the nature, extent or use of such Hazardous Materials,
(b) transmit to Landlord copies of any citations, orders, notices or other material governmental, regulatory or third-party communications received with respect thereto, (c) observe and comply with any and all Environmental Laws and all orders or directions from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition of Hazardous Materials, (d) notify Landlord of any release, discharge, emission, spill, leak, disposal or transportation of any Hazardous Material on or from the Leased Property in violation of Section 7.3, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (e) pay or otherwise properly dispose of any fine, charge or Imposition related thereto, unless Tenant shall in good faith contest the same and the right to use and the value of the Leased Property is not materially and adversely affected thereby. Tenant shall, upon demand, pay to Landlord, as Additional Rent, the full amount of any cost, expense, loss or damage incurred by Landlord and growing out of a failure of Tenant strictly to observe and perform the foregoing requirements (including, without limitation, reasonable attorneys' and consultants' fees and expenses), which amounts will bear interest from the date incurred until paid at the Overdue Rate.


                  Tenant shall protect, release, defend, indemnify and hold harmless Landlord and each Facility Mortgagee from and against any and all liabilities, obligations, claims, damages, penalties, costs and expenses (including without limitation, reasonable attorneys' and consultants' fees and expenses) imposed upon, incurred by or asserted against any of them by reason of any failure by Tenant or any Person claiming under Tenant to perform or comply with any of the terms of this Section 7.3. The provisions of this Section 7.3 shall survive the expiration or sooner termination of this Lease for a period of two (2) years.


         7.4. Landlord to Grant Easements.


                  Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's cost and expense (which cost and expense shall include, without limitation,

Landlord's reasonable attorneys' fees and expenses relating to any action by Landlord pursuant to this Section 7.4), subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants and restrictions affecting the Leased Property; and (vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Landlord of an Officer's Certificate, which Officer's Certificate shall be accompanied by all documents necessary to enable Landlord to verify the accuracy of such Officer's Certificate and shall state that such grant, release, dedication, transfer, petition or amendment (i) is not detrimental to the proper conduct of the business of Tenant on the Leased Property, (ii) does not reduce the value or usefulness of the Leased Property for the Primary Intended Use and
(iii) is necessary for the operation of the Facility in accordance with the Primary Intended Use (and which Certificate, if contested by Landlord, shall not be binding on Landlord); provided, however, that any withholding of approval by Landlord to any action pursuant to this Section 7.4 shall be deemed to be reasonable if Landlord reasonably believes that any such action is not required in order to operate or continue to operate the Leased Property and Facility in accordance with its Primary Intended Use. Landlord shall not grant, release, dedicate or execute any of the foregoing items in this Section 7.4 without obtaining Tenant's approval, which approval shall not be unreasonably withheld or delayed.


         7.5. Management Agreements.

                  Throughout the Term, Tenant shall not enter into any Management Agreement except with a Manager that satisfies the definition of "Manager" herein, or such other party approved by Landlord in Landlord's reasonable discretion. Tenant shall provide Landlord with a copy of each Management Agreement and any other documents relating thereto which Landlord may reasonably request. Each Management Agreement shall provide that (i) Landlord, and each Facility Mortgagee, shall receive notice of any defaults thereunder and, at Landlord's option, an opportunity to cure any such defaults, (ii) Landlord shall have the right to terminate the Management Agreement upon the occurrence of an Event of Default hereunder and (iii) Manager shall be obligated to perform and be bound by the covenants of Tenant contained herein. If Landlord shall cure any of Tenant's defaults under any Management Agreement, the cost of any such cure shall be payable upon demand by Landlord to Tenant as Additional Rent. Tenant shall deliver to Landlord any instrument requested by Landlord to implement the intent of the foregoing provision. In addition to any other rights and remedies available to Landlord hereunder, in the event of the occurrence of an Event of Default hereunder, Landlord shall have the right to terminate any Management Agreement then in effect and to appoint a manager for the Facility acceptable to Landlord in its sole discretion.

         7.6. Compliance with Building Service and Property Maintenance Agreements and Recorded Instruments.

                  Throughout the Term, Tenant shall comply with and abide by the terms of any building service or property maintenance agreements and recorded instruments affecting the Property, including, but not limited to, any and all reciprocal easement agreements or shared maintenance agreements. Tenants' obligation to comply with and abide by the terms of such building service and property maintenance agreements and recorded instruments shall include the performance of any and all duties or obligations to be performed by the owner of the Property under such building service or property maintenance agreements and recorded instruments, including the payment of any sum of money required to be paid thereunder by the owner of the Property, it being expressly understood and acknowledged by Tenant that the performance and payment of such obligations shall be the sole responsibility of Tenant during the Term.


                                  ARTICLE VIII

                         SECURITY FOR LEASE OBLIGATIONS

         8.1. Security Deposit.

                  On or prior to the Commencement Date, Tenant shall deposit with Landlord either a letter of credit or cash in the sum of Ninety Four Thousand and 00/00 Dollars ($94,000.00) representing a security deposit against the faithful performance of the terms and conditions contained in this Lease (the "Security Deposit"), which Security Deposit shall be transferable to the Facility Mortgagee or its successors and assigns in accordance with the provisions of any Facility Mortgage. As long as no Event of Default has occurred and is then continuing, and as long as no fact or circumstance currently exists which, with the giving of notice or the passage of time, would constitute an Event of Default, then interest on any cash Security Deposit shall be paid by Landlord to Tenant on a quarterly basis in arrears at a rate of interest per annum equal to the 90-day Treasury bill rate for segregated accounts, and the bank pay rate for general accounts.

                  If Tenant shall elect to provide the Security Deposit in the form of a letter of credit, such letter of credit shall be unconditional and irrevocable and shall be provided by a bank acceptable to Landlord. Said letter of credit shall contain terms whereby it may be drawn upon by Landlord at sight on any date during the Term or Extended Term on which issuer shall receive from Landlord a certification signed by Landlord that an Event of Default has occurred with respect to Tenant. Any balance left of the sum received from drawing on the letter of credit, after the correction of any such Event(s) of Default, shall be held by Landlord as a cash security deposit. In the event that Landlord shall draw upon any letter of credit provided by Tenant hereunder, Tenant shall replace the same no later than thirty (30) days after the date of such drawing. Tenant acknowledges and agrees that it shall keep any letter of credit posted hereunder in full force and effect throughout the Term and any Extended Term and for thirty (30) days following the end thereof. In the event that the term of the letter of credit must be renewed annually, then not more than thirty (30) days prior to any expiration date of such letter of credit, Tenant shall provide Landlord with a replacement letter of credit. Should Tenant fail to provide Landlord with a replacement letter of credit, Landlord shall have the right to draw on the entire amount of the letter of credit and hold it as the Security Deposit until the letter of credit is replaced.

                  Upon the expiration or earlier termination of this Lease, provided that Tenant shall have met all of its obligations under this Lease, the Security Deposit shall be returned to Tenant within thirty (30) days of such expiration or termination.


         8.2. Guarantee.

                  All obligations of Tenant under this Lease shall be unconditionally and irrevocably guaranteed by Guarantor pursuant to the Guarantee.

                                   ARTICLE IX


                               HAZARDOUS MATERIALS


         9.1. Remediation.

                  If Tenant becomes aware of the presence or release of any Hazardous Material in, on or under the Leased Property or any other property affected by the Leased Property, in a quantity sufficient to require remediation or reporting under any Environmental Law, or where remediation is otherwise necessary to prevent the value of the Leased Property from being materially and adversely affected, or if Tenant, Landlord, the Leased Property or any property affected by the Leased Property becomes subject to any order of any court or federal, state or local agency to investigate, remove, remediate, repair, close, detoxify, decontaminate or otherwise clean up the Leased Property or any property affected by the Leased Property, except to the extent that such remediation is required to address releases of Hazardous Materials caused solely by actions of the Landlord, Tenant shall, at its sole expense, carry out and complete any required response, action, investigation, removal, remediation, repair, closure, detoxification, decontamination or other cleanup of the Leased Property or any property affected by the Leased Property in compliance with applicable laws and prevailing industry practices and standards. Tenant shall provide Landlord with documentation reasonably acceptable to Landlord evidencing that all work or other action required hereunder has been properly and lawfully completed (including a certificate addressed to Lessor from an environmental consultant reasonably acceptable to Landlord in such detail and form as Landlord may reasonably require). If Tenant fails to implement and diligently pursue any such repair, closure, detoxification, decontamination, response, action, remediation or other cleanup of the Leased Property, or any property affected by the Leased Property in a timely manner and in compliance with applicable laws and prevailing industry standards, Landlord shall have the right (in addition to any other rights of Landlord under this Lease), but not the obligation, to carry out such action and to recover all of Landlord's actual, documented costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees and costs) from Tenant as Additional Rent.

         9.2. Tenant's Indemnification of Landlord.

                  Except with regard to the matters for which Landlord is responsible as provided in Section 9.1 above, Tenant shall pay, protect, indemnify, save, release, hold harmless and defend Landlord and each Facility Mortgagee from and against all liabilities, obligations, claims, damages (including punitive and consequential damages), penalties, causes of action, demands, judgments, costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord, such Facility Mortgagee or the Leased Property by reason of any Environmental Law (irrespective of whether there has occurred any violation of any Environmental
Law) in respect of the Leased Property or any property affected by the Leased Property howsoever arising, without regard to fault on the part of Tenant, including (a) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law, (b) liability for costs and expenses of abatement, investigation, removal, closure, remediation, correction or clean-up, fines, damages, response costs or penalties which arise under the provisions of any Environmental Law, or (c) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity. Landlord shall pay, protect, indemnify, give, release, hold harmless and defend Tenant from and against all Claims to the extent such Claims result from releases of Hazardous Materials at the Leased Property caused by the Landlord after the Commencement Date.

         9.3. Survival of Indemnification Obligations.

                  Tenant's obligations or liability under this Article IX arising during the Term hereof shall survive the expiration or sooner termination of this Lease for a period of two (2) years.

         9.4. Environmental Violations at Expiration or Termination of Lease.

                  Notwithstanding any other provisions of this Lease, if, at a time when the Term would otherwise terminate or expire, a violation of any Environmental Law has been asserted by Landlord or a governmental authority and has not been resolved in a manner reasonably satisfactory to the applicable governmental or regulatory authority, if any, and Landlord, or has been acknowledged by Tenant to exist or has been found to exist at the Leased Property, or has been asserted by any governmental or regulatory authority or any other third-party, and failure to have completed all action required to correct, abate or remediate such a violation of any Environmental Law materially impairs the leasability of the Leased Property upon the expiration of the Term, then, at the option of Landlord, the Term shall be automatically extended with respect to the Leased Property beyond the date of termination or expiration and this Lease shall remain in full force and effect under the same terms and conditions until the completion of all remedial action in accordance with applicable Environmental Laws; provided, however, that Tenant may, upon any such extension of the Term, terminate the Term by paying to the Landlord such amount as is necessary in the reasonable judgment of Landlord to complete or perform such remedial action, which amount shall be held in escrow for remediation on terms and conditions reasonably acceptable to Landlord, any Facility Mortgagee and Tenant; any amount not required for remediation shall be remitted to Tenant.


                                    ARTICLE X


                             MAINTENANCE AND REPAIR

         10.1. Tenant's Maintenance and Repair Obligation.

                  Tenant, at its expense, will keep the Leased Property and Tenant's Personal Property in good order, repair and appearance (whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements, or the age of the Leased Property) in accordance with any applicable Legal Requirements, and, except as otherwise provided in Article XV, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise).

         10.2. Waiver of Statutory Obligations.

                  Landlord shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect as of the Commencement Date or later enacted.


         10.3. Mechanic's Liens.

                  Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord expressed or implied, to any contractor, subcontractor, laborer, material supplier or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property, in either case, in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof, and Tenant shall promptly remove, discharge or otherwise satisfy any such right, title, interest, lien, claim or other encumbrance.


         10.4. Surrender of Property.


                  Unless the Lease shall have been terminated pursuant to the provisions of Article XV, Tenant shall, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Landlord in the condition in which the Leased Property was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the entire Term) and with due consideration being given to the age of the Leased Property at such time.

         10.5. Required Capital Expenditures.

                  10.5.1. Required Years; Required Amounts; Permitted
                          Expenditures.

                  Notwithstanding anything contained in this Article X or elsewhere in this Lease to the contrary, during each Lease Year of the Initial Term and any Extended Term (the "Required Period"), Tenant shall expend an amount at least equal to the Required Amount for capital expenditures at the Facility; provided, however, that the Required Amount shall be expended for such repairs and refurbishments as are required to maintain or restore the Facility in accordance with the requirements of this Article X (a "Permitted Expenditure") and in no event shall any expenditures made in respect of a Tenant Improvement as provided in Article XI hereof be deemed to be a Permitted Expenditure; provided, however, that the cost of replacement of Landlord's Personal Property required by Tenant during the Required Period shall be credited against the Required Amount.


                  10.5.2. Payment Provisions.


                  Within forty five (45) days after the end of each Lease Year during the Required Period, Tenant shall deliver to Landlord an Officer's Certificate certifying the amount expended in respect of, and providing an itemized list of, Permitted Expenditures made during such applicable Lease Year (the "Expended Amount"). At the end of each Lease Year during the Required Period, the amount, if any, by which the Required Amount exceeds the Expended Amount for such Lease Year shall be deemed Additional Rent payable in accordance with Section 3.4 hereof and shall be paid by Tenant to Landlord, with the next payment of Minimum Rent or within ten (10) days following the end of each Lease Year during the Required Period, whichever is later, and such amount shall be placed in an escrow account established by Landlord to be used for Permitted Expenditures. Any amounts in excess of the Required Amount expended by Tenant in any Lease Year shall be credited against the Required Amount for the next succeeding Lease Year; provided; however, no further amounts shall be permitted to be carried forward with respect to the Lease Year following that Lease Year unless the amount actually expended by Tenant in that Lease Year, excluding any amounts previously credited to the Required Amount from the prior Lease Year, is in excess of the Required Amount for that Lease Year. To the extent that the Required Amount exceeds the Expended Amount during the final Lease Year of the Initial Term or Extended Term, as applicable, and to the extent that Tenant has not paid such excess amount as Additional Rent as aforesaid, Landlord may deduct such excess prior to the return to Tenant of any portion of the Security Deposit otherwise required to be returned by Landlord to Tenant pursuant to Section 8.1 hereof); Tenant's obligation to pay such excess as Additional Rent shall survive the expiration or other termination of this Lease.

                  10.5.3. No Liability of Landlord.


                  In no event shall Landlord be liable to Tenant for the amount, if any, by which the Expended Amount for any Required Period exceeds the Required Amount for such Required Period.


                                   ARTICLE XI


                               TENANT IMPROVEMENTS


         11.1. Tenant's Right to Construct.

                  During the Term of this Lease, Tenant may make alterations, additions, changes and improvements to the Leased Property (individually, a "Tenant Improvement," and collectively, "Tenant Improvements"). Except as otherwise agreed to by Landlord in writing, any such Tenant Improvement shall be made at Tenant's sole expense and shall become the property of the Landlord upon termination of this Lease. All Tenant Improvements shall be subject to all of the following conditions and restrictions:

                  (a) Unless made on an emergency basis to prevent injury to person or property, Tenant may not undertake any nonstructural Tenant Improvement involving an estimated cost in excess of Fifty Thousand Dollars ($50,000.00) (as estimated by a licensed architect selected by Tenant and approved by Landlord in its reasonable discretion) without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord may condition its consent to any proposed Tenant Improvement on the receipt of a writing in form and substance reasonably acceptable to Landlord evidencing Tenant's covenant to restore the Leased Property to its condition as of the time immediately prior to the construction of such proposed Tenant Improvement and any such condition shall not be deemed to be unreasonable; and provided further, however, that Tenant shall provide notice to Landlord of any Tenant Improvement undertaken without its consent as soon as practicable and Landlord may, within thirty (30) days after receipt of any such notice, demand from Tenant a writing in form and substance reasonably acceptable to Landlord evidencing Tenant's covenant to restore the Leased Property to its condition as of the time immediately prior to the construction of any such Tenant Improvement undertaken without Landlord's consent and Tenant shall, within ten (10) days after receipt of any such demand from Landlord, provide such a writing to Landlord.

                  (b) Unless made on an emergency basis to prevent injury to person or property, no structural alteration shall be undertaken without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord may condition its consent to any proposed Tenant Improvement on the receipt of a writing in form and substance reasonably acceptable to Landlord evidencing Tenant's covenant to restore the Leased Property to its condition as of the time immediately prior to the construction of such proposed Tenant Improvement and any such condition shall not be deemed to be unreasonable; and provided further, however, that Tenant shall provide notice to Landlord of any Tenant Improvement undertaken without its consent as soon as practicable and Landlord may, within thirty
                  (30) days after receipt of any such notice, demand from Tenant a writing in form and substance reasonably acceptable to Landlord evidencing Tenant's covenant to restore the Leased Property to its condition as of the time immediately prior to the construction of any such emergency Tenant Improvement and Tenant shall, within ten (10) days after receipt of any such demand from Landlord, provide such a writing to Landlord.

                  (c) The written consent of any Facility Mortgagee with respect to the Facility must be obtained before the commencement of any work hereunder whenever such consent is required by the Facility Mortgage.

                  (d) The reasonable cost and expense of Landlord's and the Facility Mortgagee's review of any plans and specifications required to be furnished to Landlord or the Facility Mortgagee pursuant to Section 11.2 hereof shall be paid by Tenant to Landlord as Additional Rent.

                  (e) The provisions of Section 11.2 hereof shall apply to any work performed by Tenant pursuant to this Article XI.


         11.2. Construction


                  Tenant agrees that:

                  (a) Tenant shall diligently seek all governmental approvals relating to the construction of any Tenant Improvement;

                  (b) Once Tenant begins the construction of any Tenant Improvement, Tenant shall diligently prosecute any such construction to completion in accordance with applicable Insurance Requirements and the laws, rules and regulations of all governmental bodies or agencies having jurisdiction over the Leased Property;

                  (c) Landlord and Tenant shall have the right at any time and from time to time to post and maintain upon the Leased Property such notices as may be necessary to protect their respective interests from mechanics' liens, material supplier's liens or liens of a similar nature;

                  (d) Tenant shall not suffer or permit any mechanics' liens or any other claims or demands arising from the work of construction of any Tenant Improvement to be enforced against the Leased Property or any part thereof, and Tenant agrees to hold Landlord, each Facility Mortgagee and the Leased Property free and harmless from all liability from any such liens, claims or demands, together with all costs and expenses in connection therewith;

                  (e) All work shall be performed in a good and workmanlike manner and in accordance with any plans and specifications therefore which shall have been approved by Landlord in its reasonable discretion and the Facility Mortgagee if required by the Facility Mortgage.

                  (f) If the Tenant Improvement shall involve (i) more than Fifty Thousand Dollars ($50,000.00) (as estimated by a licensed architect selected by Tenant and approved by Landlord in its reasonable discretion) and requiring Tenant to obtain a building or other permit prior to the commencement of any such Tenant Improvement or (ii) any structural repair, alteration, restoration or other work, then no work on such Tenant Improvement shall be commenced until detailed plans and specifications (including layout, architectural, mechanical and structural drawings), prepared by a licensed architect selected by Tenant and reasonably satisfactory to Landlord shall have been submitted to and approved by Landlord and any applicable Facility Mortgagee;

                  (g) No Tenant Improvement costing more than Fifty Thousand Dollars ($50,000.00) (as estimated by a licensed architect selected by Tenant and approved by Landlord in its reasonable discretion) shall be undertaken except under the supervision of a licensed architect retained at Tenant's expense reasonably satisfactory to Landlord;

                  (h) No Tenant Improvement costing more than Fifty Thousand Dollars ($50,000.00) (as estimated by a licensed architect selected by Tenant and approved by Landlord in its reasonable discretion) shall be commenced until Tenant shall have obtained and delivered to Landlord, at Tenant's expense, a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in the State in which the Leased Property is located and reasonably satisfactory to Landlord), each in an amount equal to the estimated cost of such Tenant Improvement (as estimated by a licensed architect selected by Tenant and approved by Landlord in its reasonable discretion) and in form otherwise reasonably satisfactory to Landlord; and

                  (i) Any Tenant Improvement shall be subject to inspection at any time and from time to time by Landlord or the applicable Facility Mortgagee or the duly authorized representatives of either, and if upon such inspection, Landlord or such Facility Mortgagee shall reasonably be of the opinion that the Tenant Improvement is not being constructed in accordance with the requirements of this Article XI, then Tenant shall promptly correct any such failure to comply with such requirements.

         11.3. Scope of Tenant's Right.

                  Subject to Section 11.1 and Section 11.2, at Tenant's cost and expense, Tenant shall have the right to seek any governmental approvals, including building permits, licenses, conditional use permits and any certificates of need that Tenant requires to construct any Tenant Improvement.


         11.4. Cooperation of Landlord.

                  Landlord shall cooperate with Tenant and take such actions, including the execution and delivery to Tenant of any applications or other documents, reasonably requested by Tenant in order to obtain any governmental approvals sought by Tenant to construct any Tenant Improvement within ten (10) Business Days following the later of (a) the date Landlord receives Tenant's request, or (b) the date of delivery of any such application or document to Landlord, so long as the taking of such action, including the execution of said applications or documents, shall be without cost to Landlord (or if there is a cost to Landlord, such cost shall be reimbursed by Tenant), and will not cause Landlord to be in violation of any law, ordinance or regulation.


         11.5. Rights in Tenant Improvements.


                  Notwithstanding anything to the contrary in this Lease, all Tenant Improvements constructed pursuant to this Article XI, and any and all subsequent additions thereto and alterations and replacements thereof, shall be the sole and absolute property of Tenant during the Term of this Lease. Upon the expiration or early termination of this Lease, all such Tenant Improvements shall become the property of Landlord. Without limiting the generality of the foregoing, Tenant shall be entitled to all federal and state income tax benefits associated with any Tenant Improvement during the Term of this Lease.


                                   ARTICLE XII


                  LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS


         12.1. Liens.

                  Subject to the provisions of Article XIII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain, and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of Rent, not including, however:

                  (a) this Lease;

                  (b) the matters, if any, that existed as of the Commencement Date;

                  (c) restrictions, liens and other encumbrances which are created or granted or consented to in writing by Landlord, or any easements granted pursuant to the provisions of Section 7.4;

                  (d) liens for those taxes of Landlord which Tenant is not required to pay hereunder;

                  (e) subleases permitted by Article XXIII;

                  (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XIII;

                  (g) liens of mechanics, laborers, material supplier, suppliers or vendors for sums either disputed (provided that such liens are in the process of being contested as permitted by Article
                  XIII) or not yet due;

                  (h) any liens which are the responsibility of Landlord pursuant to the provisions of Article XV; and

                  (i) any judgment or other liens against Landlord which are not related to the occurrence of an Event of Default by Tenant.


         12.2. Encroachments and Other Title Matters.

                  Excepting any matters granted or created by Landlord with respect to the Leased Property and excepting matters that do not have a material adverse effect on the use of the Leased Property for the Primary Intended Use, if the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other rights under a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or at the behest of any Person affected by any such encroachment, violation or impairment, Tenant, at its sole cost and expense (subject to its right to contest the existence of any such encroachment, violation or impairment), shall protect, indemnify, save harmless and defend Landlord from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) based on or arising by reason of any such encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant; or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation or encroachment. Tenant's obligations under this
Section 12.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance.


                                  ARTICLE XIII


                               PERMITTED CONTESTS

                  Tenant, on its own behalf (in its own name or in Landlord's name) but at Tenant's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Section 12.1, provided that:

                  (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property, and neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings;

                  (b) in the case of a Legal Requirement, Landlord would not be subject to criminal or civil liability for failure to comply therewith pending the outcome of such proceedings. Nothing in this Section 13(b), however, shall permit Tenant to delay compliance with any requirement of an Environmental Law to the extent such non-compliance poses an immediate threat of injury to any Person or to the public health or safety or of material damage to any real or personal property;

                  (c) in the case of a Legal Requirement or an Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security, if any, as may be demanded by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or the Rent by reason of such non-payment or noncompliance, provided, however, the provisions of this Article XIII shall not be construed to permit Tenant to contest the payment of Minimum Rent and Additional Rent payable to Landlord or any other sums payable by Tenant to Landlord hereunder;

                  (d) no such contest shall interfere in any material respect with the use or occupancy of the Leased Property;

                  (e) in the case of an Insurance Requirement, the coverage required by Article XIV shall be maintained; and

                  (f) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Rent due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement.

Landlord, at Tenant's request, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. Tenant shall reimburse Landlord for, and indemnify and save Landlord and each Facility Mortgagee harmless, against, any liability, cost or expense of any kind that may be imposed upon Landlord or such Facility Mortgagee in connection with any such contest and any loss resulting therefrom.

                                   ARTICLE XIV


                                    INSURANCE

         14.1. General Insurance Requirements.


                  During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including all Tenant's Personal Property and any Tenant Improvements (collectively, the "Insured Property"), insured with the kinds and amounts of insurance described below. With the exception of the first Five Hundred Thousand Dollars ($500,000) of general and professional liability coverage to be provided by Liberty Health Corp., all insurance required hereby shall be written by companies authorized to do insurance business in the State. The policies must name Landlord as an "Additional Insured." Losses shall be payable as provided in Article XV. In addition, the policies shall name as an additional insured any Facility Mortgagee by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Landlord, Tenant, and each Facility Mortgagee. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The policies on the Leased

Property, including the Leased Improvements, Fixtures, Tenant's Personal Property and any Tenant Improvements, shall insure against the following risks and in the amounts set forth below (or such greater amounts as may be required by a Facility Mortgagee). In no event shall Tenant be permitted to self-insure, except with respect to worker's compensation and the first Five Hundred Thousand Dollars ($500,000) of general and professional liability coverage, which coverage shall be provided by Liberty Health Corp., a related entity to Guarantor.


                  14.1.1. All Risk.

                  Loss or damage by all risks perils including but not limited to, fire, vandalism, malicious mischief and extended coverages, including but not limited to, sprinkler leakage, in an amount not less than one hundred percent (100%) of the then Full Replacement Cost thereof.


                  14.1.2. Liability.

                  Claims for personal injury or property damage under a policy of comprehensive general liability insurance with amounts not less than Ten Million Dollars ($10,000,000.00) per occurrence and in the aggregate.


                  14.1.3. Flood.

                  Flood (when the Leased Property is located in whole or in material part in a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area.


                  14.1.4. Worker's Compensation.

                  Adequate worker's compensation insurance coverage or qualified self-insurance for all Persons employed by Tenant and all of Tenant's agents or contractors on the Leased Property in accordance with the requirements of applicable federal, state and local laws.


                  14.1.5. Business Interruption.

                  Loss due to business interruption in an amount, for any Lease Year, equal to all loss and damages incurred by Tenant from the date of such loss or damage until the date the Facility is stabilized at the level existing as of the date of the original business interruption; provided, however, the minimum amount of business interruption coverage to be carried by Tenant hereunder shall be no less than the Minimum Rent payable with respect to any such Lease Year.

                  14.1.6. Builder's Risk.

                  Loss or damage during times of construction on any portion of the Leased Property (including, without limitation, any period of construction pursuant to Article XI hereof).


                  14.1.7. Boiler and Machinery.

                  Loss due to any boiler or machinery (including related electrical apparatus and components) casualty under a standard comprehensive form, providing coverage against loss or damage caused by explosion of steam boilers, pressure vessels or similar vessels, now or hereafter installed at the Facility, in limits reasonably acceptable to Landlord, and in amounts as are generally carried for properties similar to the Leased Property.


                  14.1.8. Earthquake.

                  Loss due to earthquake (if such coverage is reasonably deemed necessary by Landlord and reasonably available to Tenant in the State) in limits reasonably acceptable to Landlord.


                  14.1.9. Environmental Impairment.


                  [INTENTIONALLY OMITTED]


                  14.1.10. Subsidence.


                  Loss due to subsidence (if reasonably deemed necessary by Landlord) in limits reasonably acceptable to Landlord.

                  14.1.11. Other Insurance.


                  Such additional insurance on or in connection with the Leased Property as (i) is required under the current Facility Mortgage encumbering the Leased Property, or (ii) as Landlord or any Facility Mortgagee may reasonably require, which in the case of clause (ii) at the time is usual and commonly obtained in connection with the properties similar in type of building size and use to the Leased Property and located in the geographic area where the Leased Property is located as Landlord shall reasonably require, and in the event, and so long as, a loan to Landlord secured by the Leased Property, from any Facility Mortgagee ("Loan"), is outstanding, Tenant agrees to purchase and maintain such commercially reasonable insurance coverage as may be required by such Facility Mortgagee, subject to availability and further discussion by Landlord and Tenant regarding payment of the cost therefor. While the Loan is outstanding, the provisions of the Facility Mortgage and other loan documents shall govern the purchase and maintenance of insurance and the application of the proceeds of insurance, notwithstanding the provisions of the Lease, provided, however, Landlord shall be obligated to give any notices required to be given to the Facility Mortgagee under the Facility Mortgage; provided, further, the provisions of the Lease, shall control with respect to business interruption insurance.


         14.2. Replacement Cost.

                  In the event either party believes that the Full Replacement Cost of the Insured Property has increased at any time during the Term, it shall have the right to have such Full Replacement Cost re-determined by a qualified appropriate party (the "Appraiser"). The party desiring to have the Full Replacement Cost so re-determined (the "Appraising Party") shall forthwith, on receipt of such determination by such Appraiser, give written notice thereof to the other party hereto. The determination of such Appraiser shall be subject to negotiation for a period of ten (10) days after which, if the parties cannot come to an agreement, the non-Appraising Party shall have such Full Replacement Cost re-determined by the insurance company through which the non-Appraising Party is then carrying hazard insurance on the Leased Property (the "Second Appraiser"). The determination of such Second Appraiser shall be subject to negotiation for a period of ten (10) days after which, if the parties cannot come to an agreement, the Full Replacement Cost shall be re-determined by an appraiser chosen jointly by the Appraiser and the Second Appraiser (the "Impartial Appraiser"). The determination of the Impartial Appraiser shall be final and binding on both Landlord and Tenant. If the re-determination of Full Replacement Cost, as finally agreed upon or determined, indicates that Full Replacement Cost has increased, Tenant shall forthwith increase the amount of insurance carried pursuant to this Article 14 to the amount so agreed upon or determined. The Appraising Party shall pay the fee, if any, of the Appraiser, the non-Appraising Party shall pay the fee, if any, of the Second Appraiser and Landlord and Tenant shall each pay one-half (1/2) of the fee, if any, of the Impartial Appraiser.


         14.3. Waiver of Subrogation.

                  Landlord and Tenant waive their respective right of recovery against the other to the extent damage or liability is insured against under a policy or policies of insurance. All insurance policies carried by either party covering the Leased Property including the contents and fire insurance (but not casualty), shall expressly waive any right of subrogation on the part of the insurer against the other party (including any Facility Mortgagee). The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

         14.4. Insurance Company Satisfactory.

                  All of the policies of insurance referred to in Section 14.1 shall be written by an insurance company licensed and in good standing in the State and rated not less than A:X by A.M. Best Co. (or such higher rating as may be required by a Facility Mortgagee), except that it is hereby agreed by Landlord and Tenant that the first Five Hundred Thousand Dollars ($500,000) of general and professional liability coverage may be provided by Liberty Health Corp. as set forth in Section 14.1. In addition, all insurance carried by Tenant hereunder shall have deductible amounts which are reasonably acceptable to Landlord. Tenant shall pay all premiums for the policies of insurance referred to in Section 14.1 and shall deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, at least thirty
(30) days prior to the expiration of the existing policy). In the event Tenant fails to satisfy its obligations under this Section 14.4, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefore, which premiums shall be repayable to Landlord upon written demand as Additional Rent. Each insurer mentioned in Section 14.1 shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any foreclosure or other action or proceeding taken by any Facility Mortgagee pursuant to any provision of a mortgage, note, assignment or other document evidencing or securing a loan upon the happening of an event of default therein or (ii) any change in title to or ownership of the Leased Property, provided that the name of the new owner shall be provided to the insurance company.


         14.5. Change in Limits.

                  In the event that Landlord shall at any time reasonably, and in good faith, determine on the basis of prudent industry practice that the liability insurance carried by Tenant pursuant to Section 14.1.2 is insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried; and such insurance shall thereafter be carried with the limits thus agreed on until further changed pursuant to the provisions of this Section 14.5. Notwithstanding the foregoing, the deductibles for such insurance or the amount of such insurance which is self-retained by Tenant shall be as reasonably determined by Tenant so long as Tenant can reasonably demonstrate its ability to satisfy such deductible or amount of such self-retained insurance.

         14.6. Blanket Policy.

                  Notwithstanding anything to the contrary contained in this
Article XIV, Tenant's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIV are otherwise satisfied. The amount of the total insurance shall be specified either
(i) in each such "blanket" or umbrella policy or (ii) in a written statement, which Tenant shall deliver to Landlord and Facility Mortgagee, from the insurer thereunder. A certificate of each such "blanket" or umbrella policy shall promptly be delivered to Landlord and Facility Mortgagee.


                                   ARTICLE XV


                        APPLICATION OF INSURANCE PROCEEDS

         15.1. Insurance Proceeds.

                  Subject to the requirements of any Facility Mortgage, all proceeds of insurance payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIV or under any other insurance carried by Tenant shall (i) if greater than Two Hundred Fifty Thousand Dollars ($250,000), be paid to Landlord and held by Landlord and (ii) if less than such amount, be paid to Tenant and held by Tenant. All such proceeds shall be held in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof.

                  15.1.1. Disbursement of Proceeds.

                  Any proceeds held by Landlord or Tenant shall be paid out by Landlord or Tenant from time to time for the reasonable costs of such reconstruction or repair; provided, however, that, subject to the requirements of any Facility Mortgagee, and subject further to the following requirements:

                  (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld or delayed and (B) appropriate waivers of mechanics' and material supplier's liens shall have been filed, if and to the extent permissible in the State;

                  (ii) at the time of any disbursement, subject to Article XIII, no mechanics' or material supplier's liens shall have been filed against the Leased Property and remain undischarged, unless a satisfactory bond shall have been posted in accordance with the laws of the State;

                  (iii) prior to completion of the restoration, Landlord shall be authorized to holdback, as a reserve against future disbursements, ten percent (10%) of such proceeds;

                  (iv) if Landlord shall reasonably determine that the proceeds are not sufficient to cover the total cost of the restoration, Tenant shall be obligated to deposit with Landlord the amount of such shortfall immediately upon receiving written notice thereof from Landlord;

                  (v) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens to the extent that a general waiver was not previously provided, (C) a satisfactory bring-down of title insurance and (D) other evidence of cost and payment so that Landlord and Facility Mortgagee can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and material supplier's lien claims;

                  (vi) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an authorized officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                  (vii) to the extent actually held by Landlord and not by a Facility Mortgagee, (A) the proceeds shall be held in a separate account and shall not be commingled with Landlord's other funds, and (B) interest shall accrue on funds so held at the money market rate of interest and such interest shall constitute part of the proceeds; and

                  (viii) such other reasonable conditions as Landlord may reasonably impose, or such other conditions as may be required by a Facility Mortgagee, including, without limitation, payment by Tenant of reasonable costs of administration imposed by or on behalf of Facility Mortgagee should the proceeds be held by Facility Mortgagee.

                  15.1.2. Excess Proceeds.

                  Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property (or in the event neither Landlord nor Tenant is required or elects to repair and restore) shall be paid to Tenant, upon completion of any such repair and restoration except as otherwise specifically provided below in this Article XV. All salvage resulting from any risk covered by insurance shall belong to Landlord except to the extent relating to Tenant's Personal Property.


         15.2. Reconstruction Covered by Insurance.


                  15.2.1. Destruction Rendering Facility Unsuitable for its
                          Primary Intended Use.

                  If during the Term the Leased Property is totally or partially destroyed and the Facility thereby is rendered Unsuitable For Its Primary Intended Use, Tenant shall diligently restore the Facility to substantially the same condition as existed immediately before the damage or destruction; provided, however, if the Facility cannot be fully repaired or restored within a twelve (12) month period from the date of damage or destruction to substantially the same condition as existed immediately before the damage or destruction, then Tenant may terminate this Lease by giving Landlord written notice of such termination within sixty (60) days after the date of such damage or destruction, and the effective date of such termination shall be thirty (30) days following such notice of termination; provided, however, that if (i) Landlord notifies Tenant in writing within fifteen (15) days after Landlord's receipt of Tenant's notice of termination that Landlord intends to restore the Facility to substantially the same condition as existed immediately before the damage and destruction, and (ii) Landlord diligently commences and prosecutes such restoration and completes such restoration within fourteen (14) months after the date of damage or destruction, then Tenant's election to terminate this Lease shall be deemed rescinded and this Lease shall remain in full force and effect. Upon any such termination of this Lease by Tenant or upon Landlord's election to restore the Facility as provided in this section, Landlord shall be entitled to retain all insurance proceeds, grossed up by Tenant to account for any deductible; provided, further, that Tenant shall be entitled to retain or receive all insurance proceeds relating to Tenant's Personal Property and the Tenant Improvements to the extent that same is not Landlord's Personal Property or has not been deemed Landlord's Personal Property pursuant to Section 6.5 hereof.

                  15.2.2. Destruction Not Rendering Facility Unsuitable for its
                          Primary Intended Use.

                  If during the Term, the Leased Property is partially destroyed but the Facility is not thereby rendered Unsuitable For Its Primary Intended Use, Tenant shall diligently restore the Facility to substantially the same condition as existed immediately before the damage or destruction; provided, however, Tenant shall not be required to restore Tenant's Personal Property or any Tenant Improvements if failure to do so does not adversely affect the amount of Additional Rent payable hereunder. Such damage or destruction shall not terminate this Lease; provided further, however, if Tenant and Landlord cannot within twelve (12) months after said damage obtain all necessary governmental approvals, including building permits, licenses, conditional use permits and any certificates of need, after diligent efforts to do so, necessary to be able to perform all required repair and restoration work to restore the Facility to substantially the same condition as existed immediately before the damage or destruction, Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord; provided further, however, if Landlord notifies Tenant in writing within fifteen (15) days after Landlord's receipt of Tenant's notice of termination that Landlord intends to restore the Facility to substantially the same condition as existed immediately before the damage and destruction, and
(ii) Landlord diligently commences and prosecutes such restoration and completes such restoration within twelve (12) months after the date of Tenant's notice of termination, then Tenant's election to terminate this Lease shall be deemed rescinded and this Lease shall remain in full force and effect. Upon any such termination of this Lease by Tenant or upon Landlord's election to restore the Facility as provided in this section, Landlord shall be entitled to retain all insurance proceeds, grossed up by Tenant to account for any deductible; provided, further, that Tenant shall be entitled to retain or receive all insurance proceeds relating to Tenant's Personal Property and the Tenant Improvements to the extent that same is not Landlord's Personal Property or has not been deemed to be Landlord's Personal Property pursuant to Section 6.5 hereof.


                  15.2.3. Costs of Repair.

                  If Tenant elects to restore the Facility as provided in
Section 15.2.1 or Section 15.2.2 above and the cost of the repair or restoration exceeds the amount of proceeds received by Landlord or Tenant from the insurance required under Article XIV, Tenant shall pay for such excess cost of repair or restoration. If Landlord elects to restore the Facility as provided in Section
15.2.1 or Section 15.2.2 above and the cost of the repair or restoration exceeds the amount or proceeds received by Landlord as provided in those sections, Landlord shall pay for such excess cost of repair or restoration.


         15.3. No Abatement of Rent.

                  Except as otherwise provided in Section 15.2.1 or Section
15.2.2 above, this Lease shall remain in full force and effect and Tenant's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during the period required for repair and restoration; provided, however, that if there is no Event of Default, Tenant shall be entitled to retain any proceeds of rental value or business interruption insurance coverage.

         15.4. Waiver.

                 Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Facility which Landlord or Tenant is obligated to restore or may restore under any of the provisions of this Lease.


         15.5. Damage Near End of Term.

                  Notwithstanding any other provision to the contrary in this
Article XV, if damage to or destruction of the Leased Property occurs during the last twelve (12) months of the Term, and if such damage or destruction cannot reasonably be expected to be fully repaired or restored prior to the date that is six (6) months prior to the end of the then-applicable Term, then Landlord or Tenant shall have the right to terminate this Lease on thirty (30) days' prior notice to the other party by giving notice thereof to the other party within sixty (60) days after the date of such damage or destruction. Upon any such termination, Landlord shall be entitled to retain all insurance proceeds, grossed up by Tenant to account for the deductible or any self-insured retention; provided however, that Tenant shall be entitled to retain or receive all insurance proceeds relating to Tenant's Personal Property and Tenant Improvements.


         15.6. Proceeds Paid to Facility Mortgagee


                  If during the Term, the Leased Property is totally or partially destroyed and the Facility is thereby rendered Unsuitable For Its Primary Intended Use as a result of damage or destruction and the Facility Mortgagee elects to retain the proceeds of insurance in satisfaction of the Facility Mortgage rather than disbursing such proceeds for the cost of reconstruction or repair and Landlord has not elected to make funds equal to such proceeds available for the cost of reconstruction or repair, Tenant may terminate this Lease by giving Landlord written notice of such termination within thirty (30) days after the date Landlord elects not to make funds equal to such proceeds available for the cost of reconstruction or repair and the date of such termination shall be the date of such election by Landlord. If during the Term, the Leased Property is partially damaged or destroyed and the Leased Property is not rendered Unsuitable For Its Primary Intended Use and Facility

Mortgagee elects to retain the proceeds of insurance in satisfaction of the Facility Mortgage rather than disbursing such proceeds for the cost of reconstruction or repair and Landlord has not elected to make funds equal to such proceeds available for the cost of reconstruction or repair, Tenant may terminate this Lease by giving Landlord written notice of such termination within thirty (30) days after the date Landlord elects not to make funds equal to such proceeds available for the cost of reconstruction or repair, Rent hereunder shall be equitably adjusted to account for the effect of such damage and destruction on the suitability of the Leased Premises for its Primary Intended Use. In the event that the Facility Mortgagee fails to disburse insurance proceeds for the cost of reconstruction, Landlord hereby agrees that it shall notify Tenant within ninety (90) days following the destruction as to whether it will make funds equal to such proceeds available for reconstruction, and the failure of Landlord to provide such notice within such ninety (90) day period shall be deemed to constitute notice of Landlord's intention not to make funds available for reconstruction.


                                   ARTICLE XVI


                                  CONDEMNATION


         16.1. Total Taking.

                  If at any time during the Term the Leased Property is totally and permanently taken by Condemnation, this Lease shall terminate on the Date of Taking and Tenant shall promptly pay all outstanding rent and other charges through the date of termination.

         16.2. Partial Taking.

                  If a portion of the Leased Property is taken by Condemnation, this Lease shall remain in effect if the Facility is not thereby rendered Unsuitable For its Primary Intended Use, but if the Facility is thereby rendered Unsuitable For Its Primary Intended Use, this Lease shall terminate on the Date of Taking.

         16.3. Restoration.

                  If there is a partial taking of the Leased Property and the Lease remains in full force and effect pursuant to Section 16.2, Landlord at its cost shall accomplish all necessary restoration up to but not exceeding the amount of the Award payable to Landlord, as provided herein. If Tenant receives an Award under Section 16.4, Tenant shall repair or restore any Tenant Improvements up to but not exceeding the amount of the Award payable to Tenant therefore.

         16.4. Award Distribution.

                  The entire Award attributable to the Leased Property shall belong to and be paid to Landlord, except that, subject to the rights of the Facility Mortgagee, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such items, a sum attributable to the value, if any, of Tenant's Personal Property and any Tenant Improvements to the extent that same is not Landlord's Personal Property or has not been deemed to be Landlord's Personal Property pursuant to Section 6.5 hereof.

         16.5. Temporary Taking.

                  The taking of the Leased Property, or any part thereof, by military or other public authority shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than six (6) months. During any such six (6) month period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect with no abatement of rent payable by Tenant hereunder. In the event of any such temporary taking, the entire amount of any such Award made for such temporary taking allocable to the Term of this Lease, whether paid by way of damages, rent or otherwise, shall be paid to Tenant.


         16.6. Awards Paid to Facility Mortgagee.

                  If during the Term, the Leased Property is totally or partially taken by condemnation and the Facility is thereby rendered Unsuitable For Its Primary Intended Use as a result of such taking and the Facility Mortgagee elects to retain the proceeds of the Award in satisfaction of the Facility Mortgage rather than disbursing such proceeds for the cost of restoring the Facility's suitability for its Primary Intended Use and Landlord has not elected to make funds equal to such proceeds available for the cost of restoring the Facility's suitability for its Primary Intended Use, Tenant may terminate this Lease by giving Landlord written notice of such termination within thirty
(30) days after the date Landlord elects not to make funds equal to such proceeds available for the cost of restoring the Facility's suitability for its Primary Intended Use and the date of such termination shall be the date of such election by Landlord. If during the Term, the Leased Property is partially taken by condemnation and the Leased Property is not thereby rendered Unsuitable For Its Primary Intended Use and Facility Mortgagee elects to retain the proceeds of the Award in satisfaction of the Facility Mortgage, Rent hereunder shall be equitably adjusted to account for the effect of such taking on the suitability of the Leased Premises for its Primary Intended Use.


                                  ARTICLE XVII

                                EVENTS OF DEFAULT


         17.1. Events of Default.

If any one or more of the following events (individually, an "Event of Default") shall occur:

                  (a) if the Tenant under this Lease shall fail to make payment of the Rent payable the Tenant under this Lease when the same becomes due and payable, and such failure continues for a period of five (5) days following the date such payment is due; provided, however, that Landlord shall be required to notify Tenant of any such failure up to two (2) times within any twelve (12) month period and an Event of Default shall only occur if Tenant shall have failed to cure such non-payment within two (2) Business Days following the receipt of such notice;

                  (b) if the Tenant shall fail to observe or perform any material term, covenant or condition of this Lease and such failure is not cured by Tenant within a period of thirty (30) days after receipt by Tenant of notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety (90) days following the expiration of said thirty (30) day period.

                  (c) if the tenant or the guarantor of any Simultaneous Lease shall:

                           (i) admit in writing its inability to pay its debts generally as they become due,

                           (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act,

                           (iii) make an assignment for the benefit of its creditors,

                           (iv) be unable to pay its debts as they mature,

                           (v) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

                           (vi) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

                  (d) if, a petition in bankruptcy is filed against the tenant or the guarantor of any Simultaneous Lease; and

                           (i) such petition shall not have been dismissed or stayed within sixty (60) days,

                           (ii) a court of competent jurisdiction shall enter an order or decree appointing, without the consent of such tenant or guarantor, a receiver of such tenant or such guarantor or of the whole or substantially all of its property, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof,

                           (iii) a court of competent jurisdiction shall enter an order or decree approving, without the consent of such tenant or such guarantor, a petition filed against such tenant or such guarantor seeking reorganization or arrangement of such tenant or such guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, or

                           (iv) such tenant or such guarantor shall be adjudicated as bankrupt;

                  (e) if the tenant or the guarantor of any Simultaneous Lease shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution;

                  (f) if the estate or interest of the tenant under any Simultaneous Lease in the leased property covered by such Simultaneous Lease or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated, bonded over or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by such tenant of notice thereof or from Landlord (unless such tenant shall have bonded over such levy or attachment or shall be contesting such lien or attachment in accordance with
                  Article XIII); provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

                  (g) if, except as a result of damage, destruction or a partial or complete Condemnation or other Unavoidable Delays, if the Tenant voluntarily ceases operations on the Leased Property for a period in excess of one hundred eighty (180) consecutive days;

                  (h) if any representation or warranty made by the Tenant under this Lease or in any certification, demand or request made pursuant thereto proves to be incorrect, now or hereafter, in any material respect and any materially adverse effect on Landlord of any such misrepresentation or breach of warranty has not been corrected to Landlord's satisfaction within twenty (20) days after the Tenant becomes aware of, or is notified by Landlord of the fact of, such misrepresentation or breach of warranty;

                  (i) [INTENTIONALLY DELETED]

                  (j) if the Facility's applicable license or third-party provider reimbursement agreements material to the Facility's operation for its Primary Intended Use, if any, shall at any time be terminated or revoked or suspended for more than sixty
                  (60) days (and, in the case of a third-party provider, the Tenant shall have failed to replace said third-party provider within said sixty (60) day period) or if the Facility is banned from admitting residents for a period in excess of ninety (90) days;

                  (k) if the Tenant shall receive any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any law, order, ordinance, rule or regulation with respect to the operation of the Facility that is not corrected or cured to Landlord's satisfaction within thirty (30) days from the date Tenant received such notice, claim or demand, unless such failure cannot with due diligence be cured within a period of thirty
                  (30) days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety (90) days following the expiration of said thirty (30) day period;

                  (l) if the tenant under any Simultaneous Lease shall fail to make any payment of Rent, as applicable, when due thereunder, or fails to pay any Impositions, Impound payments, real estate taxes, utility charges, insurance premium or any other payment required to be made by the tenant under any Simultaneous Lease when due and payable, and such failure continues beyond the expiration of any applicable notice and cure period provided for therein; or

                  (m) if the Simultaneous Lease Coverage is less than the Required Lease Coverage for two (2) consecutive quarters following the expiration of the Mandatory Employment Period (as hereinafter defined). Beginning on the Commencement Date, if the Simultaneous Lease Coverage is less than the Required Lease Coverage for a period of five (5) consecutive quarters, Tenant shall employ, at Tenant's expense, a property management consultant for a period of ninety (90) days (the "Mandatory Employment Period") in order to improve the operations at the Facilities.

                  THEN, Landlord may terminate this Lease by giving Tenant not less than ten (10) days' notice (or no notice for clauses (c), (d), (e), (f), and (j)) of such termination, and upon the expiration of the time fixed in such notice, the Term shall terminate and all rights of Tenant under this Lease shall cease. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have all rights at law and in equity available to Landlord as a result of Tenant's breach of this Lease.

                  Notwithstanding the foregoing, the Bankruptcy Proceeding and any plan of reorganization entered into by Tenant or Guarantor pursuant thereto, shall not constitute an Event of Default under this Lease.

         17.2. Payment of Costs.

                  Tenant shall, to the extent permitted by law, pay as Additional Rent all costs and expenses incurred by or on behalf of Landlord, including, without, limitation, reasonable attorneys' fees and expenses, as a result of any Event of Default hereunder.


         17.3. Certain Remedies.

                  If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to Section 17.1, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord the Leased Property pursuant to the provisions of Section 17.1 and quit the same and Landlord may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and any and all other Persons and any and all Tenant's Personal Property from the Leased Property subject to any requirement of law.


         17.4. Damages.

                  None of (a) the termination of this Lease pursuant to Section 17.1, (b) the repossession of the Leased Property, (c) the failure of Landlord to relet the Leased Property, (d) the reletting of all or any portion thereof, nor (e) the failure of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property through and including, the date of such termination. Thereafter, Tenant shall forthwith pay to Landlord, at Landlord's option, either:

                  (a) the sum of:

                           (i) the worth, at the time of the termination, of the amount by which the unpaid Rent for the balance of the Term after the time of such termination exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

                           (ii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease;

                  provided, that in making the above determination, (A) the worth at the time of the termination shall be determined using the 90-day Treasury bill rate, (B) the Minimum Rent for the remainder of the Term shall be deemed to be the same as for the then current Lease Year, as determined pursuant to Section 3.2, and (C) Additional Rent for the remainder of the Term shall be deemed to be payable monthly in an amount equal to one-fourth (1/4) of the aggregate amount paid by Tenant as Additional Rent during the Fiscal Quarter immediately preceding the termination; or

                   (b) with or without termination of Tenant's right to
                  possession of the Leased Property, each installment of said Rent and other sums payable by Tenant to Landlord under this Lease as the same become due and payable, which Rent and other sums shall bear interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.


         17.5. Additional Remedies.

                  Landlord may avail itself of all other remedies that may be available to Landlord under applicable law.


         17.6. Appointment of Receiver.

                  Upon the occurrence of an Event of Default, and upon filing of a suit or other commencement of judicial proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and the Facility and of the revenues, earnings, income, products and profits hereof, pending such proceedings, with such powers as the court making such appointment shall confer.


         17.7. WAIVER.

                  IF THIS LEASE IS TERMINATED PURSUANT TO SECTION 17.1 OR IF TENANT'S RIGHT TO POSSESSION OF THE LEASED PROPERTY IS OTHERWISE TERMINATED, TENANT WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) ANY RIGHT OF REDEMPTION, RE-ENTRY OR REPOSSESSION AND (B) ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY PROCEEDINGS TO ENFORCE THE REMEDIES SET FORTH IN THIS ARTICLE XVII.


         17.8. Application of Funds.

                  Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and such payment is made to Landlord rather than Tenant due to the existence of an Event of Default) shall be applied to Tenant's obligations in the order which Landlord may determine or as may be prescribed by the laws of the State in which the Leased Property is located.

         17.9. Impounds.

                   (a) Landlord shall have the right at any time to require Tenant to pay to Landlord, in accordance with the payment procedures specified herein, an additional monthly sum (each an "Impound Payment") sufficient to pay the Impound Charges (as hereinafter defined) as they become due. As used herein, "Impound Charges" shall mean, real estate taxes on the Leased Property or payments in lieu thereof and premiums on any insurance required by this Lease. Subject to the provisions of the Facility Mortgage, Landlord shall determine the amount of the Impound Charges and of each Impound Payment. Subject to the provisions of the Facility Mortgage, the Impound Payments shall be held in a separate account and shall not be commingled with other funds of Landlord and interest thereon shall be held for the account of Tenant. Landlord shall apply the Impound Payments to the payment of the Impound Charges in such order or priority as Landlord shall determine or as required by law or as required by the Facility Mortgagee. If at any time the Impound Payments theretofore paid to Landlord shall be insufficient for the payment of the Impound Charges, Tenant, within ten (10) days after the Landlord's demand therefore, shall pay the amount of the deficiency to the Landlord plus interest thereon at the Overdue Rate for each day beyond the tenth (10th) day following such demand until paid.


                  Notwithstanding the foregoing, it is hereby agreed that Tenant shall pay all real estate taxes on the Leased Property on a monthly installment basis in accordance with the payment procedures hereinabove set forth. In addition, Landlord and Tenant agree that Tenant shall not be required to pay insurance premiums on a monthly installment basis as set forth above unless it is so required by a Facility Mortgagee.


                  (b) Landlord shall have the right at any time to require Tenant to pay to Landlord an additional sum (each a "Capital Impound Payment") sufficient to fund the Capital Impound Reserves (as hereinafter defined) or the depletion thereof as applicable. As used herein, "Capital Impound Reserves" shall mean any capital replacement reserves required by any Facility Mortgagee or by Landlord. Landlord shall initially fund the Capital Impound Reserves and any increases thereto required by any Facility Mortgagee or as required by Landlord. In any event, Tenant shall be required to fund any draws upon, or depletion of, the Capital Impound Reserves which are made either by Landlord or the Facility Mortgagee to repair or replace capital items necessitated by Tenant's failure to maintain the Leased Property pursuant to the terms of this Lease. Subject to the provisions of the Facility Mortgage, Landlord shall determine the amount of the capital impound charges and of each Capital Impound Payment. Subject to the provisions of any Facility Mortgage, the Capital Impound Payments shall be held in a separate account and shall not be commingled with other funds of Landlord and interest thereon shall be held for the account of Tenant. Landlord shall apply the Capital Impound Payments to the payment of the capital impound charges in such order or priority as Landlord shall determine or as required by law or as required by any Facility Mortgagee. If at any time the Capital Impound Payments theretofore paid to Landlord shall be insufficient for the payment of the capital impound charges, Tenant, within ten (10) days after the Landlord's demand therefore, shall pay the amount of the deficiency to the Landlord plus interest thereon at the Overdue Rate from the date of such demand until paid. Tenant hereby acknowledges Landlord's right to assign and turn over to any Facility Mortgagee any and all of the Capital Impound Payments and/or Capital Impound Reserves.

                                  ARTICLE XVIII


                    LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT


                  If Tenant shall fail to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods provided in Section 17.1, Landlord, after notice to and demand upon Tenant, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant. Landlord may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefore. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, to the extent permitted by law) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article XVIII shall survive the expiration or earlier termination of this Lease.


                                   ARTICLE XIX


                               LEGAL REQUIREMENTS


                  Subject to Article XIII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply with all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property; and (b) procure, maintain and comply with all licenses and other authorizations required for any use of the Leased Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof. In addition to and without limiting the generality of the foregoing, Tenant shall adopt and implement a compliance program adequate to assure such compliance. The compliance program shall include all material elements of an effective program to prevent and detect violations of law as identified in Commentary 3(k) of
Section 8A1.2 of the federal Sentencing Guidelines to the extent applicable.

                                   ARTICLE XX


                                  HOLDING OVER


                  If Tenant shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as rental each month, (a) one hundred fifty percent (150%) of the aggregate of (i) the Minimum Rent payable with respect to the Leased Property during the last Lease Year of the preceding Term, plus any charges or penalties for late payment, (ii) one-twelfth (1/12) of the aggregate Additional Rent payable with respect to the Leased Property during the last Lease Year of the preceding Term, excluding therefrom, however, any Impositions and insurance premiums, (iii) all Additional Rent accruing during the month, excluding therefrom, however, any Impositions and insurance premiums; (b) all Impositions and insurance premiums accruing during the month; and (c) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Leased Property . During any such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease. During any such period of month-to-month tenancy, Tenant shall deliver to Landlord, at the end of each Lease Year, the Officer's certificates referred to in Section 3.2.1. Notwithstanding the foregoing, if Landlord is not prepared to take possession of the Leased Property at the end of the Term, or otherwise to transfer possession of the Leased Property to a new tenant, and provided that Tenant is not responsible for Landlord's inability to do so, Landlord and Tenant shall negotiate in good faith as to the payment of any Minimum Rent and/or Additional Rent during the holdover period.


                                   ARTICLE XXI


                                  RISK OF LOSS

         21.1. Risk of Loss.

                 During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and those claiming from, through or under Landlord) is assumed by Tenant. In the absence of gross negligence, willful misconduct or breach of this Lease by Landlord pursuant to Section 25.3, Landlord shall in no event be answerable or accountable therefore nor shall any of the events mentioned in this Article XXI entitle Tenant to any abatement of Rent (except as provided in Section 21.2) or otherwise relieve Tenant of its obligations hereunder and under each Lease.

         21.2. Unavoidable Events.


                  If at any time during the Term, the Facility is rendered Unsuitable For Its Primary Intended Use for a period in excess of one hundred eighty (180) consecutive days by reason of one or more of the following events (each, an "Unavoidable Event"):

                  (a) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of the Leased Property or any substantial portion thereof, including without limitation any such prohibition or restriction resulting from Legal Requirements enacted after the date hereof (excepting any such prohibition or restriction caused by the actions, negligence or intentional misconduct of Tenant); or

                  (b) declared or undeclared war, sabotage, riot or other acts of civil disobedience, or the acts or omissions by governmental agencies.

THEN Tenant shall have the right to terminate the Lease by giving Landlord written notice of such termination. The effective date of such termination shall be ninety (90) days after Landlord's receipt of said written notice of termination; provided, however, if Landlord elects to remedy or remove the restrictions or interference referenced above or otherwise correct or restore the Facility and within said ninety (90) day period the Facility is made suitable for its Primary Intended Use, Tenant's election to terminate the Lease shall be deemed rescinded and the Lease shall remain in full force and effect. This Article XXI shall not limit or restrict Tenant's rights or obligations under Article XV of this Lease.

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                                  ARTICLE XXII


                                 INDEMNIFICATION


         22.1. Tenant's Indemnification of Landlord.


                  Except as otherwise provided in Section 7.3, Article IX and
Section 22.2, and notwithstanding the existence of any insurance provided for in
Article XIV, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and each Facility Mortgagee from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord or such Facility Mortgagee by reason of:

                  (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks during the Term;

                  (b) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property during the Term;

                  (c) any failure on the part of Tenant to pay any Impositions (which are the obligations of the Tenant to pay pursuant to the applicable provisions of this Lease) during the Term;

                  (d) any failure on the part of Tenant to perform or comply with any of the terms of this Lease;

                  (e) the non-performance of any of the terms and provisions of any and all existing or future subleases of the Leased Property to be performed by Tenant thereunder; and

                  (f) any liability Landlord or such Facility Mortgagee may incur or suffer as a result of any permitted contest by Tenant pursuant to Article XIII during the Term.


         22.2. Landlord's Indemnification of Tenant.

                  Landlord shall protect, indemnify, save harmless and defend Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees) imposed upon or incurred by or asserted against Tenant or the Leased Property as a result of Landlord's gross negligence or willful misconduct.

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         22.3. Mechanics of Indemnification.

                  As soon as reasonably practicable after receipt by the indemnified party of notice of any liability or claim incurred by or asserted against the indemnified party that is subject to indemnification under this
Article XXII, the indemnified party shall give notice thereof to the indemnifying party. The indemnified party may at its option demand indemnity under this Article XXII as soon as a claim has been threatened by a third party, regardless of whether an actual loss has been suffered, so long as the indemnified party shall in good faith determine that the indemnified party may be liable for, or otherwise incur, a loss as a result thereof and shall give notice of such determination to the indemnifying party. The indemnified party shall permit the indemnifying party, at its option and expense, to assume the defense of any such claim by counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party, and to settle or otherwise dispose of the same; provided, however, that the indemnified party may at all times participate in such defense at its expense; and provided further, however, that the indemnifying party shall not, in defense of any such claim, except with the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the indemnified party and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages by the indemnifying party. If the indemnifying party shall fail to undertake such defense within thirty (30) days after such notice, or within such shorter time as may be reasonable under the circumstances, then the indemnified party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the indemnifying party.


         22.4. Survival of Indemnification Obligations.

                  Tenant's or Landlord's obligation to indemnify under this
Article XXII arising during the Term shall survive any termination of this Lease for a period of one (1) year following such termination.


                                  ARTICLE XXIII


                            SUBLETTING AND ASSIGNMENT

         23.1. Prohibition Against Subletting and Assignment.

                  Except as provided in Section 23.3 or Section 23.4, Tenant shall not, without the prior written consent of Landlord (which consent Landlord may grant or withhold in its sole and absolute discretion), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer (except to an Affiliate of Tenant) this Lease or any interest in this Lease, all or any part of the Leased

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Property or suffer or permit this Lease or the leasehold estate created hereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law. For purposes of this Section 23.1, an assignment of this Lease shall be deemed to include any Change of Control of Tenant, as if such Change of Control were an assignment of this Lease. Notwithstanding the foregoing, any Change of Control of Tenant that occurs in connection with the Bankruptcy Proceeding or any plan or reorganization entered into pursuant thereto, shall, for purposes hereof, be deemed to be a Change of Control made with Landlord's consent.


         23.2. Changes of Control.

                  A "Change of Control" requiring the consent of Landlord shall mean:

                  (a) the issuance or sale by Tenant or the sale by any stockholder of Tenant of a Controlling interest in Tenant to a Person other than an Affiliate of Tenant other than a distribution to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "Registered Offering");

                  (b) the sale, conveyance or other transfer of all or substantially all of the assets of Tenant (whether by operation of law or otherwise), excluding the sale of all or substantially all of the assets of Guarantor; or

                  (c) any transaction pursuant to which Tenant is merged with or consolidated into another entity (other than an entity owned and Controlled by an Affiliate of Tenant), and Tenant is not the surviving entity.


         23.3. Subleases.

                  23.3.1. Permitted Subleases.

                  (a) Tenant may, with Landlord's prior written consent, which may not be unreasonably withheld, sublease or license portions of the Leased Property to concessionaires or licensees to operate any portions (but not the entirety) of the Leased Property customarily associated with or incidental to the operation of the Facility, and Landlord's consent to any proposed sublease or license shall not be considered unreasonably withheld if Landlord believes that (i) the rental or other amounts to be paid by the proposed sublessee or licensee thereunder would be based, in whole or in part, on the income or profits derived by such proposed sublessee or licensee from the Facility or the Leased Property, (ii) the Landlord owns an interest, directly or indirectly (by applying the constructive ownership rules of Section 856(d)(5) of the Code) in the proposed sublessee or licensee or (iii) the proposed sublease or license would cause (x) a portion of the amounts received by Landlord pursuant to this

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Lease or any sublease or license to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar successor provision thereto, or (y) any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. In addition to the foregoing, in the event that Landlord consents to any such sublease or license of any portions of the Leased Property, Landlord shall have the right to reasonably approve the form of any sublease or license, which Landlord agrees to do on a diligent and prompt basis.


                  (b) Notwithstanding the foregoing, Tenant shall, without Landlord's prior approval, be permitted to sublease portions of the Leased Property to residents of the Facility; provided, however, that Tenant shall not require or accept prepayment for more than three (3) months' use of individual units or rooms in any Facility. Amounts charged to residents for individual units or rooms shall not be materially less than fair market value.


                  23.3.2. Terms of Sublease.


                  Each sublease of any portion of the Leased Property shall be subject and subordinate to the provisions of this Lease and shall provide that Landlord, at its option and without any obligation to do so, may require any sublessee to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant, as sublessor under such sublease from the time of the exercise of such option to the termination of such sublease, and in such case, Landlord shall not be liable (i) for any prepaid rents or security deposit paid by such sublessee to Tenant unless Landlord actually receives the same from Tenant or (ii) for any other defaults of Tenant under such sublease. In the event that Landlord shall not require such attornment with respect to any sublease, then such sublease shall automatically terminate upon the expiration or earlier termination of this Lease, including any earlier termination by mutual consent of Landlord and Tenant. No sublease made as permitted by Section
23.3.1 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as if no sublease had been made. No sublease shall impose any additional obligations on Landlord under this Lease.


                  23.3.3. Copies.


                  Tenant shall, within ten (10) days after the execution and delivery of any sublease permitted by Section 23.3.1, deliver a duplicate original thereof to Landlord.

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


                  23.3.4. Assignment of Rights in Subleases.


                  As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereinafter entered into for any or all of the Leased Property, and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any portion of the Leased Property; provided, however, that Landlord shall have the absolute right at any time after the occurrence and continuance of an Event of Default upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not (i) after the occurrence and continuance of an Event of Default, consent to, cause or allow any material modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord nor (ii) accept any rents (other than customary security deposits) more than ninety (90) days in advance of the accrual thereof nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.


                  23.3.5. Licenses.


                  For purposes of Section 23.1 and this Section 23.3, subleases shall be deemed to include any licenses, concession arrangements, or other arrangements relating to the possession of any part of the Leased Property.


         23.4. Assignment.


                  Except as expressly provided in this Section 23.4, Tenant may assign this Lease (including, without limitation, upon a Change of Control of Tenant as provided in Section 23.2) only upon the written consent of Landlord, which consent shall not be unreasonably withheld. If Tenant desires at any time to assign this Lease, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed assignee; (ii) the terms and provisions of the proposed assignment; and (iii) such financial information as Landlord reasonably may request concerning the proposed assignee. Except as provided in Section 23.4.3 below, any assignment by Tenant of this Lease shall be solely of Tenant's entire interest in and under this Lease. The consent by Landlord to any assignment shall not constitute a consent to any subsequent or successive assignment by the assignee. Any purported assignment or other transfer of all or any portion of Tenant's interest in this Lease in contravention of this Section 23.4 shall be void, shall constitute an Event of Default hereunder, and, at the option of Landlord, shall terminate this Lease.



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                  23.4.1. Financial Condition of Assignee.

                  Landlord may, as a condition to granting its consent to any proposed assignment by Tenant, require that the obligations of any assignee which is an Affiliate of another Person, be guaranteed by its parent or controlling Person. Furthermore, any assignment agreement entered into by Tenant shall expressly provide that the assignee shall furnish Landlord with such financial and operational information as Landlord may request from time to time.


                  23.4.2. Assignment to Affiliate.

                  Tenant may, upon notice to Landlord, but without Landlord's consent, assign this Lease to an Affiliate of Tenant (including, without limitation, pursuant to a Change of Control of Tenant as provided in Section 23.2); provided further an assignment pursuant to this Section 23.4.2 shall not be permitted in the event (i) the rental or other amounts to be paid by the proposed assignee thereunder would be based, in whole or in part, on the income or profits derived by such proposed assignee from the Facility or the Leased Property, (ii) the Landlord owns an interest, directly or indirectly (by applying the constructive ownership rules of Section 856(d)(5) of the Code) in the proposed assignee or (iii) the proposed assignment would cause (x) a portion of the amounts received by Landlord pursuant to this Lease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar successor provision thereto, or (y) any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. Furthermore, any assignment agreement entered into by Tenant shall expressly provide that the assignee shall furnish Landlord with such financial and operational information as Landlord may request from time to time.


                  23.4.3. Assignment in Bankruptcy.

                  If, pursuant to the provisions of Title 11 of the United States Code or any statute of similar purpose or nature (the "Bankruptcy Code"), Tenant assumes this Lease and proposes to assign this Lease to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than twenty (20) days after receipt of such offer by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall file any application or motion with a court of competent jurisdiction for authority and approval to enter into such assumption and assignment. Such notice shall set forth (a) the name and address of the assignee, (b) all of the terms and conditions of such offer and (c) the proposal for providing adequate assurance of future performance by such Person under this Lease, including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code. Any Person to whom this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease from and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption.

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



                  23.4.4. Adequate Assurance of Future Performance.

                  The term "adequate assurance of future performance" as used in
Section 23.4.3 shall mean the assurances called for in Section 365(f) of the Bankruptcy Code.


                  23.4.5. Disaffirmance or Rejection.

                  If, at any time after Tenant may have assigned Tenant's interest in this Lease pursuant to this Section 23.4, this Lease shall be disaffirmed or rejected in any proceeding, or in the event of termination of this Lease following an Event of Default, Tenant, upon notice of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall pay to Landlord all Minimum Rent and Additional Rent due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination.


                  23.4.6. Costs.

                  Tenant shall reimburse Landlord for Landlord's reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment permitted hereunder, including, without limitation, reasonable attorneys', architects', engineers' and other consultants' fees and expenses, whether or not any such assignment is actually consummated.

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



                  23.4.7. No Release of Tenant's Obligation.

                  No assignment of this Lease shall relieve Tenant of its obligation to pay Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant named herein and any immediate or remote successor in interest of Tenant, and the due performance of the obligations of this Lease on Tenant's part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) agreement which modifies any of the rights or obligations of the parties under this Lease,
(ii) stipulation which extends the time within which an obligation under this Lease is to be performed, (iii) waiver of the performance of an obligation required under this Lease or (iv) failure to enforce any of the obligations set forth in this Lease.


                  23.4.8. Assignment by Landlord; Subordination.

                  Tenant hereby acknowledges that Landlord has assigned its rights under this Lease, including without limitation its right to payments required from Tenant under this Lease, to a Facility Mortgagee and may hereafter make other such assignments. Tenant and Landlord hereby agree, for the benefit of each Facility Mortgagee that upon the occurrence of an event of default under the Facility Mortgage and upon receipt by Tenant of notice from the Facility Mortgagee directing that all payments due from Tenant under this Lease be made directly to the Facility Mortgagee, Tenant shall make all payments due under this Lease to the Facility Mortgagee in accordance with the Facility Mortgagee's instructions, and Facility Mortgagee shall be entitled to enforce all of Landlord's rights under this Lease.


                                  ARTICLE XXIV


                   ESTOPPEL CERTIFICATES AND OTHER STATEMENTS

         24.1. Estoppel Certificates.

                  24.1.1. Estoppel Certificate of Tenant.

                  At any time, and from time to time within twenty (20) days after a written request from Landlord, Tenant will furnish to Landlord an Officer's Certificate certifying:

                  (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications);

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


                  (b) the dates to which the Rent has been paid;

                  (c) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge;

                  (d) that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signatory, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant;

                  (e) the current responses to such other questions or statements of fact as Landlord shall reasonably request.


                  Tenant's failure to deliver such statement within such time shall constitute an acknowledgment by Tenant that this Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord, Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease and the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section 24.1.1 may be relied upon by Landlord and any Facility Mortgagee.

                  24.1.2. Estoppel Certificate of Landlord.

                  At any time, and from time to time within twenty (20) days after a written request from Tenant, Landlord will furnish to Tenant an Officer's Certificate certifying:

                  (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications);

                  (b) the dates to which the Rent has been paid;

                  (c) whether or not to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Landlord may have knowledge;

                  (d) that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signatory, threatened, against Landlord before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Landlord;

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


                  (e) the current responses to such other questions or statements of fact as Tenant shall reasonably request.

Landlord's failure to deliver such statement within such time shall constitute an acknowledgment by Landlord that this Lease is unmodified and in full force and effect except as may be represented to the contrary by Tenant, Tenant is not in default in the performance of any covenant, agreement or condition contained in this Lease and the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section 24.1.2 may be relied upon by Tenant.


         24.2. Financial Statements of the Facility and Guarantor.

                  24.2.1. Quarterly Financial Statements

                  Tenant will furnish to Landlord, as soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, an unaudited consolidated balance sheet of the Facility and Guarantor as at the end of such Fiscal Quarter and unaudited consolidated statement of income and expense of the Facility and Guarantor for each such Fiscal Quarter, and for that part of the Fiscal Year to date.

                  24.2.2. Annual Financial Statements

                  Tenant will furnish to Landlord, within one hundred twenty
(120) days after the end of Tenant's Fiscal Year, an audited consolidated balance sheet of Guarantor and the Facility as of the end of such Fiscal Year and an audited consolidated statement of income and consolidated cash flow of Guarantor and the Facility for such Fiscal Year, setting forth in each case, in comparative form, the corresponding figures for the preceding Fiscal Year, prepared in accordance with GAAP. Tenant will furnish to Landlord, within sixty
(60) days of the commencement of Tenant's Fiscal Year, operating and capital expenditure budgets of Tenant and the Facility, certified by an authorized officer of Tenant, for Tenant's then current Fiscal Year. Landlord and Tenant hereby acknowledge that the current Facility Mortgage encumbering the Leased Property does not require audited financial statements. Notwithstanding the foregoing, Tenant hereby agrees that it shall furnish such audited financial statements for the Facility and the Guarantor as may be required by any Facility Mortgage encumbering the Leased Property; provided, however, Landlord shall use reasonable good faith efforts to exclude such a requirement for audited financial statements from any Facility Mortgage.

         24.3. Environmental Statements.

                  Immediately upon Tenant's learning, or having reasonable cause to believe, that any Hazardous Material in a quantity sufficient to require remediation or reporting under applicable law is located in, on or under the Leased Property or any adjacent property, Tenant shall notify Landlord in writing of (a) any enforcement, cleanup, removal, or other governmental or

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regulatory action instituted, completed or threatened; (b) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Material at, on, removed or released from the Leased Property, including any complaints, notices, warnings or asserted violations in connection therewith.

         24.4. Charges.

                  Tenant acknowledges that the failure to furnish Landlord with any of the certificates or statements required by this Article XXIV will cause Landlord to incur costs and expenses not contemplated hereunder. Accordingly, without limitation of Landlord's rights under Article XVII, if Tenant shall fail to furnish Landlord with any of the certificates or statements required by this
Article XXIV, Tenant shall pay to Landlord upon demand an amount equal to the costs and expenses actually incurred by Landlord as a result of such failure to furnish the certificates or statements as required up to Two Thousand Five Hundred Dollars ($2,500) for each such failure as Additional Rent.

         24.5. Provision of Information.

                  (1) Tenant will furnish to Landlord on or before thirty (30) days after the end of each calendar quarter the following items, each certified by Tenant as being true and correct, in such format and in such detail as Landlord may request:

                           (a) quarterly and year-to-date operating statements
of the Facility prepared for each calendar quarter during each such reporting period detailing the total revenues received, total expenses incurred, total costs of all capital improvements, total debt service and total cash flow;

                           (b) quarterly census information of the Facility as
of the end of such quarter in sufficient detail to show by patient-mix (i.e., private, Medicare, Medicaid (if hereafter applicable), and V.A.), the average monthly census of the Facility and statements of the average daily occupancy rate for beds or units, as applicable at the facility, expressed as a percentage of Operating Capacity, certified by the chief financial officer of Tenant; and

                           (c) within thirty (30) days of the end of each month,
an aged accounts receivable report from the Facility in sufficient detail to show amounts due from each class of patient-mix by the account age classifications of thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty (120) days, and over one hundred twenty (120) days, certified by the chief financial officer of Tenant to be true and correct.

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


                  (2) Tenant shall furnish to Landlord the following items:

                           (a) within ten (10) days of the receipt by Tenant,
any and all notices (regardless of form) from any licensing and/or certifying agency that the Facility's license or the Medicare or Medicaid certification of the Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend the Facility's license or certification;

                           (b) within ten (10) days of the date of the required
filing of cost reports of the Facility with the Medicaid agency or the date of actual filing of such cost report of the Facility with such agency, whichever is earlier, furnish to Landlord a complete and accurate copy of the annual Medicaid cost report of the Facility, which will be prepared by an independent certified public accountant or by an experienced cost report preparer reasonably acceptable to Landlord, and promptly furnish Landlord any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports; and

                           (c) Within ten (10) days of receipt, a copy of any
Medicare, Medicaid or other licensing agency survey or report and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Landlord a copy of the plan of correction generated from such survey or report for the Facility, and correct or cause to be corrected any deficiency. the curing of which is a condition of continued licensure or for full participation In Medicare and Medicaid for existing patients or for new patients to be admitted with Medicare or Medicaid coverage, by the date required for cute by such agency (plus extensions granted by such agency).



                                   ARTICLE XXV


                               LANDLORD MORTGAGES


         25.1. Landlord May Grant Liens; Tenant's Non-Disturbance Rights.


                  Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Landlord's Encumbrance") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing or other obligation of Landlord. This Lease is and at all times shall be subject and subordinate to any ground or underlying leases, mortgages, trust deeds or like encumbrances, which may now or hereafter affect the Leased Property and to all renewals, modifications, consolidations, replacements and extensions of any such lease, mortgage, trust deed or like encumbrance. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee or beneficiary, affecting this Lease or the Leased Property; provided, however, the subordination of this Lease shall be subject to Tenant's receipt of a non-disturbance agreement to the effect that so long as this Lease has not been terminated by reason of the occurrence of an Event of Default, the lessor or the Facility Mortgagee, and its successors in interest, will be bound by all of the terms and provisions of this Lease, a default by the Landlord under such lease or by the mortgagor under such Facility Mortgage shall not have any effect upon Tenant's right to occupy the Leased Premises in accordance with all of the terms and provisions of this Lease, and the term, estate and options of Tenant under this Lease shall not be terminated or otherwise affected by a foreclosure and sale or other action instituted under or in connection with such Facility Mortgage, except that the Facility Mortgagee, or its successors in interest, shall not (i) be liable for any act or omission of, or default by, Landlord under this Lease occurring before the date on which the Facility Mortgagee becomes the Landlord under this Lease, except to the extent such acts or omissions are continuing in nature (in which case the Facility Mortgagee's liability with respect to continuing acts or omissions shall be limited to damages arising on and after the date on which the Facility Mortgagee becomes the Landlord under this Lease), (ii) be subject to any credits, claims, setoffs, or defenses which Tenant might have against Landlord as a result of any acts or omissions of Landlord occurring before the date referred to in clause (i), (iii) be bound by any Rent which Tenant may have paid to Landlord more than thirty (30) days in advance of the month to which such payment relates, or (iv) be bound by any amendment of or modification to this Lease made without the Facility Mortgagee's written consent. Tenant agrees that, within ten (10) Business Days after receipt of a request therefor from Landlord, it will, from time to time, execute and deliver any reasonable instrument or other document required by any such Facility Mortgagee to subordinate this Lease and its leasehold interest to the lien of such Facility Mortgage. If, at any time, or from time to time during the Term, a Facility Mortgagee shall request that this Lease have priority over the lien of such Facility Mortgage, this Lease and Tenant's leasehold interest shall have priority over the lien of such Facility Mortgage and all renewals, modifications, replacements, consolidations and extensions thereof and all advances made thereunder and the interest thereon, and Tenant shall, within ten (10) Business Days after receipt of a request therefor from Landlord, execute, acknowledge and deliver any and all reasonable documents and instruments confirming the priority of this Lease and Tenant's leasehold interest.


         25.2. Attornment.

                  In the event of the purchase or other acquisition of the Leased Premises or Landlord's interest therein in a foreclosure sale or by deed in lieu of foreclosure under any Facility Mortgage or pursuant to a power of sale contained in any Facility Mortgage, then in any of such events Tenant shall, at the request of Landlord or Landlord's successor in interest, attorn to and recognize the transferee or purchaser of Landlord's interest, as the lessor under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such Person, as "Landlord", and Tenant, as "Tenant," except that such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord before such lease termination or before such Person's succession to title, nor be subject to any offset, defense or counterclaim accruing before such lease termination or before such Person's succession to title, nor be bound by any payment of Rent before such lease termination or before such Person's succession to title for more than one month in advance. Tenant shall, within ten (10) Business Days after request by Landlord or the transferee or purchaser of Landlord's interest execute and deliver an instrument or instruments confirming the foregoing provisions of this Section. Tenant hereby waives the provisions of any present or future law or regulation which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease, or the obligations of Tenant hereunder, upon or as a result of the completion of any such foreclosure and sale.


         25.3. Breach by Landlord.

                  It shall be a breach of this Lease if Landlord shall fail to observe or perform any material term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of thirty (30) days after notice thereof from Tenant, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Landlord, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety (90) days following the expiration of said thirty (30) day period. The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.


         25.4. Facility Mortgage Protection.

                  Tenant agrees that the holder of any Landlord's Encumbrance shall have no duty, liability or obligation to perform any of the obligations of Landlord under this Lease, but that in the event of Landlord's default with respect to any such obligation, Tenant will give any such holder whose name and address have been furnished to Tenant in writing for such purpose, notice of Landlord's default specifying such default in reasonable detail and allow such holder thirty (30) days following receipt of such notice for the cure of said default before invoking any remedies Tenant may have by reason thereof; provided that if such default cannot be cured with reasonable diligence and continuity within thirty (30) days, such holder shall have any additional time as may be reasonably necessary to cure the default with reasonable diligence and continuity; and provided, further, that if the default cannot reasonably be cured without such holder having obtained possession of the Facility or the Leased Premises, then such holder shall have such additional time as may be reasonably necessary under the circumstances to obtain possession of the Facility or the Leased Premises, and thereafter to cure the default with reasonable diligence and continuity.

                                  ARTICLE XXVI

                             INTENTIONALLY OMITTED.

                                  ARTICLE XXVII

                                  MISCELLANEOUS


         27.1. Landlord's Right to Inspect.

                  Landlord, its agents, servants or employees, or any other persons authorized in writing by Landlord may enter the Leased Property at reasonable hours and upon forty-eight (48) hours written notice to Tenant to:
(a) inspect the same, including conducting such tests as Landlord may require,
(b) determine whether Tenant is complying with its obligations under Section 7.3, or (c) comply with any Legal Requirements (hereinafter collectively the "Inspection"); provided, however, that the Inspection shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Landlord shall use reasonable efforts not to interfere with Tenant's business when it enters the Premises. Such Inspections shall be subject to any security, health, safety or confidentiality requirements relating to the Leased Property, or imposed by law or applicable regulations. Landlord shall indemnify Tenant for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Tenant by reason of Landlord's willful misconduct or gross negligence during any inspection pursuant to this Section 27.1. Notwithstanding any provision of this
Section 27.1 to the contrary, Landlord shall be entitled to enter the Leased Property without notice in the event of an emergency.


         27.2. No Waiver.

                  No failure by Landlord to insist upon the strict performance of any term of this Lease or to exercise any right, power or remedy consequent upon a breach of this Lease, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, each of which shall continue in full force and effect with respect to any other then existing or subsequent breach.

         27.3. Remedies Cumulative.

                  To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy. The exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of the such other rights, powers and remedies.


         27.4. Acceptance of Surrender.

                  No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.


         27.5. No Merger of Title.

                  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.


         27.6. Conveyance by Landlord.

                  If Landlord shall convey the Leased Property in accordance with the terms hereof other than as security for a debt, Landlord shall, upon the written assumption by the transferee of the Leased Property of all liabilities and obligations of this Lease be released from all future liabilities and obligations under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property. All such future liabilities and obligations shall thereupon be binding upon the new owner.


         27.7. Quiet Enjoyment.

                  So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the date hereof and all Landlord's Encumbrances.

         27.8. Notices.

                  All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered or mailed (by registered or certified mail, return receipt requested and postage prepaid), addressed to the respective parties at the addresses below:


                  If to Landlord:

                  ET-Sub-Berkshire Limited Partnership, L.P.
                  c/o Elder Trust
                  101 East State Street, Suite 100
                  Kennett Square, Pennsylvania  19348
                  Attention: D. Lee McCreary, Jr.,
                  President and Chief Executive Officer
                  Telephone: (610) 925-4200
                  Telecopy: (610 925-4351




                  If to Tenant:

                  Assisted Living Associates of Berkshire, Inc.
                  101 East State Street
                  Kennett Square, Pennsylvania 19348
                  Attention: Law Department
                  Telephone: (610) 444-6350
                  Telecopy: (610) 925-4242


Any notice under this Lease shall be deemed to have been given (a) when personally delivered; (b) on the next business day after it is delivered to a nationally recognized overnight commercial carrier (charges prepaid); or (c) on the third day after it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested. Either Landlord or Tenant may change its address or addresses for purposes of this Section 27.8 by giving ten (10) days' prior written notice in accordance with this Section 27.8.

         27.9. Survival of Claims.

                  With the exception of the indemnities set forth in Article IX hereof, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination for a period of one (1) year following termination.

         27.10. Invalidity of Terms or Provisions.

                  If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.


         27.11. Prohibition Against Usury.

                  If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.


         27.12. Amendments to Lease.

                  Neither this Lease nor any provision hereof or thereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Landlord and Tenant.


         27.13. Successors and Assigns.

                  All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto. All permitted assignees or sublessees shall be subject to the terms and provisions of this Lease.


         27.14.   Titles.

                  The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof or thereof.


         27.15. Governing Law.

                  This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (but not including its conflict of laws rules).

         27.16. Memorandum of Lease.

                  Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease (a "Memorandum of Lease"), in form and substance reasonably satisfactory to Landlord and suitable for recording in the State. Tenant shall pay all costs and expenses of recording such Memorandum of Lease.


         27.17. Attorneys' Fees.

                  In the event of any dispute between the parties hereto involving the covenants or conditions contained in this Lease or arising out of the subject matter of this Lease, the prevailing party shall be entitled to recover against the other party reasonable attorneys' fees and expenses. Any reference in this Lease (including, without limitation, this Section 27.17) to attorneys' fees and expenses shall be deemed to include, without limitation, all reasonable costs for administrative, paralegal and support staff, and all reasonable travel expenses.


         27.18. Non-Recourse as to Landlord.

                  Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Property and, subject and subordinate to any other valid lien thereon, any insurance and/or condemnation proceeds with respect to the Leased Property, and not against any other assets, properties or funds of (a) Landlord, (b) any trustee, director, officer, general partner, limited partner, member, manager, employee or agent of Landlord, or with respect to any general partner of Landlord, any of their respective general partners, stockholders, or members (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of their respective general partners, either directly or through either Landlord or their respective general partners or any predecessor or successor partnership, limited liability company or corporation or their stockholders, officers, directors, members, managers, employees or agents (or other entity), or (d) any other Person affiliated with any of the foregoing, or any trustee, director, officer, member, manager, employee or agent of any thereof.


         27.19. No Relationship.

                  Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Property or otherwise in the conduct of their respective businesses.

         27.20. Signs; Reletting.

                  If Tenant does not timely exercise its option to extend or further extend the Term in accordance with the provisions of Section 2.3, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect (i) to advertise the availability of the Leased Property for sale or reletting but not to erect upon the Leased Property signs indicating such availability and (ii) to show the Leased Property to prospective purchasers or tenants or their agents at such reasonable times as Landlord may elect.


         27.21. Further Assurances.

                  In addition to the obligations required to be performed under this Lease by Tenant and Landlord, the parties shall perform, from time to time, such other acts and shall execute, acknowledge or deliver such other instruments, documents and other materials as the other party may reasonably request in order to consummate the transaction contemplated by this Lease, including, without limitation, executing and delivering any modification, addendum or amendment required by Landlord, to restructure rent payments so that income from this Lease will be qualified income in connection with qualification as a real estate investment trust; provided however, that such modification, addendum or amendment shall not materially affect either party's economic position with respect to this Lease.


         27.22. Arbitration.

                  Except with regard to the payment of Rent, in case any controversy shall arise between the parties hereto as to any of the requirements of this Lease or the performance of any obligations under this Lease, which the parties shall be unable to settle by agreement or as otherwise provided herein, such controversy shall be determined by arbitration to be initiated and conducted as provided in Exhibit F hereto.


         27.23. Licenses.

                  Upon the expiration or earlier termination of this Lease, Tenant shall use its best efforts to transfer to Landlord or Landlord's nominee and shall cooperate with Landlord or Landlord's designee or nominee in connection with the processing by Landlord or Landlord's designee or nominee of any applications for all licenses, operating permits and other governmental authorizations, all contacts, including contracts with governmental or quasi-governmental entities, business records, data, patient and resident records, and patient and resident trust accounts, which may be necessary or useful for the operation of the Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord's designee or nominee. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize the licensure or certification of the Facility, and Tenant shall comply with all requests for an orderly transfer of the same upon the expiration or early termination of the Term. In addition, upon request, Tenant shall promptly deliver copies of all books and records relating to the Leased Property and its operation to Landlord or Landlord's designee or nominee but Tenant shall not be required to deliver corporate financial records or proprietary materials. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all loss, damage, cost or expense incurred by Landlord or Landlord's designee or nominee in connection with the correction of any and all deficiencies of a physical nature identified by any governmental authority responsible for licensing the Leased Property in the course of any change of ownership inspection and audit and previously identified during the Term by such governmental authority.


         27.24. Counterparts.

                  To facilitate execution, this Lease may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Lease to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

                  IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

                         ET SUB-BERKSHIRE LIMITED PARTNERSHIP, L.P., a Delaware limited partnership

                         By: ET Berkshire, LLC, general partner

                             By: Elder Trust Operating Limited
                                 Partnership, sole member

                                 By:
                                     --------------------------
                                 Its:
                                     --------------------------
                                               "Landlord"


                         ASSISTED LIVING ASSOCIATES OF
                         BERKSHIRE,INC., a Pennsylvania
                         corporation

                          By:
                             -----------------------------------
                          Its:
                              ----------------------------------
                                             "Tenant"

                                    EXHIBIT A
                                    ---------

                            LEGAL DESCRIPTION OF LAND
                            -------------------------

                                [TO BE ATTACHED]

                                 EXHIBIT B
                                 ---------

                             [INTENTIONALLY DELETED]

                                    EXHIBIT C
                                    ---------

                                APPRAISAL PROCESS
                                -----------------


                  If Landlord and Tenant are unable to agree upon the fair market value of the Leased Property or the fair market rental value of the Leased Property within any relevant period provided in this Lease, each shall within ten (10) days after written demand by the other select one MAI Appraiser (as defined below) to participate in the determination of fair market value. For all purposes under this Lease, the fair market value of the Leased Property shall be the fair market value of the Leased Property unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by Landlord and Tenant shall select a third MAI Appraiser ("Third MAI Appraiser"). The three (3) selected MAI Appraisers shall each determine the fair market value of the Leased Property or the fair market rental value of the Leased Property, as applicable, within thirty (30) days of the selection of the third appraiser. The fees and expenses of any MAI Appraiser retained pursuant to this Exhibit C shall be borne by the party retaining such MAI Appraiser, with the exception of the Third MAI Appraiser whose fees and expenses shall be borne by the Landlord and Tenant equally.

                  In the event either Landlord or Tenant fails to select an MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Leased Property or the fair market rental value of the Leased Property, as applicable, in accordance with the provisions of this Exhibit C and the fair market value so determined shall be binding upon Landlord and Tenant.

                  In the event the MAI Appraisers selected by Landlord and Tenant are unable to agree upon a third MAI Appraiser within the time period set forth in the first paragraph of this Exhibit C, either Landlord or Tenant shall have the right to apply at Tenant's expense to the presiding judge of the court of original trial jurisdiction in the jurisdiction in which the Leased Property is located to name the third MAI Appraiser.

                  Within five (5) days after completion of the third MAI Appraiser's appraisal, all three MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Leased Property or the fair market rental value of the Leased Property, as applicable. If a majority are unable to determine the fair market value at such meeting, the three appraisals shall be added together and their total divided by three. The resulting quotient shall be the fair market value of the Leased Property. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such fair market value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such fair market value. In any event, the result of the foregoing appraisal process shall be final and binding.

                  For purposes hereof, "MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the State where the Leased Property is located and who has substantial experience in performing appraisals of facilities similar to the Leased Property and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

                                    EXHIBIT D
                                    ---------

                                FORM OF GUARANTEE
                                -----------------





                                [TO BE ATTACHED]

                                    EXHIBIT E
                                    ---------

                             [INTENTIONALLY DELETED]

                                    EXHIBIT F
                                    ---------

                                   ARBITRATION
                                   -----------

                  Any controversy, dispute or claim arising out of or relating to this Lease, any modification or extension hereof or thereof, or any breach hereof or thereof (including the question whether any particular matter is subject to arbitration hereunder) shall be settled exclusively by arbitration, in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in force (the "Rules"). The party requesting arbitration shall serve upon the other party to the controversy, dispute or claim a written demand for arbitration stating the substance of the controversy, dispute or claim and the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The recipient of such demand shall within twenty (20) days after such receipt appoint an arbitrator, and the two arbitrators shall appoint a third. The decision or award of any two arbitrators shall be final and binding upon the parties. In the event that the two arbitrators fail to appoint a third arbitrator within twenty (20) days of the appointment of the second arbitrator, either arbitrator, or either party to the arbitration, may apply to a judge of the United States District Court for the Eastern District of Pennsylvania for the appointment of the third arbitrator, and the appointment of such arbitrator by such judge on such application shall have precisely the same force and effect as if such arbitrator had been appointed by the two arbitrators. If for any reason the third arbitrator cannot be appointed in the manner prescribed by the preceding sentence, either regularly appointed arbitrator, or either party to the arbitration, may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. Should the party upon whom the demand for arbitration has been served fail or refuse to appoint an arbitrator within twenty (20) days, the single arbitrator shall have the right to decide alone, and such arbitrator's decision or award shall be final and binding upon the parties.

                  Each arbitrator chosen by a party shall be a fit person, and the third arbitrator however chosen shall be a fit and impartial person, in each case having at least ten (10) years experience in litigating, adjudicating or otherwise administering cases and controversies related to the subject matter of the controversy, dispute or claim being submitted to arbitration.

                  The parties hereto agree to abide by all awards and decisions rendered in an arbitration proceeding in accordance with the foregoing, and all such awards and decisions may be filed by the prevailing party with any court having jurisdiction over the person or property of the other party as a basis for judgment and the issuance of execution thereon. The fees of each arbitrator and related expenses of arbitration shall be borne by the party not prevailing in the arbitration.

                  Unless otherwise agreed by the parties to the arbitration, all hearings shall be held, and all submissions shall be made by the parties, within ten (10) days of the date of the selection of the third arbitrator, and the decisions of the arbitrators shall be made within thirty (30) days of the later of the date of the closing of the hearings or the date of the final submissions by the parties.

                  The parties consent to the jurisdiction of the Supreme Court of the Commonwealth of Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania, for all purposes in connection with the arbitration. The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

                                   SCHEDULE 3
                                   ----------

                               SIMULTANEOUS LEASES
                               -------------------

1. Lease Agreement by and between ET SUB-Berkshire Limited Partnership, L.P., as Landlord, and Assisted Living Associates of Berkshire, Inc., as Tenant.

2. Lease Agreement by and between ET SUB-Lehigh Limited Partnership, L.P., as Landlord, and Assisted Living Associates of Lehigh, Inc., as Tenant.

3. Lease Agreement by and between ET SUB - Sanatoga Limited Partnership, L.P., as Landlord, and Assisted Living Associates of Sanatoga, Inc., as Tenant.

                                   SCHEDULE 4
                                   ----------

                          LANDLORD'S PERSONAL PROPERTY
                          ----------------------------


                                [TO BE PROVIDED]

                                   SCHEDULE 5
                                   ----------

                            IMMEDIATE TENANT REPAIRS
                            ------------------------





                                                                       Estimated
                                                                       Cost

Repair deficiencies in fire suppression system as described in         $5,000
the EMG draft Property Condition Assessment Report for Berkshire
Commons dated March, 1, 2000, updated October 24, 2000.

                                   SCHEDULE 6
                                   ----------

                           TENANT'S PERSONAL PROPERTY
                           --------------------------


TENANT'S PERSONAL PROPERTY SHALL CONSIST OF SPECIALIZED AND PROPRIETARY SOFTWARE, OPERATING MANUALS AND SUCH OTHER ITEMS OF PERSONAL PROPERTY WHICH ARE ELECTRICALLY OR OPERATIONALLY CONNECTED TO THE OPERATING SYSTEMS OF THE GUARANTOR OR ITS AFFILIATED COMPANY, GENESIS HEALTH VENTURES, INC., INCLUDING FOR EXAMPLE, INTERCONNECTED ELECTRONIC TIME CLOCKS, SO LONG AS A
NON-INTERCONNECTED ITEM OF EQUAL VALUE REMAINS.

                           EXHIBIT "C"

           INDIVIDUAL MODIFICATIONS TO FACILITY LEASES

1. The Landlords for the individual Lease Agreements shall be as follows:

         a. ET Sub-Berkshire Limited Partnership
         b. ET Sub-Lehigh Limited Partnership
         c. ET Sub-Sanatoga Limited Partnership

2. The Tenants for the individual Lease Agreements shall be as follows:

         a. Assisted Living Associates of Berkshire, Inc.
         b. Assisted Living Associates of Lehigh, Inc.
         c. Assisted Living Associates of Sanatoga, Inc.

3. Minimum Rent - The Minimum Rent (as defined in Article I) for each Facility shall be as follows:

         a. Berkshire:        $282,391.00
         b. Lehigh:           $108,860.00
         c. Sanatoga:         $400,310.00

4. Security Deposit - The Security Deposit (as defined in Section
   8.1) for each Facility shall be as follows:

         a. Berkshire:        $  94,000.00
         b. Lehigh:           $  36,000.00
         c. Sanatoga:         $133,000.00

5. Operating Capacity - The Operating Capacity (as defined in
   Article I) for each Facility shall be as follows:

         a. Berkshire:        75 beds
         b. Lehigh:           75 beds
         c. Sanatoga:         85 beds

6. Exhibit A - Legal Description of Land (as referenced in
   Section 2.1) shall differ in each individual Facility Lease.

7. Schedule 4 - Landlord's Personal Property (as referenced in
   Section 2.1) shall differ in each individual Facility Lease.

8. Schedule 5 - Immediate Tenant Repairs (as referenced in
   Section 5.2) shall differ in each individual Facility Lease.

                           EXHIBIT "D"

                      FORM OF LEASE GUARANTY

             LEASE GUARANTY AND SURETYSHIP AGREEMENT
                           (Berkshire)


         THIS LEASE GUARANTY AND SURETYSHIP AGREEMENT (sometimes herein referred to as the Guaranty), dated as of the ________ day of ____________, 2000 by GENESIS ELDERCARE CORP., a Pennsylvania corporation, having an address at 101 East State Street, Kennet Square, Pennsylvania 19348 (the Guarantor) in favor of ET SUB-BERKSHIRE LIMITED PARTNERSHIP, L.P., having an address at 101 East State Street, Kennett Square, Pennsylvania 19348 (the Landlord).

                           WITNESSETH:

         WHEREAS, Assisted Living Associates of Berks, Inc., (the Tenant) and Landlord have entered into a certain lease agreement dated of even date herewith for the real property and buildings and improvements known as Berkshire Commons, a/k/a Park Lane Commons at Berkshire, Reading, Pennsylvania (the Lease);

         WHEREAS, The Multicare Companies Inc., a Delaware
Corporation (Multicare) is a wholly owned subsidiary of the Guarantor; and

         WHEREAS, the Tenant is a wholly owned subsidiary of Multicare; and

         WHEREAS, Landlord has required that the Guarantor guaranty and act as surety for Tenants performance under the Lease in the manner hereinafter set forth as a condition to the effectiveness of the Lease; and

         WHEREAS, the Guarantor shall receive direct and indirect benefits from the entry by the Landlord into the Lease with Tenant.

         NOW, THEREFORE, to induce the Landlord to enter into the Lease, Guarantor hereby agrees as follows:

         1. The Guarantor unconditionally guarantees to the Landlord and agrees to be surety for the full and punctual payment, performance and observance by the Tenant, of all the terms, covenants and conditions in the Lease contained on Tenants part to be kept, performed or observed. This Guaranty shall include any liability of Tenant that shall accrue under the Lease for any period preceding as well as any period following the term in the Lease specified. Without limitation of the foregoing, if at any time Tenant shall default in the payment, performance or observance of any of the terms, covenants or conditions in the Lease contained on the Tenants part to be kept, performed or observed, the Guarantor will keep, perform and observe the same, as the case may be, in place and stead of the Tenant.

         2. The Guarantor hereby waives: (a) notice of acceptance of this Guaranty; (b) presentment and demand for any payments due Landlord; (c) protest and notice of dishonor or default to the Guarantor or to any other person or party with respect to the terms of the Lease or any portion thereof; (d) notice of Tenants nonpayment, nonperformance or nonobservance, other than as expressly required under the Lease.

         3. This is a guaranty of performance and payment and not of collection, and the Guarantor waives any right to require that any action be brought against the Tenant or to require that resort be had to any credit on the books of the Landlord in favor of the Guarantor or any other person or party.

         4. Any act of the Landlord, or the successors or assigns of the Landlord, consisting of a waiver of any of the terms or conditions of the Lease, or the giving of any consent to any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to the Tenant, may be done without notice to the Guarantor and without releasing the obligations of the Guarantor hereunder.

         5. The obligations of the Guarantor hereunder shall not be released by Landlords receipt, application or release of security given for the performance and observance of covenants and conditions in the Lease contained on Tenants part to be performed or observed; nor by any modification of the Lease, but in case of any such modification, the liability of the Guarantor shall be deemed modified in accordance with the terms of any such modification of the Lease.

         6. The obligations, covenants and agreements of Guarantor under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the further consent of Guarantor:

                  (a) the waiver by Landlord of the performance or observance by Guarantor, Tenant or any other party of any of the agreements, covenants or conditions contained in the Lease or this Guaranty;

                  (b) the extension, in whole or in part, of the time for payment by Guarantor or Tenant of any sums owing or payable under the Lease or this Guaranty, or of any other sums or obligations under or arising out of or on account of the Lease or this Guaranty, or the renewal of the Lease or this Guaranty;

                  (c) any assignment of the Lease or subletting of the Premises or any part thereof;

                  (d) the modification or amendment (whether material or otherwise) of any of the obligations of Guarantor or Tenant under the Lease or this Guaranty;

                  (e) the doing or the omission of any of the acts referred to in the Lease or this Guaranty (including, without limitation, the giving of any consent referred to therein);

                  (f) any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Lease or this Guaranty, or any action on the part of Landlord granting indulgence or extension in any form whatsoever;

                  (g) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Tenant or Guarantor or any of its assets; or

                  (h) the release of Guarantor or Tenant from the performance or observance of any of the agreements, covenants, terms or conditions contained in the Lease or this Guaranty by operation of law.

         7. Until all the covenants and conditions in the Lease to be performed and observed on the Tenants part are fully and indefeasibly performed and observed, the Guarantor: (a) shall have no right of subrogation against the Tenant by reason of any payments or acts of performance by the Guarantor, in compliance with the obligations of the Guarantor hereunder; (b) subordinates to the rights of Landlord any right to enforce any remedy which the Guarantor now or hereafter shall have against the Tenant by reason of any one or more payment or acts of performance in compliance with the obligations of the Guarantor hereunder; and (c) subordinates any liability or indebtedness of the Tenant now or hereafter held by the Guarantor to the obligations of the Tenant to the Landlord under the Lease.

         8. This Guaranty shall apply to the Lease, any extension or renewal thereof and to any holdover term following the term thereby granted.

         9. The Guarantor represents and warrants to Landlord that, as of the date hereof:

         (a) It is a Pennsylvania corporation, duly constituted and validly existing under the laws of such state, and has the power and authority to own its assets and to conduct its business.

         (b) It has full corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder.

         (c) This Guaranty has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

         (d) The Tenant is a wholly owned subsidiary of Multicare, and Multicare is a wholly owned subsidiary of the Guarantor.

         (e) All recent financial statements and other information concerning the Guarantor delivered to the Landlord by or on behalf of the Tenant or the Guarantor are true, correct and complete in all material respects, fairly represent Guarantors financial condition as of the date hereof and thereof, and no information has been omitted which would make the information previously furnished misleading or incorrect in any material respect.

         (f) All consents, approvals, filings and registrations with or of any court, governmental authority or regulatory body or any political subdivision thereof required in connection with the execution, delivery and performance by the Guarantor of the Guaranty have been obtained or made; and the execution, delivery and performance by the Guarantor of this Guaranty will not conflict with or result in a violation of any of the terms or provisions of, or constitute a default under, any law or the regulations thereunder, organizational documents of the Guarantor, or any material agreement or material instrument to which the Guarantor is a party or by which it is bound.

         (g) The execution, delivery and performance of this Guaranty constitutes private and commercial acts rather than public or governmental acts.

         10. Each notice and other communication under this Guaranty shall be in writing. Each notice, communication or document to be delivered to any party under this Guaranty shall be sent by hand delivery or facsimile transmission (promptly confirmed by courier) to it at the address herein contained, and marked for the attention of the person (if any), from time to time designated by such party for the purpose of this Guaranty. The initial address and person (if any) so designated by each party are set out opposite such partys signature to this Guaranty. Any communication or document shall be deemed to be received, if sent by facsimile transmission, when the recipient confirms legible transmission thereof or, if sent by hand delivery or by courier, when delivered at the address specified by the addressee for purposes of this Guaranty.

         11. Solely with respect to any suit, action or proceeding arising out of or relating to this Guaranty (each, a Proceeding), the Guarantor hereby irrevocably submits to the jurisdiction of any United States federal or state court sitting in the Commonwealth of Pennsylvania. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in such court and any claim that any such Proceeding brought in such court has been brought in an inconvenient forum. The Guarantor hereby agrees that a final, non-appealable judgment in any such Proceeding brought in such court shall be conclusive and binding upon it.

         12. Each reference herein to the Landlord shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure. Each reference herein to the Guarantor shall be deemed to include any permitted successors and assigns of the Guarantor (including any successor entity resulting from a merger or consolidation), in whose favor the provisions of this Guaranty shall also inure and all of whom shall be bound by the provisions of this Guaranty. In connection therewith, the Guarantor shall execute such reaffirmations of this Guaranty as may be reasonably requested from time to time by the Landlord. Notwithstanding the foregoing, it is hereby agreed that Guarantor shall have no rights to transfer or assign this Guaranty by operation of law or otherwise, without the express written consent of the Landlord, which consent may be withheld by the Landlord in the Landlords sole discretion, and any such transfer or assignment made without the Landlords consent shall be null and void and shall be deemed a default hereunder.

         13. No delay on the part of the Landlord in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on the Guarantor shall be deemed to be a waiver of the obligation of the Guarantor or of the right of the Landlord to take further action without notice or demand as provided herein; nor in any event shall any modification or waiver of the provisions of this Guaranty be effective unless in writing nor shall any such waiver be applicable except in the specific instance for which given.

         14. In the event of a default under any of the terms of the Lease, Landlord shall have the right to proceed directly and immediately against the Guarantor and such proceeding is not to be deemed an irrevocable election of remedies.

         15. This Guaranty is, and shall be deemed to be entered into, under and pursuant to the laws of the Commonwealth of Pennsylvania and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said Commonwealth; and no defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the Commonwealth of Pennsylvania.

         16. Guarantor shall furnish to Landlord, as soon as practicable, and in any event within thirty (30) days after the end of each month during the Term of the Lease, an unaudited consolidated balance sheet of Guarantor as at the end of such month and unaudited consolidated statement of income and expense of Guarantor for each such month, and for that part of Guarantors fiscal year to date. In addition, within one hundred twenty (120) days of the end of each fiscal year of Tenant during the Term of the Lease, Guarantor shall provide Landlord with an audited consolidated balance sheet of Guarantor as of the end of such fiscal year and an audited consolidated statement of income and consolidated cash flow of Guarantor for such fiscal year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP, and a copy of its financial statements for such year certified by an appropriate officer of Guarantor and audited by an independent certified public accountant. Landlord may provide such financial statements to its consultants, lenders and investors, but otherwise shall not provide the financial statements to third parties without the prior consent of Guarantor.

         17. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Guarantor and the Landlord.

         18. If any term or provision of this Guaranty or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and all other terms and provisions of this Guaranty shall be valid and enforced to the fullest extent permitted by law.

         19. THE GUARANTOR AND THE LANDLORD AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY THE LANDLORD OR THE GUARANTOR ON OR WITH RESPECT TO THIS GUARANTY OR THE LEASE, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. THE LANDLORD AND THE GUARANTOR EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

         IN WITNESS WHEREOF, the Guarantor has hereunto executed and delivered this Guaranty as of the day and year first above written.


Witness:                                    GENESIS ELDERCARE CORP.


                                            By:
-------------------------------                ---------------------------------
                                                Name:
                                                Title:

                                  EXHIBIT "E"

                            ET FINANCIAL STATEMENTS

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q
(Mark One)

         [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                For the quarterly period ended September 30, 2000

                                       or

         [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                  For the transition period from _____ to _____

                        Commission File Number: 001-13807

                                   ElderTrust
             (Exact name of registrant as specified in its charter)

          Maryland                                    23-2932973
(State or other jurisdiction            (I.R.S. Employer Identification Number)
     of incorporation or
        organization)

           101 East State Street, Suite 100, Kennett Square, PA 19348
               (Address of principal executive offices)       (Zip Code)

                                 (610) 925-4200
              (Registrant's telephone number, including area code)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                         Yes    X             No
                               ----              ----

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

                  Class                     Outstanding at November 10, 2000
-------------------------------------      ----------------------------------
Common shares of beneficial interest,                   7,119,000
     $0.01 par value per share

Exhibit index is located on page 37

                                   ELDERTRUST
                                    FORM 10-Q
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2000

                                TABLE OF CONTENTS


                                                                                                   Page
PART I:  FINANCIAL INFORMATION

         Item 1.  Financial Statements (Unaudited)

                   Condensed Consolidated Balance Sheets as of September 30, 2000 and
                          December 31, 1999.......................................................   1

                   Condensed Consolidated Statements of Operations for the three
                          and nine months ended September 30, 2000 and 1999.......................   2

                   Condensed Consolidated Statements of Cash Flows for the nine
                          months ended September 30, 2000 and 1999................................   3

                   Notes to Unaudited Condensed Consolidated Financial Statements.................   4

         Item 2.   Management's Discussion and Analysis of Financial Condition and
                         Results of Operations....................................................  14

         Item 3.  Quantitative and Qualitative Disclosures About Market Risk......................  34

PART II: OTHER INFORMATION

         Item 3.  Defaults Upon Senior Securities.................................................  35

         Item 6.  Exhibits and Reports on Form 8-K................................................  35

SIGNATURES........................................................................................  36

EXHIBIT INDEX.....................................................................................  37

                         PART I - FINANCIAL INFORMATION

ITEM 1.  Financial Statements (Unaudited)

                                   ELDERTRUST
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
               (in thousands, except share and per share amounts)

                                                                                         September 30,       December 31,
                                                                                             2000                1999
                                                                                        ----------------    ---------------
                                       ASSETS
Assets:
     Real estate properties, at cost                                                       $165,719             $165,206
     Less - accumulated depreciation                                                        (14,565)             (10,180)
     Land                                                                                    16,693               16,655
                                                                                           --------             --------
            Net real estate properties                                                      167,847              171,681
     Real estate loans receivable, net of allowance of $18,106 and $0, respectively          30,540               48,646
     Cash and cash equivalents                                                                2,925                3,605
     Restricted cash                                                                          7,633                7,194
     Accounts receivable, net                                                                   373                  629
     Accounts receivable from unconsolidated entities                                         2,073                1,068
     Prepaid expenses                                                                           412                1,000
     Investment in and advances to unconsolidated entities, net of allowance of
         $1,187 and $0, respectively                                                         19,714               31,129
     Other assets, net of accumulated amortization and depreciation of $2,673 and
         $2,148, respectively                                                                 1,471                1,530
                                                                                           --------             --------
                Total assets                                                               $232,988             $266,482
                                                                                           ========             ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
     Bank credit facility                                                                  $ 38,977             $ 39,670
     Accounts payable and accrued expenses                                                    1,380                1,535
     Accounts payable to unconsolidated entities                                                872                   13
     Mortgages and bonds payable                                                            108,141              109,005
     Notes payable to unconsolidated entities                                                 1,032                1,079
     Other liabilities                                                                        3,482                3,751
                                                                                           --------             --------
           Total liabilities                                                                153,884              155,053
                                                                                           --------             --------

Minority interest                                                                             5,736                7,989

Shareholders' Equity:
     Preferred shares, $.01 par value; 20,000,000 shares authorized; none
         outstanding                                                                              -                    -
     Common shares, $.01 par value; 100,000,000 shares authorized; 7,119,000 shares
         issued and outstanding                                                                  71                   71
     Capital in excess of par value                                                         119,106              119,106
     Distributions in excess of earnings                                                    (45,809)             (14,747)
     Note receivable from former officer for common shares sold, net                              -                 (990)
                                                                                           --------             --------
           Total shareholders' equity                                                        73,368              103,440
                                                                                           --------             --------
                Total liabilities and shareholders' equity                                 $232,988             $266,482
                                                                                           ========             ========


See accompanying notes to unaudited condensed consolidated financial statements.

                                   ELDERTRUST
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                       Three months ended                    Nine months ended
                                                                          September 30,                         September 30,
                                                                  ----------------------------         ----------------------------
                                                                    2000               1999               2000               1999
                                                                  --------           --------           --------           --------
Revenues:
     Rental revenues                                              $4,692              $4,662            $14,058            $13,884
     Interest, net of amortization of deferred loan
        origination costs                                            491               1,350              2,801              4,368
     Interest from unconsolidated equity investees                   771                 959              2,482              2,850
     Other income                                                     37                  51                155                 90
                                                                  ------             -------           --------           --------
        Total revenues                                             5,991               7,022             19,496             21,192
                                                                  ------             -------           --------           --------

Expenses:
     Property operating expenses                                     244                 277                852                848
     Interest expense, including amortization of
        deferred finance costs                                     3,561               3,422             10,448              9,578
     Depreciation                                                  1,458               1,439              4,399              4,332
     General and administrative                                      649                 564              2,661              2,026
     Bad debt expense                                                 15                   -             20,282                  -
     Separation agreement expenses                                    --                   -                  -              2,800
                                                                  ------             -------           --------           --------
        Total expenses                                             5,927               5,702             38,642             19,584
                                                                  ------             -------           --------           --------

Net income (loss) before equity in losses of
     unconsolidated entities, minority interest and
     extraordinary items                                              64               1,320            (19,146)             1,608

Equity in losses of unconsolidated entities, net                    (688)               (657)            (9,570)            (1,877)
Minority interest                                                     40                 (46)             1,926                 13
                                                                  ------             -------           --------           --------

Net income (loss) before extraordinary item                         (584)                617            (26,790)              (256)

Extraordinary item:
     Extinguishment of debt                                            -               1,296)                 -             (1,296)
     Minority interest in extraordinary item                           -                  86                  -                 86
                                                                  ------             -------           --------           --------
Net loss                                                           ($584)              ($593)          ($26,790)           ($1,466)
                                                                  ======             =======           ========           ========

Basic and diluted weighted average number of common
     shares outstanding                                            7,119               7,201              7,119              7,206
                                                                  ======             =======           ========           ========

Net income (loss) per share before extraordinary item
     - basic and diluted                                           ($0.08)             $0.09             ($3.76)            ($0.04)
                                                                  =======           ========           ========           ========

Net loss per share - basic and diluted                             ($0.08)            ($0.08)            ($3.76)            ($0.20)
                                                                  =======           ========           ========           ========

See accompanying notes to unaudited condensed consolidated financial statements.

                                   ELDERTRUST
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (in thousands)

                                                                                                  Nine months ended
                                                                                                    September 30,
                                                                                             -----------------------------
                                                                                               2000                 1999
                                                                                             --------             --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                                ($26,790)             ($1,466)
     Adjustments to reconcile net loss to net cash provided by operating activities:
         Depreciation and amortization                                                          4,999                5,707
         Provision for bad debts                                                               20,282                    -
         Extraordinary loss on extinguishment of debt                                               -                1,296
         Non-cash separation expense from debt forgiveness to officer                               -                2,600
         Minority interest and equity in losses from unconsolidated entities                    7,644                1,778
         Net changes in assets and liabilities:
           Accounts receivable and prepaid expenses                                              (932)               2,735
           Accounts payable and accrued expenses                                                  704                  421
           Other                                                                                  440                 (105)
                                                                                             --------             --------
                 Net cash provided by operating activities                                      6,347               12,966
                                                                                             --------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment in real estate loans receivable                                                     -               (5,096)
     Payments received on real estate loans receivable                                              -                4,247
     Capital expenditures                                                                        (112)              (1,656)
     Proceeds from collection on advances to unconsolidated entities                              659                  720
     Net increase in reserve funds and deposits - restricted cash                                (887)              (2,610)
     Other                                                                                          -                  161
                                                                                             --------             --------
                 Net cash used in investing activities                                           (340)              (4,234)
                                                                                             --------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payment of deferred financing fees                                                          (484)              (2,004)
     Borrowings under Credit Facility                                                               -                9,518
     Payments under Credit Facility                                                              (693)             (23,790)
     Proceeds from mortgages payable                                                                -               32,695
     Payments on mortgages and bonds payable                                                     (864)             (11,218)
     Payments on notes payable                                                                      -               (3,000)
     Distributions to shareholders                                                             (4,272)              (7,885)
     Distributions to minority interests                                                         (327)                (562)
     Repurchases of common shares                                                                   -                 (424)
     Prepayment penalty on mortgage loan                                                            -               (1,157)
     Other                                                                                        (47)                 (95)
                                                                                             --------             --------
                   Net cash used in financing activities                                       (6,687)              (7,922)
                                                                                             --------             --------

Net increase (decrease) in cash and cash equivalents                                             (680)                 810
Cash and cash equivalents, beginning of period                                                  3,605                2,272
                                                                                             --------             --------
Cash and cash equivalents, end of period                                                       $2,925               $3,082
                                                                                             ========             ========


Supplemental cash flow information:
Cash paid for interest                                                                         $9,957               $8,484


See accompanying notes to unaudited condensed consolidated financial statements.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements of ElderTrust and its consolidated subsidiaries ("ElderTrust" or the "Company") have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, Genesis Health Ventures, Inc. ("Genesis"), the Company's principal tenant, The Multicare Companies, Inc., a 43.6% owned consolidated subsidiary of Genesis, ("Multicare") and several of their subsidiaries have filed for reorganization under the provisions of Chapter 11 of the Bankruptcy Reform Act of 1978 ("Bankruptcy Code"). In addition, the Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of its bank credit facility (the "Credit Facility") with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000.

         The interim condensed consolidated financial statements do not include all of the footnotes for complete financial statements. The December 31, 1999 condensed consolidated balance sheet was derived from audited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements for the interim periods presented have been included. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2000. Certain amounts included in the unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 1999 have been reclassified for comparative purposes.

         The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1999 included in the Company's Form 10-K filed with the Securities and Exchange Commission.

2. Certain Significant Risks and Uncertainties

Genesis and Multicare Bankruptcy Filings

         On June 22, 2000, Genesis and Multicare announced that they had filed for Chapter 11 bankruptcy protection following debt restructuring discussions with their senior lenders.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)

         Approximately 70% of the Company's consolidated assets at September 30, 2000 consisted of real estate properties leased to or managed by subsidiaries of Genesis and loans on real estate properties made to consolidated and unconsolidated subsidiaries of Genesis or Multicare. Revenues recorded by the Company for the nine months ended September 30, 2000 in connection with these leases and loans totaled $12.9 million, or 66% of the Company's total revenues. In addition, certain unconsolidated entities of the Company, accounted for under the equity method, also lease properties to these entities and recognized revenues of $9.7 million for the same period. The Company's investments in and advances to such unconsolidated entities totaled $16.2 million at September 30, 2000.

         Included in the Company's consolidated assets at September 30, 2000 are $19.5 million in loans to wholly-owned subsidiaries of Multicare. These loans are secured by real estate and 20% of the principal balance is guaranteed by Multicare. The loans have a weighted average annual interest rate of 10.5%. ElderTrust also has $14.8 million in loans to wholly-owned subsidiaries of Genesis. These loans are secured by real estate and a 100% guarantee by Genesis. The loans have a weighted average annual interest rate of 9.3%.

         As a result of the Genesis and Multicare bankruptcy filings, the borrowers ceased making interest payments to the Company during June 2000. It is not expected that the borrowers on these loans will be permitted to make further interest payments to the Company unless such payments are approved by the bankruptcy court. During the bankruptcy reorganization process, the Company will retain its security position in the collateral underlying the loans. Ultimate recovery under the loans is dependent upon the value of the assets securing the loans, which may be determined by the bankruptcy court. To the extent the loan balance exceeds such collateral, recovery of the difference will be dependent on the general unsecured creditors' recovery on their prepetition claims. See Note 3 for discussion of the allowance for loan losses recorded by the Company in relation to these loans.

         In addition, a tenant in bankruptcy has the ability to reject executory contracts, including leases, to which they are a party. In the period before a lessee elects whether to assume or reject a lease, lessees in bankruptcy are required to continue to make lease payments. If Genesis rejects one or more of the leases, the Company would be required to re-lease, operate or sell the property subject to the rejected leases. Any such alternative may significantly decrease the Company's cash flow and could significantly and adversely affect its financial condition and results of operations. If the Company were required to operate one or more of the properties, it may have insufficient cash flow to do so. Alternatively, a debtor may assume a lease, in which case it is required to continue making lease payments.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)

         As Genesis and Multicare are not currently permitted to make interest payments to ElderTrust under bankruptcy filing rules, the Company's cash flow has been significantly reduced. As a result, the Company has suspended further distributions to its shareholders. The Company believes the distributions made to shareholders to-date during 2000 will be sufficient to satisfy its REIT distribution requirements for 2000. The Company believes that it can continue to meet its debt service requirements after giving effect to this reduction in cash flow; however, any further reduction in cash flow would significantly and adversely affect the Company's ability to continue to meet its debt service requirements and could further significantly and adversely affect its financial condition and results of operations.

Liquidity

         The Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of the Credit Facility with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. If the Company is unable to pay-off or obtain replacement financing of the Credit Facility by June 30, 2001, or is unable to negotiate a further extension of the current Credit Facility at that time, or the Company is unable to obtain waivers of the failed covenants or a forbearance agreement from the lender, the bank could exercise its right to foreclose on the collateral securing the Credit Facility. If the Company is unable to obtain waivers of the failed covenants under the bonds and mortgage payable or a forbearance agreement from the lenders, the lenders could exercise their rights to accelerate the related indebtedness or foreclose on the underlying collateral immediately. Foreclosure by the lenders would have a significant adverse affect on the Company's ability to continue its operations.

         The unaudited financial statements do not include adjustments, if any, to reflect the possible effects on the recoverability and classification of recorded assets or the amounts and classification of liabilities that may result from the outcome of the uncertainties related to the matters discussed above under "Genesis and Multicare Bankruptcy Filings" and "Liquidity."

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


3. Real Estate Loans Receivable

The following is a summary of real estate loans receivable (dollars in thousands):

                                                         Stated      Scheduled        Balance at        Balance at
                                            Type of     Interest      Maturity      September 30,      December 31,
              Property                       Loan         Rate          Date             2000              1999
--------------------------------------- --------------- ------------ ------------- ----------------- -----------------

Harbor Place       Melbourne, FL        Term                9.5%        6/2000          $  4,828           $  4,828(1)
Mifflin            Shillington, PA      Term                9.5%        6/2000             5,164              5,164(2)
Coquina Place      Ormond Beach, FL     Term                9.5%        6/2000             4,577              4,577(2)
Lehigh             Macungie, PA         Term               10.5%        6/2000             6,665              6,665(2)
Berkshire          Reading, PA          Term               10.5%        6/2000             6,167              6,167(2)
Oaks               Wyncote, PA          Construction        9.0%        1/2001             5,033              5,033(2)
Montchanin         Wilmington, DE       Construction       10.5%        8/2000             9,496              9,496(3)
Sanatoga           Pottstown, PA        Construction       10.5%        1/2001             6,716              6,716(2)
                                                                                        --------           --------
                                                                                          48,646             48,646
Allowance for credit losses                                                              (18,106)                 -
                                                                                        --------           --------
                                                                                        $ 30,540           $ 48,646
                                                                                        ========           ========

--------
(1) This loan went into default on June 22, 2000 when the loan was not repaid by the borrower upon its maturity. Genesis is the manager of the facility.
(2) These loans went into default on June 22, 2000 when the borrowers ceased making interest payments to the Company. See Note 2.
(3) This loan went into default on August 1, 2000 when the loan was not repaid upon its maturity.

         The unfunded portion of the Company's construction loan commitments amounted to $347,000 and $352,000 at September 30, 2000 and December 31, 1999, respectively. Due to certain defaults by the borrowers under the loan agreements, the Company believes it is no longer obligated to provide any further funding.

         The Company previously was obligated, or had an option, to purchase and leaseback, upon the maturity of the related loan or the facility reaching stabilized occupancy, the eight assisted living facilities underlying the term and construction loans. The Company believes it is no longer bound by the purchase and leaseback obligations contained in seven of the loan documents because the borrowers have, from time to time, not complied with all loan provisions. The Company did not exercise its option to purchase the remaining facility, Montchanin, upon its August 1, 2000 maturity date. The Company has declared this loan, with a principal balance of $9.5 million at September 30, 2000, in default and is pursuing its remedies to collect the amounts due.

         The four term loans secured by the Mifflin, Coquina Place, Lehigh and Berkshire facilities, with a principal balance of $8.9 million at September 30, 2000, net of allowance for credit losses, matured on June 28, 2000. In addition, the loan secured by the Sanatoga facility went into default as a result of the bankruptcy filing by Genesis. Due to the Chapter 11 bankruptcy filings by Genesis and Multicare, the Company is prohibited from pursuing collection on these loans.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         In addition, the Company had one loan in the amount of $4.8 million with an annual interest rate of 9.50%, secured by the Harbor Place facility, to an entity in which Genesis accounts for its investment using the equity method of accounting, which was not included in the June 22, 2000 bankruptcy filing. This loan matured on June 22, 2000. The Company has declared this loan in default and this transaction's resolution is currently under negotiation with the borrower and Genesis, the property manager. Due to certain defaults by the borrower under the loan agreement, a default interest rate, which equals 2% plus the stated interest rate, is being assessed on this loan.

         As previously disclosed, the Company, Genesis and Multicare have been discussing a proposed restructuring of the loans and other relationships among the parties. These discussions are continuing. Any restructuring is subject to approval by the Boards of the Company, Genesis and Multicare and the bankruptcy court. No assurance can be given that the proposed restructuring will be completed.

         Based on the Company's assessment of the collateral value underlying the loans as compared to the net book value of the loans, the Company recorded an allowance for credit losses of $18.1 million during the nine months ended September 30, 2000.

4. Investments in Unconsolidated Entities

         The Company has several investments in entities in which the controlling interest is owned by Mr. D. Lee McCreary, Jr., the Company's President, Chief Executive Officer and Chief Financial Officer. Mr. McCreary owns all of the voting interest in ET Capital Corp., representing a 5% equity interest. Mr. McCreary also owns a 1% general partner interest in ET Sub-Meridian, LLP and a 1% managing member interest in ET Sub-Vernon Court, LLC, ET Sub-Cabot Park, LLC and ET Sub-Cleveland Circle, LLC, through a limited liability company of which he is the sole member. As the Company also has an option to acquire Mr. McCreary's 1% managing interest in ET Sub-Vernon Court, LLC for a nominal amount, this company is consolidated into the Company's condensed consolidated financial statements at September 30, 2000.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         Summary combined financial information as of and for the nine months ended September 30, 2000 for these unconsolidated entities is as follows (dollars in thousands):

                                         ET                             ET Sub-            ET
                                    Sub-Meridian,     ET Capital         Cabot       Sub-Cleveland
                                         LLP            Corp.          Park, LLC      Circle, LLC       Total
                                   --------------------------------- --------------- -----------------------------
Current assets                              $310             $535            $126            $135        $1,106
Real estate properties (1)               103,912                -          16,695          13,782       134,389
Notes receivable                               -            4,409               -               -         4,409
Other assets                               1,301                -             541             513         2,355
Total assets                             105,523            4,944          17,362          14,430       142,259
Current liabilities                        2,174              640             679             739         4,232
Long-term debt (2)                       105,757            9,291          16,769          13,584       145,401
Total deficit                             (4,116)          (4,988)           (355)           (119)       (9,578)
Rental revenue                             7,350                -           1,232           1,088         9,670
Interest income, ElderTrust (3)                -              477               -               -           477
Interest income, other                        19              256              30              28           333
Interest expense, ElderTrust (3)           1,605              591             412             238         2,846
Interest expense, other                    4,950                -             621             555         6,126
Depreciation/amortization                  2,634              118             420             346         3,518
Bad debt expense                               -            7,800               -               -         7,800
Net loss                                  (1,863)          (7,860)           (215)            (47)       (9,985)
Percent ownership                            99%              95%             99%             99%

     ---------------
    (1)  Includes properties under capital lease.
    (2)  Includes capital lease obligations.
    (3)  Includes ElderTrust and its unconsolidated subsidiaries.

         As of September 30, 2000, ET Capital Corp. ("ET Capital") owned a $7.8 million second trust mortgage note executed by AGE Institute of Florida, which it acquired from Genesis during 1998. This note is secured by a second lien on 11 Florida skilled nursing facilities owned by AGE Institute of Florida and a second lien on accounts receivable and other working capital assets. The facilities are managed by subsidiaries of Genesis. This note matures on September 30, 2008 with payments of interest only, at a fixed annual rate of 13% due quarterly until the note is paid in full. The borrower ceased making interest payments to ET Capital during the quarter ended June 30, 2000.

         In June 2000, the senior lender on the $40.0 million first trust mortgage to the AGE Institute of Florida notified ET Capital that the borrower was in default of the first trust mortgage due to a default by Genesis, the guarantor, under an amendment to the loan agreement and that no forbearance or waiver of such default has been granted.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         Additionally, the senior lender is seeking recovery from ET Capital of an interest payment totaling approximately $250,000 received by ET Capital from the AGE Institute of Florida in April 2000, for the quarter ended March 31, 2000.

         The AGE Institute of Florida has been working to obtain replacement financing of the $40.0 million first trust mortgage loan. If the AGE Institute of Florida is unable to refinance the $40.0 million first trust loan, or is otherwise unable to reach acceptable extension terms with the senior lender, the senior lender may take actions to recover its investment in such first trust loan. ET Capital has no control over the actions of the senior lender and such actions could be unfavorable to ET Capital.

         Management of ET Capital has determined, based on a decrease in the underlying cash flows generated by the properties securing the note, the value of the underlying collateral may not be sufficient to satisfy the borrowers' obligation under the note. As a result, a bad debt allowance of $7.8 million was recorded by ET Capital during the nine months ended September 30, 2000. The Company recorded 95% of this loss based on its 95% equity interest in ET Capital, which reduces its investment and advances to ET Capital.

         ET Capital's long-term debt includes two demand promissory notes payable to the Company aggregating $5.9 million at September 30, 2000 in connection with the above second mortgage transaction. These notes bear interest at a weighted average rate of 12.1% per annum with interest only payable quarterly. ET Capital ceased making interest payments to the Company during the quarter ended June 30, 2000. Management of the Company has determined that these notes are fully impaired at September 30, 2000. The Company recorded an impairment loss of $1.2 million against the remaining balance of these notes during the nine months ended September 30, 2000.

         As of September 30, 2000, ET Sub-Meridian owns the leasehold and purchase option rights to seven skilled nursing facilities located in Maryland and New Jersey, which it purchased from Genesis for $35.5 million in cash and issuance of $8.5 million in term loans during September 1998. The purchase options are exercisable by ET Sub-Meridian in September 2008 for a cash exercise price of $66.5 million. The $8.5 million promissory note bears interest at an annual rate of 8.0% for the first year, 9.0% for the second year and 10.0% for remainder of the term of the note, with interest payable monthly through September 3, 2003. The note is guaranteed by the Company and may be in default due to ET Sub-Meridian's failure to make a principal payment of $3.0 million due on September 3, 1999. However, ET Sub-Meridian and the Company believe that Genesis agreed to extend the principal payment due on September 3, 1999 until the maturity date of September 3, 2003. The Company, ET Sub-Meridian and Genesis are working to resolve the dispute. Any agreement reached by the parties will be subject to bankruptcy court approval. The Company does not have sufficient cash available to satisfy the guarantee if it were required to do so.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         ET Sub-Meridian, whose ownership of the facilities is in the form of a capital lease, subleased the facilities to Genesis for an initial ten-year period with a ten-year renewal option. The nominal property owner has encumbered the properties with mortgage loan financing. These loans are in default as a result of the Genesis bankruptcy filing. The Company is assisting the nominal owner in obtaining waivers of these defaults.

5. Credit Facility

         At September 30, 2000, the Company had $39.0 million outstanding under the Credit Facility. The interest rate on borrowings outstanding under the Credit Facility at September 30, 2000 was 9.44%, 2.75% over one-month LIBOR. There were no borrowings under the $5.75 million revolving credit portion of the Credit Facility at September 30, 2000. Any such borrowings are subject to prior approval from the issuing bank.

         The Company is currently seeking a waiver for its failure to meet the minimum tangible net worth, minimum net asset value and minimum interest coverage ratio requirements under the Credit Facility at September 30, 2000 and June 30, 2000, principally resulting from the bad debt charges recorded on real estate loans receivable (see Note 3), investments in and advances to unconsolidated entities (see Note 4) and a note receivable from a former officer of the Company and certain other assets (see Note 7) during the second quarter of 2000.

         On January 3, 2000, the term of the Credit Facility was extended from January 1, 2000 to June 30, 2001 through an amendment which also reduced borrowings available under the Credit Facility to $45.4 million. The Company paid financing fees and other related costs of approximately $484,000 for the nine months ended September 30, 2000, primarily in connection with the January 3, 2000 amendment to the Credit Facility. Unamortized deferred financing costs in connection with the Credit Facility and mortgages payable aggregated approximately $1.4 million at September 30, 2000. Deferred financing costs of $464,000 were amortized during the nine months ended September 30, 2000 and included as a component of interest expense.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


6. Loss Per Share

         The following table sets forth the computation of basic and diluted loss per share for the periods indicated (in thousands, except per share data):

                                                       For the three months ended        For the nine months ended
                                                             September 30,                     September 30,
                                                    -------------------------------   ---------------------------------
                                                         2000             1999              2000               1999
                                                    -------------    --------------     -------------    --------------
Net loss available for basic and diluted loss
     per share                                           ($584)           ($593)          ($26,790)          ($1,466)
                                                        ======           ======           ========           =======

Weighted average common shares outstanding for
     basic and diluted net loss per share
                                                         7,119            7,201              7,119             7,206
                                                        ======           ======           ========           =======

Basic and diluted net loss per share                    ($0.08)          ($0.08)            ($3.76)           ($0.20)
                                                        ======           ======           ========           =======


         The effect of outstanding share options is antidilutive and thus not reflected in the determination of weighted average common shares outstanding for the diluted net loss per share calculation. The operating partnership units are not included in the determination of weighted average common shares outstanding since they are not considered to be common share equivalents as they are redeemable for cash at the Company's discretion.

7. Other Charges

         During the second quarter of 2000, the Company recorded bad debt charges of approximately $990,000 related to a note receivable from a former officer of the Company.

         In addition, the Company wrote-off $682,000 of costs incurred in connection with property due diligence for investment transactions that were not completed because of adverse conditions in the capital markets and the June 22, 2000 Chapter 11 filings of Genesis and Multicare. These write-offs are included as a component of general and administrative expenses.

8. NYSE Listing Criteria

      On September 22, 2000, ElderTrust announced that it had been notified by the New York Stock Exchange ("NYSE") that is has fallen below the continued listing criteria relating to total market capitalization and minimum share value.

      Under the market capitalization requirement, the Company's market capitalization must meet or exceed $15 million. Under the NYSE rules, the NYSE may grant a period of up to 18 months ending February 10, 2002 during which the Company would need to meet the requirement. The Company has formally requested

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


that this time period be granted and has submitted a business plan to the NYSE to demonstrate its ability to achieve compliance with this standard. If the plan is accepted, the Company will be subject to quarterly monitoring by the NYSE in the interim period. The Company has not been notified by the NYSE if the plan has been accepted.

      Under the minimum share value requirement, the Company's shares must trade at a value exceeding $1 for thirty consecutive trading days. As a result of the notification, the Company must meet this requirement by the later of either its next annual meeting, currently scheduled for May 2001, or March 20, 2001 to retain its listing.

9. Derivative Instruments and Hedging Activities

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure the instrument at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133 and subsequent amendments, SFAS No. 137 and SFAS No. 138, are effective for the Company on January 1, 2001. The Company does not expect the adoption of Statement 133 to have a material adverse impact on the Company's financial condition or results of operations because the Company does not use derivative instruments other than interest rate cap agreements.

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

         Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements with respect to results of operations and financial condition of ElderTrust and its consolidated subsidiaries (collectively, "ElderTrust" or the "Company"). In general, these statements are identified by the use of forward-looking words or phrases, including "intended," "will," "should," "could," "may," "continues," "continued," "estimate," "estimated," "expects," "expected," "believes," "anticipates" and "anticipated" or the negative or variations thereof or similar terminology. These statements are not guarantees of the Company's future performance and are subject to risks and uncertainties, and other important factors that could cause the Company's actual performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These risks, uncertainties and factors include, but are not limited to:

         o the ability of Genesis Health Ventures, Inc. ("Genesis"), the Company's principal tenant, and The Multicare Companies, Inc., a 43.6% owned consolidated subsidiary of Genesis, ("Multicare") to resume making loan payments and continue making lease payments to the Company;
         o  the outcome of the Genesis and Multicare bankruptcy proceedings;
         o the Company's ability to pay-off or refinance its bank credit facility (the "Credit Facility) when it becomes due on June 30, 2001;
         o the Company's ability to cure its failure to meet debt covenants or obtain waivers from its lenders;
         o  the NYSE acceptance of the Company's business plan;
         o  interest rates;
         o  availability, terms and use of capital;
         o  general economic, business and regulatory conditions;
         o  federal and state government regulation;
         o  changes in Medicare and Medicaid reimbursement programs; and
         o  competition.

         Refer to the Company's annual report on Form 10-K for the year ended December 31, 1999 for a discussion of these and other factors which management believes may impact the Company. The forward-looking statements included herein represent the Company's judgment as of the date of this Form 10-Q and should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in this report. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. All subsequent written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements. The Company disclaims, however, any intent or obligation to update its forward-looking statements.

General

         The Company is a self-managed and self-administered real estate investment trust ("REIT") that invests principally in senior housing and other healthcare facilities, including skilled nursing facilities, assisted and independent living facilities and medical office and other buildings. The Company conducts primarily all of its operations through ElderTrust Operating Limited Partnership (the "Operating Partnership"), of which ElderTrust is the sole general partner. The Company's consolidated assets consist primarily of the assets of the Operating Partnership and its consolidated subsidiaries. As of September 30, 2000, skilled nursing, assisted and independent living facilities comprised approximately 93% of the Company's consolidated investments in real estate properties and loans. Approximately 70% of the Company's consolidated assets at September 30, 2000 consisted of real estate properties leased to or managed by subsidiaries of Genesis and loans on real estate properties made to consolidated and unconsolidated subsidiaries of Genesis or Multicare.

         On June 22, 2000, Genesis and Multicare announced that they had filed for Chapter 11 bankruptcy protection following debt restructuring discussions with their senior lenders.

         The accompanying unaudited condensed consolidated financial statements of ElderTrust and its consolidated subsidiaries have been prepared assuming the Company will continue as a going concern. As previously discussed, Genesis, the Company's principal tenant, and Multicare have filed for reorganization under the provisions of Chapter 11 of the Bankruptcy Reform Act of 1978 ("Bankruptcy Code"). In addition, the Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of its bank credit facility (the "Credit Facility") with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. The unaudited financial statements do not include adjustments, if any, to reflect the possible effects on the recoverability and classification of recorded assets or the amounts and classification of liabilities that may result from the outcome of the uncertainties related to the foregoing matters.

         Revenues recorded by the Company for the nine months ended September 30, 2000 in connection with leases and loans to Genesis and Multicare totaled $12.9 million, or 66% of the Company's total revenues. In addition, certain unconsolidated entities of the Company, accounted for under the equity method, also lease properties to these entities and recognized revenues of $9.7 million for the same period. The Company's investments in and advances to such unconsolidated entities totaled $16.2 million at September 30, 2000.

         As a result of these relationships, the Company's revenues and ability to meet its obligations depends, in significant part, upon:

         o the ability of Genesis and entities in which Genesis accounts for its investment using the equity method of accounting ("Genesis Equity Investees") to meet their lease and loan obligations;

         o  the outcome of the Genesis and Multicare bankruptcy proceedings; and

         o the revenues derived from, and the successful operation of, the facilities leased to or managed by Genesis or Genesis Equity Investees.

         Included in the Company's consolidated assets at September 30, 2000 are $19.5 million in loans to wholly-owned subsidiaries of Multicare. These loans are secured by real estate and 20% of the principal balance is guaranteed by Multicare. The loans have a weighted average annual interest rate of 10.5%. ElderTrust also has $14.8 million in loans to wholly-owned subsidiaries of Genesis. These loans are secured by real estate and a 100% guarantee by Genesis. The loans have a weighted average annual interest rate of 9.3%.

         The four term loans secured by the Mifflin, Coquina Place, Lehigh and Berkshire facilities, with a principal balance of $8.9 million at September 30, 2000, net of allowance for credit losses, matured on June 28, 2000. In addition, the loan secured by the Sanatoga facility went into default as a result of the bankruptcy filing by Multicare. Due to the June 22, 2000 Chapter 11 bankruptcy filings by Genesis and Multicare, the Company is prohibited from pursuing collection on these loans.

         As previously disclosed, the Company, Genesis and Multicare have been discussing a proposed restructuring of the loans and other relationships among the parties. These discussions are continuing. Any restructuring is subject to approval by the Boards of the Company, Genesis and Multicare and the bankruptcy court. No assurance can be given that the proposed restructuring will be completed.

         As a result of the Genesis and Multicare bankruptcy filings, the borrowers ceased making interest payments to the Company during June 2000. It is not expected that the borrowers on these loans will be permitted to make further interest payments to the Company unless such payments are approved by the bankruptcy court. During the bankruptcy reorganization process, the Company will retain its security position in the collateral underlying the loans. Ultimate recovery under the loans is dependent upon the value of the assets securing the loans, which may be determined by the bankruptcy court. To the extent the loan balance exceeds such collateral, recovery of the difference will be dependent on the general unsecured creditors' recovery on their prepetition claims. Based on the Company's assessment of the collateral value underlying the loans as compared to the net book value of the loans, the Company recorded an allowance for credit losses of $18.1 million during nine months ended September 30, 2000.

         In addition, a tenant in bankruptcy has the ability to reject executory contracts, including leases, to which they are a party. In the period before a lessee elects whether to assume or reject a lease, lessees in bankruptcy are required to continue to make lease payments. If Genesis rejects one or more of the leases, the Company would be required to re-lease, operate or sell the property subject to the rejected leases. Any such alternative may significantly decrease the Company's cash flow and could significantly and adversely affect its financial condition and results of operations. If the Company were required to operate one or more of the properties, it may have insufficient cash flow to do so. Alternatively, a debtor may assume a lease, in which case it is required to continue making lease payments.

         As Genesis and Multicare are not currently permitted to make interest payments to ElderTrust under bankruptcy filing rules, the Company's cash flow has been significantly reduced. As a result, the Company has suspended further distributions to its shareholders. The Company believes the distributions made to shareholders to date during 2000 will be sufficient to satisfy its REIT distribution requirements for 2000. The Company believes that it can continue to meet its debt service requirements after giving effect to this reduction in cash flow; however, any further reduction in cash flow would significantly and adversely affect the Company's ability to continue to meet its debt service requirements and could further significantly and adversely affect its financial condition and results of operations.

         The Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of the Credit Facility with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. If the Company is unable to pay-off or obtain replacement financing of the Credit Facility by June 30, 2001, or is unable to negotiate a further extension of the current Credit Facility at that time, or the Company is unable to obtain waivers of the failed covenants or a forbearance agreement from the lender, the bank could exercise its right to foreclose on the collateral securing the Credit Facility. If the Company is unable to obtain waivers of the failed covenants under the bonds and mortgage payable or a forbearance agreement from the lenders, the lenders could exercise their rights to accelerate the related indebtedness or foreclose on the underlying collateral immediately. Foreclosure by the lenders would have a significant adverse affect on the Company's ability to continue its operations.

         The Company has incurred indebtedness to acquire its assets and may incur additional short and long-term indebtedness, and related interest expense, from time to time. The Company has unfunded construction loan commitments at September 30, 2000 of approximately $347,000 which, if required, it expects to fund with cash flows from operations and funds available under the Credit Facility. Due to certain defaults by the borrowers under the loan agreements, the Company believes it is no longer obligated to provide any further funding. The Company also was obligated, or had an option, to purchase eight assisted living facilities underlying term or construction loans, which will generally be leased back to the sellers pursuant to long-term leases. As previously disclosed, the Company is currently negotiating with Genesis and Multicare to restructure seven of these relationships. The Company did not exercise its option to purchase the remaining facility upon its August 1, 2000 maturity date. See "Liquidity and Capital Resources."

         Substantially all of the Company's revenues are currently derived from rents received under long-term leases of healthcare-related real estate.

         The Company has incurred operating and administrative expenses, which principally include compensation expense for its executive officers and other employees, office rental and related occupancy costs.

         The Company is self-administered and managed by its executive officers and staff, and has not engaged a separate advisor or paid an advisory fee for administrative or investment services, although the Company has engaged legal, accounting, tax and financial advisors as needed from time to time.

         The primary non-cash expenses of the Company are the depreciation of its healthcare facilities, amortization of its deferred loan origination costs and deferred financing costs.

Investments in Equity Investees

         The Company's Equity Investees represent entities in which the controlling interest is owned by Mr. D. Lee McCreary, the Company's President, Chief Executive Officer and Chief Financial Officer. As a result, the Company records its investments in, and results of operations from, these entities using the equity method of accounting in the unaudited condensed consolidated financial statements included herein.

              ET Capital Corp.

         The Company has a nonvoting 95% equity interest in ET Capital. The remaining voting 5% equity interest in ET Capital is owned by Mr. McCreary. As of September 30, 2000, ET Capital owned a $7.8 million second trust mortgage note executed by AGE Institute of Florida, which it acquired from Genesis during 1998. This note is secured by a second lien on 11 Florida skilled nursing facilities owned by AGE Institute of Florida and a second lien on accounts receivable and other working capital assets. The facilities are managed by subsidiaries of Genesis. This note matures on September 30, 2008 with payments of interest only, at a fixed annual rate of 13% due quarterly until the note is paid in full. ET Capital recorded interest income on the note of $256,000 and $769,000 during the nine months ended September 30, 2000 and 1999, respectively. The borrower ceased making interest payments to ET Capital during the quarter ended June 30, 2000.

         In September 1999, the senior lender on the $40.0 million first trust mortgage to the AGE Institute of Florida, which is guaranteed by Genesis, notified the borrower that it was in default of the loan due to the borrowers' failure to meet certain financial covenants. In November 1999, ET Capital notified the borrower that it was in default of the $7.8 million second trust mortgage loan held by ET Capital because of the default in the $40.0 million first trust mortgage loan. Subsequently, the senior lender extended the maturity date of the first mortgage trust loan from September 30, 1999 to March 28, 2000 to permit the AGE Institute of Florida time to obtain refinancing of the loan. A letter agreement dated December 22, 1999 made certain modifications and defined certain rights of the senior lender and ET Capital related to their respective loans to the AGE Institute of Florida.

         In June 2000, the senior lender on the $40.0 million first trust mortgage to the AGE Institute of Florida notified ET Capital that the borrower was in default of the first trust mortgage due to a default by Genesis, the guarantor, under an amendment to the loan agreement and that no forbearance or waiver of such default has been granted. Additionally, the senior lender is seeking recovery from ET Capital of an interest payment totaling approximately $250,000 received by ET Capital from the AGE Institute of Florida in April 2000, for the quarter ended March 31, 2000.

         The AGE Institute of Florida has been working to obtain replacement financing of the $40.0 million first trust mortgage loan. If the AGE Institute of Florida is unable to refinance the $40.0 million first trust loan, or is otherwise unable to reach acceptable extension terms with the senior lender, the senior lender may take actions to recover its investment in such first trust loan. ET Capital has no control over the actions of the senior lender and such actions could be unfavorable to ET Capital.

         Management of ET Capital has determined, based on a decrease in the underlying cash flows generated by the properties securing the note, the value of the underlying collateral may not be sufficient to satisfy the borrower's obligation under the note. As a result, a bad debt allowance of $7.8 million was recorded by ET Capital during the nine months ended September 30, 2000. The Company recorded 95% of this loss based on its 95% equity interest in ET Capital, which reduces its investment and advances to ET Capital.

         ET Capital's long-term debt includes two demand promissory notes payable to the Company aggregating $5.9 million at September 30, 2000 in connection with the above second mortgage transaction. These notes bear interest at a weighted average rate of 12.1% per annum with interest only payable quarterly. ET Capital ceased making interest payments to the Company during the quarter ended June 30, 2000. Management of the Company has determined that these notes are fully impaired at September 30, 2000.

         In addition to the AGE Institute of Florida second trust mortgage note and related notes payable to the Company, ET Capital has notes receivable aggregating $4.4 million at September 30, 2000 from two of the Company's Equity Investees and one of the Company's consolidated subsidiaries. These loans mature at various dates from April 2008 to December 2011 and bear interest at 14% per annum with interest and principal payable monthly. ET Capital has loans payable to the Company aggregating $3.4 million, bearing interest at 15% and maturing at various dates from April 2008 to December 2011.

         The Company recorded $591,000 and $966,000 in interest income for the nine months ended September 30, 2000 and 1999, respectively, on the notes receivable from ET Capital. The Company also recorded a loss of $7.5 million and income of $176,000 related to its equity interest in ET Capital's results of operations for the nine months ended September 30, 2000 and 1999, respectively. In addition, the Company recorded an impairment loss of $1.2 million on the remaining balance of the notes receivable from ET Capital issued in connection with the above second mortgage note transaction. See Note 4 of the Company's unaudited condensed consolidated financial statements included herein.

         ET Sub-Meridian Limited Partnership, L.L.P.

         The Company has a 99% limited partnership interest in ET Sub-Meridian. The 1% general partner interest is owned by a limited liability company of which Mr. McCreary is the sole member. ET Sub-Meridian owns the leasehold and purchase option rights to seven skilled nursing facilities located in Maryland and New Jersey, which it purchased from Genesis for $35.5 million in cash and issuance of $8.5 million in term loans during September 1998. The $8.5 million promissory note bears interest at an annual rate of 8.0% for the first year, 9.0% for the second year and 10.0% for remainder of the term of the note, with interest payable monthly through September 3, 2003. The note is guaranteed by the Company. The purchase options are exercisable by ET Sub-Meridian in September 2008 for a cash exercise price of $66.5 million. ET Sub-Meridian subleased the facilities to Genesis for an initial ten-year period with a ten-year renewal option. Genesis has guaranteed the subleases.

         Genesis has declared ET Sub-Meridian in default of the $8.5 million loan based on the fact that a principal payment of $3.0 million due on September 3, 1999 was not made. However, ET Sub-Meridian and the Company believe that Genesis agreed to extend the principal payment due on September 3, 1999 until the maturity date of September 3, 2003. The Company, ET Sub-Meridian and Genesis are working to resolve the dispute. Any agreement reached by the parties will be subject to bankruptcy court approval. The Company does not have sufficient cash available to satisfy the guarantee if it were required to do so.

         As part of the transaction, the Company agreed to indemnify the property owners for any loss of deferral of tax benefits prior to August 31, 2008 due to a default under a sublease or if a cure of a default by the Genesis subsidiary leasing the facilities resulted in a taxable event to the owners. The Company also agreed to indemnify Genesis for any amounts expended by Genesis under the back-up indemnity provided by Genesis to the current owners for the same loss.

         The Company recorded a loss of $1.8 million related to its equity interest in ET Sub-Meridian's results of operations for each of the nine months ended September 30, 2000 and 1999. ET Sub-Meridian has real estate investments and long-term debt of $103.9 million and $105.8 million, respectively, at September 30, 2000. See Note 4 of the Company's unaudited condensed consolidated financial statements included herein. At September 30, 2000, ET Sub-Meridian had a $17.6 million subordinated demand loan bearing interest at 12% per annum payable to the Company in connection with the above transaction. The Company recorded $1.6 million in interest income on this loan during each of the nine months ended September 30, 2000 and 1999.

         ET Sub-Heritage Andover, LLC
         ET Sub-Vernon Court, LLC
         ET Sub-Cabot Park, LLC
         ET Sub-Cleveland Circle, LLC

         The Company, through four limited liability companies (ET Sub-Heritage Andover, LLC, ET Sub-Vernon Court, LLC, ET Sub-Cabot Park, LLC, and ET Sub-Cleveland Circle, LLC), has member interests in three assisted living facilities and one independent living facility, which it acquired during December 1998 from an unrelated third party. A Genesis Equity Investee leases each of the facilities.

         The Company is the sole member of ET Sub-Heritage Andover, LLC, which, accordingly, is consolidated into the Company's unaudited condensed consolidated financial statements at September 30, 2000. In each of the remaining three limited liability companies, the Company has a 99% member interest. The 1% managing member interest in these three companies is owned by a limited liability company of which Mr. McCreary is the sole member. The Company currently has the option to acquire the 1% managing member interest in ET

Sub-Vernon Court, LLC from Mr. McCreary. The option exercise price is $3,200. As the Company has the ability to acquire the 1% managing member interest in ET Sub-Vernon Court, LLC for a nominal amount, this company is consolidated into the Company's unaudited condensed consolidated financial statements at September 30, 2000.

         Three of these limited liability companies have subordinated demand loans in the aggregate amount of $5.1 million with the Company at September 30, 2000, bearing interest at 12% per annum. The Company recorded $286,000 and $285,000 in interest income for the nine months ended September 30, 2000 and 1999, respectively, in connection with the demand loans, aggregating $3.1 million at September 30, 2000, payable to the Company by the two unconsolidated limited liability companies. Additionally, three of the limited liability companies have loans payable to ET Capital aggregating $4.4 million at September 30, 2000, maturing at various dates from April 2008 to December 2011 and bearing interest at 14% per annum with interest and principal payable monthly.

         The Company recorded aggregate losses of $259,000 and $298,000 related to its equity interest in ET-Sub-Cabot Park, LLC's and ET Sub-Cleveland Circle, LLC's results of operations for the nine months ended September 30, 2000 and 1999, respectively. These two entities have real estate investments and aggregate long-term debt of $30.5 million and $30.4 million, respectively, at September 30, 2000. See Note 4 of the Company's unaudited condensed consolidated financial statements included herein.

Results of Operations

         Three months ended September 30, 2000 compared with the three months ended September 30, 1999

              Revenues

         Rental revenues of $4.7 million were generated for each of the three months ended September 30, 2000 and 1999.

         Interest income of $491,000, net of amortization of deferred loan costs of $10,000, was earned for the three months ended September 30, 2000. This represented a 63.6% decrease from $1.4 million for the corresponding period in 1999. This decrease was primarily comprised of a $883,000 decrease in interest earned on term and construction loans, resulting primarily from the non-receipt of third quarter 2000 interest due from Genesis and Multicare subsidiaries that were part of the June 22, 2000 Genesis and Multicare bankruptcy filings and a $34,000 decrease in interest earned on a note receivable from a former officer resulting from the non-receipt of third quarter 2000 interest due from the former officer, partially offset by lower amortization of deferred loan costs of $72,000.

         Interest from unconsolidated equity investees of $771,000 was earned during the three months ended September 30, 2000. This represented a 19.6% decrease from $959,000 for the corresponding period in 1999. This decrease resulted primarily from ET Capital not making its third quarter 2000 interest payment to the Company on its note payables related to the AGE Institute of Florida second mortgage held by ET Capital that is in default.

              Expenses

         Interest expense, which included amortization of deferred financing costs of $155,000, was $3.6 million for the three months ended September 30, 2000. This represented a 4.1% increase in interest expense from $3.4 million for the corresponding period in 1999. This increase was primarily due to higher interest expense on third-party debt of $433,000 resulting from the refinancing of eleven properties during the last half of 1999 at higher interest rates and a higher interest rate on the variable-rate Credit Facility, partially offset by a decrease in amortization of deferred financing costs of $294,000. During the last half of 1999, the Company completed refinancings of $41.2 million on seven properties with a fixed weighted average interest rate of 8.37% and $30.0 million on four properties with a variable interest rate of 3.00% over one-month LIBOR. Approximately $55.1 million of the debt proceeds were used to pay down the Company's outstanding Credit Facility, with a variable interest rate of 1.80% to 2.75% over one-month LIBOR during 1999, and approximately $10.4 million was used to pay-off an existing mortgage with an effective interest rate of 7.81%. The weighted average interest rate on outstanding third-party debt increased from 7.9% at September 30, 1999 to 8.8% at September 30, 2000. The Company's interest expense increased as a result of an increase in the one-month LIBOR from 5.38% at June 30, 1999 to 6.69% at September 30, 2000. The Company's interest rate on the Credit Facility was 9.44% at September 30, 2000 compared to 8.13% at September 30, 1999. The Company's interest rate on its variable rate mortgages was 9.69% at September 30, 2000.

         General and administrative expenses were $649,000 for the three months ended September 30, 2000. This represented a 15.1% increase from $564,000 for the corresponding period in 1999. This increase was primarily a result of third quarter legal fees incurred in connection with the June 22, 2000 Chapter 11 filings of Genesis and Multicare.

         An extraordinary loss of $1.2 million, net of a minority interest benefit of $86,000, was recorded during the three months ended September 30, 1999 in connection with the prepayment of an existing mortgage loan.

         Nine months ended September 30, 2000 compared with the nine months ended September 30, 1999

              Revenues

         Rental revenues of $14.1 million were generated for the nine months ended September 30, 2000. This represented a 1% increase from $13.9 million for the corresponding period in 1999.

         Interest income of $2.8 million, net of amortization of deferred loan costs of $137,000, was earned for the nine months ended September 30, 2000. This represented a 35.9% decrease from $4.4 million for the corresponding period in 1999. This decrease was primarily comprised of a $1.3 million decrease in interest earned on term and construction loans, resulting primarily from the non-receipt of June through September 2000 interest due from the Genesis and Multicare subsidiaries which were part of the June 22, 2000 bankruptcy filings as well as the 1999 sale of a construction loan receivable to a commercial bank, partially offset by additional funding of one construction loan during 1999, a $138,000 decrease in interest earned on a note receivable from a former officer resulting from the 1999 cancellation of indebtedness payable by the former officer to the Company of $2.6 million and a $70,000 decrease in interest earned on a third party receivable which was paid in 1999. During the nine months ended September 30, 2000, the Company recorded interest income of $1.5 million on loans to Genesis and Multicare subsidiaries that were part of the June 22, 2000 Genesis and Multicare bankruptcy filings. The recorded interest income on these loans represented interest payments for the period from January 2000 through May 2000. Interest payments on these loans, with an aggregate principal balance of $34.3 million prior to allowance for credit losses, ceased beginning with the June 2000 payment.

         Interest from unconsolidated equity investees of $2.5 million was earned during the nine months ended September 30, 2000. This represented a 12.9% decrease from $2.9 million for the corresponding period in 1999. This decrease resulted primarily from ET Capital not making its second or third quarter 2000 interest payment to the Company on its note payables related to the AGE Institute of Florida second mortgage transaction.

              Expenses

         Interest expense, which included amortization of deferred financing costs of $464,000, was $10.4 million for the nine months ended September 30, 2000. This represented a 9.1% increase in interest expense from $9.6 million for the corresponding period in 1999. This increase was primarily due to higher interest expense on third-party debt of $1.6 million resulting from the refinancing of eleven properties during the last half of 1999 at higher interest rates and a higher interest rate on the variable-rate Credit Facility partially offset by a decrease in amortization of deferred financing costs of $743,000.

During the last half of 1999, the Company completed refinancings of $41.2 million on seven properties with a fixed weighted average interest rate of 8.37% and $30.0 million on four properties with a variable interest rate of 3.00% over one-month LIBOR. Approximately $55.1 million of the debt proceeds were used to pay down the Company's outstanding Credit Facility, with a variable interest rate of 1.80% to 2.75% over one-month LIBOR during 1999, and approximately $10.4 million was used to pay-off an existing mortgage with an effective interest rate of 7.81%. The weighted average interest rate on outstanding third-party debt increased from 7.9% at September 30, 1999 to 8.8% at September 30, 2000. The Company's interest expense increased as a result of the increase in the interest rate on the Credit Facility in June 1999 from a margin of 1.80% to 2.75% over one-month LIBOR and an increase in the one-month LIBOR from 5.38% at September 30, 1999 to 6.69% at September 30, 2000. The Company's interest rate on the Credit Facility was 9.44% at September 30, 2000 compared to 8.13% at September 30, 1999. The Company's interest rate on its variable rate mortgages was 9.69% at September 30, 2000.

         General and administrative expenses were $2.7 million for the nine months ended September 30, 2000. This represented a 31.3% increase from $2.0 million for the corresponding period in 1999. This increase was primarily a result of a second quarter 2000 write-off of $682,000 of costs incurred in connection with property due diligence for investment transactions that were not completed because of adverse conditions in the capital markets and the June 22, 2000 Chapter 11 filings of Genesis and Multicare, as well as an increase in third quarter 2000 legal fees incurred in connection with the June 22, 2000 Chapter 11 filings of Genesis and Multicare.

         Bad debt expenses of $20.3 million were recorded during the nine months ended September 30, 2000 resulting from impairment charges recorded on real estate loans receivable of $18.1 million, investments in and advances to unconsolidated entities of $1.2 million and a note receivable from a former officer of the Company of $990,000 during the nine months ended September 30, 2000.

         Separation agreement expenses of $2.8 million were recorded during the nine months ended September 30, 1999 in connection with the resignation of a former officer of the Company. These expenses were comprised of cancellation of indebtedness payable by the former officer to the Company of $2.6 million and $200,000 in costs payable to third parties in connection with a separation agreement with the former officer.

         See "Three months ended September 30, 2000 compared with the three months ended September 30, 1999" for discussion of amounts recorded in connection with an extraordinary loss associated with debt extinguishment.

         The Company recorded aggregate losses of $9.6 million and $1.9 million for the nine months ended September 30, 2000 and 1999, respectively, in connection with its portion of the losses incurred by the Company's Equity Investees. This increase is primarily due to the $7.8 million credit loss recorded by ET Capital on the AGE Institute of Florida second mortgage transaction during the second quarter of 2000.

Liquidity and Capital Resources

         Net cash provided by operating activities was $6.3 million for the nine months ended September 30, 2000 compared to $13.0 million for the corresponding period in 1999. The decrease in net cash provided by operating activities is primarily the result of net changes in assets and liabilities, a decrease in interest revenue and an increase in interest expense.

         Net cash used in investing activities was $340,000 for the nine months ended September 30, 2000 compared to $4.2 million for the corresponding period in 1999. Net cash used in investing activities for the nine months ended September 30, 2000 principally included additional funding of reserve funds and deposits of $887,000 and capital expenditures of $112,000 partially offset by repayments of advances to unconsolidated entities of $659,000. Net cash used in investing activities for the nine months ended September 30, 1999 principally included funding of (a) $5.1 million in construction loans, (b) $2.6 million in reserve funds and deposits and (c) $1.7 million in capital expenditures, partially offset by $4.2 million in payments received on term and construction loans receivable and $720,000 of proceeds received from unconsolidated entities.

         Net cash used in financing activities was $6.7 million for the nine months ended September 30, 2000 compared to $7.9 million for the corresponding period in 1999. The decrease in net cash used in financing activities was primarily due to a 1999 prepayment penalty on a mortgage loan of $1.2 million During 2000, the Company had no new borrowings and continued repayment of existing borrowings in 2000, while in 1999, debt repayments were partially offset by new borrowings. Distributions to shareholders and minority interests also decreased from 1999 to 2000.

         At September 30, 2000, the Company's consolidated net real estate investments in properties and loans aggregated $198.3 million. The Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of the Credit Facility with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. Cash and cash equivalents were $2.9 million and $3.6 million, at September 30, 2000 and December 31, 1999, respectively.

         As of September 30, 2000, the Company had shareholders' equity of $73.4 million and Credit Facility borrowings and mortgages and bonds payable to third parties aggregating $147.1 million, which represents a debt to equity ratio of
2.01 to 1. This was an increase from the debt to equity ratio of 1.44 to 1 at December 31, 1999. This increase was due primarily to a net decrease in shareholder's equity of $30.1 million, which resulted from a net loss of $25.8 million and distributions to shareholders of $4.3 million for the nine months ended September 30, 2000.

         At September 30, 2000, the Company's third party indebtedness of $147.1 million consisted of $69.0 million in variable rate debt and $78.1 million in fixed rate debt. The weighted average annual interest rate on this debt was 8.72%. Based on interest rates at September 30, 2000, quarterly debt service requirements related to this debt approximate $3.9 million. In addition, the Company has guaranteed an additional $8.5 million of indebtedness of ET Sub-Meridian.

         The unfunded portion of construction loan commitments made by the Company were approximately $347,000 at September 30, 2000. Due to certain defaults by the borrowers under the loan agreements, the Company believes it is no longer obligated to provide any further funding.

         The Company previously was obligated to purchase and leaseback, upon the maturity of the related loan or the facility reaching stabilized occupancy, five assisted living facilities (Mifflin, Coquina Place, Lehigh, Berkshire and Harbor Place) securing term loans and two assisted living facilities (Oaks and Sanatoga) securing construction loans made by the Company in January 1998. Of these seven loans, which had an aggregate principal balance at September 30, 2000 of $21.0 million, net of allowance for credit losses, three loans, secured by the Mifflin, Coquina Place and Oaks facilities, were made to wholly-owned subsidiaries of Genesis, three loans, secured by the Lehigh, Berkshire and Sanatoga facilities, were made to wholly-owned subsidiaries of Multicare and one loan, secured by the Harbor Place facility, was made to a Genesis Equity Investee. The Company believes it is no longer bound by the purchase and leaseback obligations contained in the loan documents because the borrowers have, from time to time, not complied with all loan provisions. The Company is in discussions with Genesis and Multicare about a possible restructuring of transactions between the companies.

         The Company also had the option to purchase and leaseback one facility from an unaffiliated company for $13.0 million upon maturity of the related construction loan. The Company did not exercise its option to purchase this facility upon the August 1, 2000 maturity date.

         On January 3, 2000, the term of the Credit Facility was extended from January 1, 2000 to June 30, 2001 through an amendment which also reduced borrowings available under the Credit Facility to $45.4 million. At September 30, 2000, the Company had $39.0 million outstanding under the Credit Facility.

         The Credit Facility contains various financial and other covenants, including, but not limited to, minimum net asset value, minimum tangible net worth, a total leverage ratio and minimum interest coverage ratio. The Company's owned properties and properties underlying loans receivable with an aggregate cost of $58.5 million, net of allowance for credit losses, are included in the Credit Facility borrowing base and pledged as collateral at September 30, 2000. The terms require the Company to make monthly payments of principal equal to
 .22% of the outstanding balance on the first day of the prior calendar month. In addition, the Company is required to pay a monthly facility fee in an amount equal to .0625% of the outstanding balance. Re-borrowings are not permitted after repayment, except for the $5.75 million revolving credit portion of the Credit Facility. Any borrowings under the revolving credit portion of the Credit Facility are subject to prior approval from the issuer and are restricted to certain specified purposes, including dividend distributions. Dividend distributions over the term of the loan are limited to $3.0 million plus 95% of the Company's funds from operations, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") prior to January 1, 2000.

         The Company is currently seeking a waiver for its failure to meet the minimum tangible net worth, minimum net asset value and minimum interest coverage ratio requirements under the Credit Facility at September 30, 2000 and June 30, 2000, principally resulting from the bad debt charges recorded on real estate loans receivable, investments in and advances to unconsolidated entities and a note receivable from a former officer of the Company and certain other assets during the second quarter of 2000.

         Amounts outstanding under the Credit Facility bear interest at floating rates ranging from 2.75% to 3.25% over one-month LIBOR, as determined by the percentage of the Credit Facility outstanding as compared to the borrowing base. The interest rate on borrowings outstanding under the Credit Facility at September 30, 2000 was 9.44%, 2.75% over one-month LIBOR.

         The Company paid financing fees and other related costs of approximately $484,000 for the nine months ended September 30, 2000 primarily in connection with the January 3, 2000 amendment to the Credit Facility. Unamortized deferred financing costs in connection with the Credit Facility and mortgages payable aggregated approximately $1.4 million at September 30, 2000. Deferred financing costs of $464,000 were amortized during the nine months ended September 30, 2000 and included as a component of interest expense.

         The Company expects net cash provided by operations and funds available under the Credit Facility to be sufficient to enable it to meet its short-term cash flow requirements through December 31, 2000. Any further reduction in the Company's cash flows relating to the bankruptcy filings of Genesis and Multicare or otherwise, however, would adversely affect the Company's ability to meet its debt service requirements and could further significantly and adversely affect its financial condition and results of operations. The Credit Facility currently matures on June 30, 2001. If the Company is unable to pay-off or obtain replacement financing of the Credit Facility by June 30, 2001, or is unable to negotiate a further extension of the current Credit Facility at that time, or the Company is unable to obtain waivers of the failed covenants or a forbearance agreement from the lender, the bank could exercise its right to foreclose on the collateral securing the Credit Facility. The Company also failed to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to two bonds payable totaling $20.0 million at September 30, 2000. If the Company is unable to obtain waivers of the failed covenants under the bonds payable or a forbearance agreement from the bondholders, the bondholders could exercise their rights to accelerate the related indebtedness or foreclose on the underlying collateral immediately. Foreclosure by the lenders would also have a significant adverse affect on the Company's ability to continue its operations. Future increases in interest rates, as well as any defaults by tenants on their leases with the Company, also could adversely affect the Company's cash flow and its ability to pay its obligations. See "Item 3. Quantitative and Qualitative Disclosures About Market Risk."

         To qualify as a REIT, the Company must distribute to its shareholders each year at least 95% (90% for taxable years beginning after December 31, 2000) of its net taxable income, excluding any net capital gain. If the Company is unable to make required shareholder distributions, then the Company may be unable to qualify as a REIT and be subject to federal income taxes. As Genesis and Multicare are not permitted to make interest payments to ElderTrust during the pendency of their bankruptcy filings, these filings have significantly reduced the Company's cash flow. As a result, the Company has suspended further quarterly distributions to its shareholders. The Company believes the distributions made to shareholders to date during 2000 will be sufficient to satisfy its REIT distribution requirements for 2000.

         Facilities owned by the Company and leased to third parties under percentage and minimum rent triple net leases require the lessee to pay substantially all expenses associated with the operation of such facilities. Facilities owned by the Company and subject to percentage and minimum rent leases represent approximately 91% of the Company's investments in owned facilities at September 30, 2000. As a result of these arrangements, the Company does not believe it will be responsible for significant expenses in connection with the facilities during the terms of the leases. However, there can be no assurance the Company will not be responsible for significant expenses of its leased properties in the event one or more of its lessees default on their leases with the Company.

Funds from Operations

       The White Paper on Funds from Operations approved by the Board of Governors of NAREIT defines Funds from Operations (FFO) as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for the Company's portion of these items related to unconsolidated partnerships and joint ventures. In October 1999, NAREIT clarified the definition of FFO to include both recurring and non-recurring results of operations, except those results defined as "extraordinary items" under generally accepted accounting principles and gains and losses from sales of depreciable property. This clarified definition is effective for periods beginning January 1, 2000 and all prior periods presented.

       The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations using standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities using generally accepted accounting principles and should not be considered as an alternative to net income as an indication of the Company's financial performance, or to cash flow from operating activities as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

         The following table presents the Company's Funds from Operations for the periods presented below:

                                                             For the three months                For the nine months ended
                                                              Ended September 30,                      September 30,
                                                       ----------------------------------    ----------------------------------
                                                            2000               1999              2000                1999
                                                       ---------------    ---------------    --------------     ---------------
                                                                                   (in thousands)
Funds from Operations:
    Net loss                                                 ($584)             ($593)          ($26,790)           ($1,466)
    Minority interest                                          (40)               (40)            (1,926)               (99)
                                                          --------           --------           --------           --------
    Net loss before minority interest                         (624)              (633)           (28,716)            (1,565)
    Adjustments:
        Real estate depreciation and amortization:
                Consolidated entities                        1,463              1,517              4,522              4,477
                Unconsolidated entities                      1,122              1,122              3,366              3,367
        Extraordinary loss on debt extinguishment                -              1,296                  -              1,296
                                                          --------           --------           --------           --------
     Funds from Operations before allocation to
        minority interest                                    1,961              3,302            (20,828)             7,575
     Less:
        Funds from Operations allocable to minority
           interest                                           (133)              (221)             1,396               (507)
                                                          --------            --------           --------           --------
     Funds from Operations attributable to the
        common shareholders                                 $1,828             $3,081           ($19,432)            $7,068
                                                          ========           ========           ========           ========

Summary Condensed Consolidated Financial Data of Genesis

         As leases with and loans to Genesis represent a significant portion of the Company's consolidated assets and revenues, the Company has included certain summary condensed consolidated financial data of Genesis for the periods discussed below. The summary condensed consolidated financial data of Genesis was extracted from Genesis' quarterly report on Form 10-Q for the quarter ended June 30, 2000 as filed with the Securities and Exchange Commission (the "SEC").

         On June 22, 2000, Genesis and Multicare announced that they had filed for Chapter 11 bankruptcy protection following debt restructuring discussions with their senior lenders.

         The Genesis financial data presented includes only the most recent interim reporting period. The Company can make no representation as to the accuracy and completeness of Genesis' public filings. It should be noted that Genesis has no duty, contractual or otherwise, to advise the Company of any events subsequent to such dates which might affect the significance or accuracy of such information.

         Genesis is subject to the information filing requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available at the following Regional Offices of the Commission: 7 World Trade Center, New York, N.Y. 10048, and 500 West Madison Street, Suite 1400, Chicago, IL 60661. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like Genesis, that file electronically with the SEC. The address of that site is http://www.sec.gov.

         The following table sets forth certain summary condensed consolidated financial data for Genesis as of and for the periods indicated. Genesis consolidates the results of Multicare, in which Genesis has a 43.6% interest. The non-Genesis shareholders' remaining 56.4% in Multicare is recorded as minority interest.

                                                                 For the three months                  For the nine months
                                                                    ended June 30,                       ended June 30,
                                                          ----------------------------------   -------------------------------
                                                               2000               1999              2000               1999
                                                          ---------------    ---------------    --------------    ------------
                                                                           (in thousands, except per share data)
                   Operations Data
-----------------------------------------------------
Net revenues                                                 $615,851           $465,088        $1,807,578         $1,408,911
Operating income before restructuring and capital
    costs (1)                                                  20,242             60,430           123,129            183,794
Multicare joint venture restructuring charge                        -                  -           420,000                  -
Depreciation and amortization                                  29,423             18,887            87,578             55,453
Lease expense                                                   9,661              6,655            28,674             19,641
Interest expense, net                                          61,180             29,515           170,682             85,295
Income (loss) before income taxes, minority
    interest, equity in net loss of unconsolidated
    affiliates, extraordinary item and cumulative
    effect of accounting change                               (80,022)             5,373          (583,805)            23,405
Income tax expense (benefit)                                  (20,233)             2,901           (35,968)            10,851
Income (loss) before minority interest, equity in
    net loss of unconsolidated affiliates,
    extraordinary item and cumulative effect of
    accounting change                                         (59,789)             2,472          (547,837)            12,554
Minority interest                                              10,268                  -            23,295                  -
Equity in net loss of unconsolidated affiliates                     -             (3,475)                -             (8,626)
Income (loss) before extraordinary item and
    cumulative effect of accounting change                    (49,521)            (1,003)         (524,542)             3,928
Extraordinary item, net of tax                                      -                  -                 -             (2,100)
Cumulative effect of accounting change (3)                          -                  -           (10,412)                 -
Net income (loss)                                             (49,521)            (1,003)         (534,954)             1,828
Net loss available to common shareholders (2)                ($60,937)           ($5,858)        ($566,051)          ($12,740)

Per common share data:
  Basic and diluted
    Loss before extraordinary items and cumulative
       effect of accounting change                             ($1.25)            ($0.17)          ($11.94)            ($0.30)
    Net loss                                                   ($1.25)            ($0.17)          ($12.16)            ($0.36)
    Weighted average shares common stock and
       equivalents                                         48,641,154         35,371,499        46,542,614         35,268,910

    ---------------

    (1) Capital costs include depreciation and amortization, lease expense and interest expense.
    (2)  Net income (loss) reduced by preferred stock dividends.
    (3) Cumulative effect of accounting change relates to October 1, 1999 adoption of American Institute of Certified Public Accountant's Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities," which requires start-up costs to be expensed as incurred.

                                              June 30,           September 30,
                                          ----------------     -----------------
                                                2000                 1999
                                          ----------------     -----------------
                                                 (dollars in thousands)
                  Balance Sheet Data
-----------------------------------------
Working capital                            $  555,793          $  235,704
Total assets                                3,447,554           2,429,914
Long-term debt                                101,440           1,484,510
Liabilities subject to compromise           2,481,890                   -
Shareholders' equity                       $   71,258          $  587,890

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

         The Company provides fixed rate mortgage loans to operators of healthcare facilities as part of its normal operations. The Company also has mortgages and bonds payable which bear interest at fixed rates. Changes in interest rates generally affect the fair market value of the underlying fixed interest rate loans receivable or payable, but not earnings or cash flows. Refer to the Company's annual report on Form 10-K for the year ended December 31, 1999 for discussion of the market risk associated with these financial instruments.

         The Company is exposed to market risks related to fluctuations in interest rates on its Credit Facility and variable rate mortgages. The Company utilizes interest rate cap agreements to limit the impact that interest rate fluctuations have on its variable rate mortgages. Interest rate cap agreements are used for hedging purposes rather than for trading purposes. The Company does not utilize interest rate swaps, forward or option contracts on foreign currencies or commodities, or any other type of derivative financial instrument, other than interest rate cap agreements.

         For variable rate debt, changes in interest rates generally do not impact fair market value, but do affect future earnings and cash flows. The weighted average interest rate on borrowings outstanding under the Credit Facility and variable rate mortgages was 9.55% at September 30, 2000. Assuming the Credit Facility and variable rate mortgage balances outstanding at September 30, 2000 of $69.0 million remains constant, each one percentage point increase in interest rates from 9.55% at September 30, 2000 would result in an increase in interest expense for the next twelve months of approximately $690,000, based on the current interest rate terms. Amounts outstanding under the Credit Facility bear interest at floating rates ranging from 2.75% to 3.25% over one-month LIBOR, as determined by the percentage of the Credit Facility outstanding as compared to the borrowing base. Variable rate mortgages bear interest at 3.00% over one-month LIBOR.

         The Company may borrow additional money with variable interest rates in the future. Increases in interest rates, therefore, would result in increases in interest expense, which could adversely affect the Company's cash flow and its ability to pay its obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                           PART II - OTHER INFORMATION

ITEM 3.  Defaults Upon Senior Securities

         Events of default have been declared under two bonds payable totaling $20.0 million at September 30, 2000, which are guaranteed by the Company, based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages. In addition, an event of default has occurred under one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000.

ITEM 6.  Exhibits and Reports on Form 8-K

(a)      Exhibits

         The exhibits filed with this report are listed in the exhibit index on page 37.

(b)      Reports on Form 8-K

         On July 7, 2000, ElderTrust filed a Form 8-K addressing the June 22, 2000 Chapter 11 bankruptcy filings by Genesis and Multicare. The Form 8-K also described impairment charges on loans and other investments anticipated to be recorded by ElderTrust during the quarter ended June 30, 2000 and announced the suspension of quarterly distributions to shareholders and that certain events of default had been declared under its Credit Facility and certain other outstanding indebtedness.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on November 13, 2000.


                               ElderTrust




                          /s/ D. Lee McCreary, Jr.
                          -----------------------------------------------------
                              D. Lee McCreary, Jr.
                              President, Chief Executive Officer,
                              Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

                                  EXHIBIT INDEX


Exhibit No.     Description
-----------     -----------

   11.1 Computation of basic and diluted loss per share for the three and nine months ended September 30, 2000 and 1999.

   27.1         Financial Data Schedule for the nine months ended
                September 30, 2000.

EXHIBIT 11.1


               COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE FOR
           THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:

                                             For the three months ended               For the nine months
                                                   September 30,                      ended September 30,
                                         ----------------------------------   ----------------------------------
                                                2000             1999              2000               1999
                                         ---------------    ---------------   ---------------    ---------------
                                                                 (amounts in thousands)
Net loss available for common
  shareholders                                 ($584)           ($593)             ($26,790)          ($1,466)
                                              ======           ======              ========           =======

Weighted average common
   shares outstanding used in
   calculating basic and
   diluted net loss per
   common share                                7,119            7,201                 7,119             7,206
                                              ======           ======              ========           =======

Basic and diluted net loss per
  common share                                ($0.08)          ($0.08)               ($3.76)           ($0.20)
                                              ======           ======              ========           =======